As filed with the Securities and Exchange Commission on December 20, 2024

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated December 20, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Innovative MedTech, Inc.

16,000,000 Shares of Common Stock

By this Offering Circular, Innovative MedTech, Inc., a Delaware corporation, is offering for sale a maximum of 16,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $0.05-0.20 per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 3, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions(1)	Proceeds to Company(2)
Common Stock	16,000,000	$0.05-0.20	$0	$800,000-3,200,000

(1)

We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)	Does not account for the payment of expenses of this offering estimated at $31,500. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “IMTH” in the OTC Pink marketplace of the OTC Link alternative trading system operated by OTC Markets Group Inc. On December 17, 2024, the closing price of our common stock was $[0.45] per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Convertible Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Convertible Preferred Stock has the following rights: each share of Series A Convertible Preferred Stock is convertible into 100 shares of common stock, and each share of Series A Convertible Stock entitles the holder thereof to the number of votes that the holder would have if the Series A Convertible Preferred Stock were converted into common stock (such that each share of Series A Convertible Preferred Stock has 100 votes). The holders of our Series A Convertible Preferred Stock (including our Chairman of the Board of Directors, Charles Everhardt, who beneficially owns approximately [13.75%] of our shares of Series A Convertible Preferred) will therefore be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to our Common Stock”). You should purchase Offered Shares only if you can afford a complete loss of your investment. See Risk Factors, beginning on page 3, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 17). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is_________, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “Company,” “we”, “us” and “our” refer and relate to Innovative MedTech, Inc., a Delaware corporation, including its subsidiaries.

Our Company

Innovative MedTech, Inc. was incorporated pursuant to the laws of Delaware on April 21, 2005. The Company is a provider of health and wellness services and has two divisions: technology and devices and Adult Day Services. The Company’s technology and devices division has signed a distribution agreement with respect to two products: a high detection vein visualization device and an Oral Thrush product, and the Company’s wholly owned subsidiaries operating in the Adult Day Services space, Sarah Adult Day Services, Inc. and Sarah Day Care Centers, Inc. (collectively “SarahCare”), are an adult day care center franchisor with one corporate-owned adult day center and 24 franchise locations across the United States. SarahCare offers seniors daytime care and activities ranging from exercise and medical needs daily to nursing care and salon services. (See “Business”).

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Offering Summary

Securities Offered	The Offered Shares, 16,000,000 shares of common stock, are being offered by our company.

Offering Price Per Share	$0.05-0.20 per Offered Share.

Shares Outstanding Before This Offering	52,518,963 shares of common stock issued and outstanding as of the date of this Offering Circular.

Shares Outstanding After This Offering	68,518,963 shares of common stock issued and outstanding, assuming a maximum offering hereunder.

Minimum Number of Shares to Be Sold in This Offering	None.

Disparate Voting Rights

Our outstanding shares of Series A Convertible Preferred Stock possess superior voting rights, which limit current and future owners of our common stock, including the Offered Shares, from influencing corporate decisions. The Series A Convertible Preferred Stock has the following rights: each share of Series A Convertible Preferred Stock is convertible into 100 shares of common stock, and each share of Series A Convertible Stock entitles the holder thereof to the number of votes that the holder would have if the Series A Convertible Preferred Stock were converted into common stock (such that each share of Series A Convertible Preferred Stock has 100 votes). The holders of our Series A Convertible Preferred Stock (including our Chairman of the Board of Directors, Charles Everhardt, who beneficially owns approximately [13.75%] of our shares of Series A Convertible Preferred) will therefore be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to our Common Stock”).

Investor Suitability Standards

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D, and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “IMTH” in the OTC Pink marketplace of the OTC Link alternative trading system operated by OTC Markets Group Inc.

Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds	We will apply the proceeds of this offering for repayment of indebtedness, equipment purchases, stadium deposits, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 2310 York St., Suite 200, Blue Island, Illinois, 60406; our telephone number is (708) 925-9424; our corporate website is located at www. https://innovativemedtechinc.com/. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

RISKS RELATED TO OPERATING OUR BUSINESS

We have limited capital resources and have experienced net losses and negative cash flows, and we expect these conditions to continue for the foreseeable future, as such we expect that we will need to obtain additional financing to continue to operate our business. Such financing may be unavailable or available only on disadvantageous terms, which could cause the Company to curtail its business operations and delay the execution of its business plan.

Our net losses for the years ended June 30, 2024 and 2023, were $7,938,897 and $3,647,947, respectively. As of September 30, 2024, we had an accumulated deficit of $45,444,741, and we only had $174,293 in cash and cash equivalents. Our revenues have not been sufficient to sustain our operations, and we expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. As such, we expect that we will continue to need significant financing to operate our business. Furthermore, there can be no assurance that additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. If additional financing is not available or not available on terms acceptable to us, our ability to fund our operations or otherwise respond to competitive pressures may be significantly impaired. We could also be forced to curtail our business operations, reduce our investments, decrease or eliminate capital expenditures and delay the execution of our business plan, including, without limitation, all aspects of our operations, which would have a material adverse affect on our business. The items discussed above raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of an early business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our products achieve market acceptance and whether we obtain additional financing. We may not achieve our business objectives, and the failure to achieve such goals would have a materially adverse impact on us.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues. We incurred a net loss of $826,744 for the three months ended September 30, 2024, and our accumulated deficit was $45,444,741 as of such date.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the year ended June 30, 2024, were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended June 30, 2024, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have experienced recurring losses from operations and negative cash flows from operating activities, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, as noted above, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

We are currently in default with respect to various outstanding debt obligations, which if we fail to repay, could result in foreclosure upon our assets.

We are currently in default with respect to a number of our debt obligations. In the event we are unable to repay such debt obligations, we could lose all or a portion of our assets and be forced to cease our operations.

We currently have accrued and unpaid payroll taxes, and the Internal Revenue Service has placed a federal tax lien on all assets of the Company.

As of September 30, 2024, and June 30, 2024, the Company owed the Internal Revenue Service and the State of New York payroll related taxes in the amounts of $60,402 and $17,401, respectively, subject to further interest and penalties. The total amount due to both taxing authorities including penalties and interest as of September 30, 2024, and June 30, 2024, was approximately $77,803 subject to further penalties and interest. The Internal Revenue Service has placed a federal tax lien on all of the assets of the Company. If we are unable to resolve these tax liabilities, such failure could have a material adverse effect on our business, financial condition, results of operations or liquidity.

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We may fail to comply with the terms of our promissory note agreements.

Our promissory notes agreements include various conditions, covenants and events of default. We may not be able to satisfy all of these conditions or may default on some of these covenants for various reasons, including for reasons beyond our control. Our ability to comply with such covenants will depend upon our ability to operate our business profitably. If the recent trends in occupancy, rates and employment and other costs and expenses continue or increase, we may incur increasing operating losses. Complying with these covenants may limit our ability to take actions that may be beneficial to us and our security holders.

If we default under our promissory note agreements, our lenders may demand immediate payment. Any default under our promissory note agreements that results in acceleration of our obligations to repay outstanding indebtedness would likely have serious adverse consequences to us and would likely cause the value of our securities to decline.

In the future, we may obtain additional debt financing, and the covenants and conditions that apply to any such additional debt may be more restrictive than the covenants and conditions that are contained in our promissory note agreements.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2005, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. While certain board and committee requirements may not apply to us as an OTC listed company, we intend to explore voluntarily complying with some of these requirements. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, prevent fraud, or maintain investor confidence.

We are subject to the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which require management to assess the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a “non-accelerated filer.”

We previously reported in our Annual Report on Form 10-K as of June 30, 2024, several material weaknesses in internal control, including (i) lack of oversight by independent directors in the establishment and monitoring of required internal controls and procedures; (ii) lack of an audit committee, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; (iii) insufficient personnel resources within the accounting function to segregate the duties over financial transaction processing and reporting and to allow for proper monitoring controls over accounting; and (iv) insufficient written policies and procedures over accounting transaction processing and period end financial disclosure and reporting processes. Remediation of these weaknesses is contingent upon our ability to secure sufficient available cash to enable us to hire additional accounting and control personnel and add sufficient independent directors to the board to appoint an audit committee to be able to implement internal control procedures. We may not be able to implement such remediation efforts, such efforts may ultimately be insufficient, and our remediation or other controls may not operate properly. If we are unable to maintain effective internal control over financial reporting or disclosure controls and procedures in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods could be adversely affected, which could subject us to litigation or investigations requiring management resources and payment of legal and other expenses, negatively affect investor confidence in our financial statements and adversely impact our stock price.

A material weakness in internal controls may remain undetected for a longer period, because of our exemption from the auditor attestation requirements under Section 404(b) of Sarbanes-Oxley.

Our Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Our management’s report was not subject to attestation by our registered public accounting firm, pursuant to rules of the SEC that permit us to provide only management’s attestation with respect thereto. As a result, any material weakness in our internal controls may remain undetected for a longer period.

Insurance may not adequately cover our losses, and the cost of obtaining such insurance may continue to increase.

We purchase third-party insurance coverage for our business and properties, including for casualty, liability, malpractice, fire, extended coverage and rental or business interruption loss insurance. Pursuant to our Franchise Agreements, we are obligated to maintain certain insurance coverage for our adult day care centers. Recently, the costs of insurance have increased significantly, and these increased costs have had an adverse effect on us and the operating results for our adult day care centers. The increased costs of insurance may negatively impact the financial results at the adult day care centers if the EBITDA at those managed adult day care centers decrease. Losses of a catastrophic nature, such as those caused by hurricanes, flooding, volcanic eruptions and earthquakes, or losses from terrorism, may be covered by insurance policies with limitations such as large deductibles or co-payments that we or the owner may not be able to pay. Insurance proceeds may not be adequate to restore an affected property to its condition prior to loss or to compensate us for our losses, including lost revenues or other costs. Certain losses, such as losses we may incur as a result of known or unknown environmental conditions, are not covered by our insurance. Market conditions or our loss history may limit the scope of insurance or coverage available to us on economic terms. If an uninsured loss or a loss in excess of insured limits occurs, we may have to incur uninsured costs to mitigate such losses or lose all or a portion of the capital invested in a property, as well as the anticipated future revenue from the property.

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Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

•	the jurisdictions in which profits are determined to be earned and taxed;
•	the resolution of issues arising from tax audits with various tax authorities;
•	changes in valuation of our deferred tax assets and liabilities;
•	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;
•	changes in availability of tax credits, tax holidays, and tax deductions;
•	changes in share-based compensation; and
•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

Additionally, we urge shareholders to consult with their legal and tax advisors with respect to the potential tax consequences of investing in or holding our common stock.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Changes in market interest rates may adversely affect us.

During the prior year, interest rates have generally increased, and it is likely that the U.S. Federal Reserve System will continue raise interest rates over the next year. Any increases in market interest rates may materially and negatively affect us in several ways, including:

•

increases in interest rates could adversely impact the housing market and reduce demand for our services and occupancy at our adult day care centers, which could reduce the likelihood that we will earn incentive fees at our managed adult day care centers if the EBITDA we realize at our managed and franchised adult day care centers declines as a result;

•

an increase in interest rates could negatively impact the market value of our adult day care centers and limit our ability to sell or franchise any additional adult day care centers. Increased interest rates would increase our costs for, and may limit our or our franchisee’s, ability to obtain, mortgage financing.

Conversely, low market interest rates, particularly if they remain over a sustained period, may increase our use of debt capital to fund property acquisitions, lower capitalization rates for property purchases and increase competition for property purchases, which may reduce opportunities for us to operate additional communities.

Subsequent to consummation of any acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we acquire, we cannot assure you that this examination will uncover all material risks that may be presented by a particular target business, or that factors outside of the target business and outside of our control will not later arise. Even if our due diligence successfully identifies the principal risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. As a result, from time to time we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We may fail to operate profitably and grow our revenues.

Most of our adult day care centers are franchised, and we operate those adult day care centers pursuant to franchise agreements. We earn base management fees based on a fixed percentage of revenues at those adult day care centers. As a result, our ability to grow our revenues from managing those adult day care centers will be limited to the applicable fee percentages related to the growth of revenues from those adult day care centers, subject to any incentive fees we may earn. In addition, some of our costs are fixed or cannot be, or may be delayed in being, proportionally adjusted in response to any decline in fees and other revenues we may experience. As a result, a small percentage decline in our revenues or increase in our expenses could have a material adverse impact on our operating results.

In addition to franchising adult day care centers, we operate one adult day care center directly, as well as providing other services, such as rehabilitation, wellness and home health services. We may grow these businesses or engage in new or additional businesses in the future. If we do not profitably operate our businesses, the losses we may incur from these businesses, together with corporate and general and administrative expenses we may incur, may exceed the fees we earn from franchising adult day care centers and we may incur operating losses as a result.

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Our failure to manage our growth effectively could harm our business and operating results; and our growth strategy may not succeed.

We intend to continue to grow our business by entering into additional Franchise Agreements for adult day care centers and growing the ancillary services we provide in which account for a portion of revenues. Our business plans include seeking to take advantage of expected long-term increases in demand for adult day care centers and health and wellness services. Our growth strategy is subject to risks, including, but not limited to, the following:

•	we may not be an attractive business partner given our operating history;

•	we may be unable to identify, acquire, franchise or newly manage or lease additional adult day care centers and wellness services on acceptable terms;

•	we may be unable to access the capital required to manage additional adult day care centers and wellness services or grow ancillary services;

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we may be unable to effectively enhance our existing center management systems, administrative staff, financial and management controls and information systems, procedures and controls and to hire, train and retain managers and team members;

•	we may not achieve the operating results we expect from adult day care centers we operate or any wellness or other services we may provide;

•	we may not respond quickly enough to the changing demands that our expansion will impose on our management, center teams and existing infrastructure;

•	it may take a period of time to stabilize the operations of adult day care centers after we acquire, or commence managing or leasing, them;

•

integrating the operations of newly managed adult day care centers and wellness services we commence operating, or other wellness services we may provide, may disrupt our existing operations, or may cost more than anticipated;

•	we may fail to realize any expected operating or cost efficiencies from any future additional adult day care centers and wellness services we operate;

•

we may commence operating adult day care centers that are subject to unknown liabilities and without any recourse, or with limited recourse, such as liability for the cleanup of undisclosed environmental contamination or for claims by participants, vendors or other persons related to actions taken by former owners or operators of the communities;

•

any failure to comply with licensing requirements at our adult day care centers, and wellness services or elsewhere may prevent our franchisees from obtaining or renewing licenses needed to conduct and grow our businesses; and

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adult day care centers and wellness services that we commence operating, and any new or expanded wellness services we may seek to provide might require significant management attention that would otherwise be devoted to our other business activities.

For these reasons, among others, our growth strategy may not succeed or may cause us to experience losses.

Our expansion into new markets may be more costly and difficult than we currently anticipate which would result in slower growth than we expect.

Centers we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy, marketing or operating costs than centers we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision and culture. We may also incur higher costs from entering new markets, particularly with company-owned or operated centers if, for example, we hire and assign regional managers to manage comparatively fewer centers than in more developed markets. For these reasons, both our new franchised centers and our new company-owned or managed centers may be less successful than our existing franchised centers or may achieve target rates of patient visits at a slower rate. If we do not successfully execute our plans to enter new markets, our business, financial condition and results of operations could be materially adversely affected.

Opening new centers in existing markets may negatively affect revenue at our existing centers.

The target area of our centers varies by location and depends on a number of factors, including population density, other available retail services, area demographics and geography. As a result, the opening of a new center in or near markets in which we already have centers could adversely affect the revenues of those existing centers. Existing centers could also make it more difficult to build our patient base for a new center in the same market. Our business strategy does not entail opening new centers that we believe will materially affect revenue at our existing centers, but we may selectively open new centers in and around areas of existing centers that are operating at or near capacity to effectively serve our patients. Revenue “cannibalization” between our centers may become significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, adversely affect our business, financial condition and results of operations.

6

Termination of adult day care participant Consent to Service Agreements and participant attrition could adversely affect our revenues and earnings.

State regulations governing adult day care centers typically require that adult day care center participants have the right to terminate their adult day care Consent to Service agreements for any reason on reasonable (30 to 60 days’) notice. Some of our franchisees request two weeks’ notice for termination, but this is not a requirement. Should a large number of our participants elect to terminate their Consent to Service agreements at or around the same time, our revenues and earnings could be materially and adversely affected. In addition, the advanced ages of our adult day care participants may result in high participant turnover rates.

Current and future trends in healthcare and the needs and preferences of older adults could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry is dynamic. The needs and preferences of older adults have generally changed over the past several years, including preferences for older adults to reside in their homes permanently or to delay attending adult day care centers until they require greater care. Further, adults moving to adult day care facilities and other similar services are increasingly available and being provided to older adults on an outpatient basis or in older adults’ personal residences, which may cause older adults to delay attending adult day care centers. Such delays may result in decreases in our occupancy rates and increases in our turnover rates. Moreover, older adults who do eventually go to adult day care centers may have greater care needs and acuity, which may increase our cost of doing business, expose us to additional liability or result in lost business and shorter stays at our adult day care centers. These trends may negatively impact our occupancy rates, revenues, cash flows and results of operations.

Additionally, if we fail to identify and successfully act upon future changes and trends in healthcare and the needs and preferences of older adults, our business, financial condition, results of operations and prospects will be adversely impacted.

We rely on private pay participants and circumstances that adversely affect the ability of the seniors to pay for our services could have a material adverse effect on us.

Some of our total revenues from communities that we operated were attributable to private pay sources and some of our revenues from these communities were attributable to reimbursements from Medicaid and Managed Care Organizations (MCO), in each case, during fiscal year 2020. We expect to continue to rely primarily on the ability of participants to pay for our services from their own or family financial resources. Unfavorable economic conditions in the housing, financial, and credit markets, inflation, or other circumstances that adversely affect the ability of seniors to pay for our services could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Under our Medicaid contracts, we assume all of the risk that the cost of providing services will exceed our compensation.

Some of the revenue is derived from capitation agreements with government payors in which we receive fixed-price-per-participating-member-per-month (“PMPM”) fees. While there are variations in payment specific to each agreement, we generally contract with government payors to receive a fixed per member, per month fee to provide transportation, meals and daycare services a participant may require while assuming financial responsibility for the totality of our participants’ daycare expenses. This type of contract is often referred to as an “at-risk” or a “capitation” contract. To the extent that our participants require more care than is anticipated and/or the cost of care increases, aggregate fixed capitated payments may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed the underlying capitation payment received, we may not be able to correspondingly increase our capitation payments received, and we could suffer losses with respect to such agreements.

Our revenues and operations are dependent upon a limited number of government payors, particularly Medicaid and Veterans Affairs.

Our operations are dependent on a limited number of government payors, particularly Medicaid and Veterans Affairs (the “VA”), with whom we directly contract to provide services to participants. A significant portion of our revenues may continue to be derived primarily from Medicaid and VA payments through several states, which may terminate their contracts with us upon the occurrence of certain events. The sudden loss of our government contracts or the renegotiation of our contracts could adversely affect our operating results. In the ordinary course of business, we engage in active discussions and renegotiations with government payors in respect of the services we provide and the terms of our agreements. If government payors respond to market dynamics and financial pressures, and make strategic budgetary decisions in respect of the programs in which they participate, government payors may seek to renegotiate or terminate their agreements with us. Any reduction in the governmental budgetary appropriations to pay for our services, whether as a result of fiscal constraints due to recession, emergency situations such as pandemics, changes in policy or otherwise, could result in a reduction in our capitated fee payments and possibly loss of contracts. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original contracts and consequently could negatively impact our revenues, business and prospects.

Because we rely on state Medicaid agencies for a significant portion of our current revenues, we depend on federal funding. Government-funded daycare programs face a number of risks, including higher than expected health care costs and lack of predictability of tax basis and budget needs.

The adult day care services industry is very competitive and some competitors may have substantially greater financial resources than us.

There are approximately 4,600 adult day care centers (from the CDC) in the U.S. may be part of stand-alone adult centers specifically set up to provide day care to seniors, 70 percent are affiliated with or operate within senior centers, churches, medical centers or residential care facilities. Two of our larger competitors include Active Day, with approximately 100 locations, and Easter Seals, a non-profit with 69 affiliates. Programs run from several hours to a full day. Participants may attend daily, a few times a week, weekly, or just for special activities. Weekend and evening care are less common, although this is changing as demand for adult day care rises. We also compete with home care and in-home medical care professionals and enterprises.

7

Some of our competitors are larger and have greater financial resources than us and some are not for profit entities that have endowment income and may not face the same financial pressures that we do. The adult day care services industry is highly competitive, and we expect that all segments of the industry will become increasingly competitive in the future. We compete with other companies providing independent living, adult day care, home health care and other similar services and care alternatives. We also compete with other health care businesses with respect to attracting and retaining nurses, technicians, aides and other high quality professional and non-professional employees and managers. Although we believe there is a need for adult day care centers in the markets where we operate, we expect that competition will increase from existing competitors and new market entrants, some of whom may have substantially greater financial resources than us.

In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are available to us. Furthermore, if the development of new adult day care centers outpaces the demand for those communities in the markets in which we have adult day care centers, those markets may become saturated. Regulation in the independent and adult day care industry is substantial. Consequently, development of new adult day care centers could outpace demand. An oversupply of those communities in our markets could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

In recent years, a significant number of new adult day care centers have been developed. Although there are indications that the rate of newly started developments has recently declined and further slowed due to the Pandemic, new inventory is expected to still hit the market in the near term due to the increased development of adult day care centers in the past several years, and this increased supply of adult day care centers has increased and will continue to increase competitive pressures on us, particularly in certain geographic markets where we operate adult day care centers, and we expect these competitive challenges to continue for the foreseeable future. These competitive challenges may prevent us from maintaining or improving occupancy and rates at our adult day care centers, which may adversely affect their profitability and, therefore, negatively impact our revenues, cash flows and results from operations.

New centers, once opened, may not be profitable, and the increases in average center sales and comparable center sales that we have experienced in the past may not be indicative of future results.

We cannot assure you that centers we open in the future will demonstrate sales growth. In new markets, the length of time before average sales for new centers stabilize is less predictable and can be longer than we expect because of our limited knowledge of these markets and consumers’ limited awareness of our brand. New centers may not be profitable and their sales performance may not follow historical patterns. In addition, our average center sales and comparable center sales for existing centers may not increase at the rates achieved over the past several years. Our ability to franchise new centers profitably and increase average center sales and comparable center sales will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of our brand;
•	general economic conditions, which can affect center traffic, local rent and labor costs and prices we pay for the supplies we use;
•	changes in consumer preferences and discretionary spending;
•	competition, from our competitors in the industry;
•	the identification and availability of attractive sites for new facilities and the anticipated commercial, residential and infrastructure development near our new facilities;
•	changes in government regulation;
•	in certain regions, decreases in demand for our services due to inclement weather; and
•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new centers do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve our expected average centers sales, our business, financial condition and results of operations could be adversely affected.

Our long-term strategy involves opening new, company-owned or franchised centers and is subject to many unpredictable factors.

One component of our long-term growth strategy is to open new franchise centers and to operate those centers on a profitable basis, often in untested geographic areas. As of June 30, 2024, we owned one center and franchised 24 centers. We have two international centers in the United Arab Emirates and Saudi Arabia that are franchised, but are not yet open. We do not have an expected date as to when they will be open, if ever. We have limited or no prior experience operating in a number of geographic areas. We may encounter difficulties, including reduced patient volume related to inclement weather, as we attempt to expand into those untested geographic areas, and we may not be as successful as we are in geographic areas where we have greater familiarity and brand recognition. We may not be able to open new company-owned or franchised centers as quickly as planned. In the past, we have experienced delays in opening some franchised and company-owned or franchised centers, for various reasons, including construction permitting, landlord responsiveness, and municipal approvals. Such delays could affect future center openings. Delays or failures in opening new centers could materially and adversely affect our growth strategy and our business, financial condition and results of operations.

In addition, we face challenges locating and securing suitable new center sites in our target markets. Competition for those sites is intense, and other retail concepts that compete for those sites may have unit economic models that permit them to bid more aggressively for those sites than we can. There is no guarantee that a sufficient number of suitable sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. Our ability to open new centers also depends on other factors, including:

•	negotiating leases with acceptable terms;
•	identifying, hiring and training qualified employees in each local market;
•	identifying and entering into management or franchise agreements in certain target markets;
•	timely delivery of leased premises to us from our landlords and punctual commencement and completion of construction;
•	managing construction and development costs of new centers, particularly in competitive markets;
•	obtaining construction materials and labor at acceptable costs, particularly in urban markets;
•	unforeseen engineering or environmental problems with leased premises;
•	generating sufficient funds from operations or obtaining acceptable financing to support our future development;
•

securing required governmental approvals, permits and licenses (including construction permits and operating licenses) in a timely manner and responding effectively to any changes in local, state or federal laws and regulations that adversely affect our costs or ability to open new centers; and

•	the impact of inclement weather, natural disasters and other calamities.

8

Circumstances that adversely affect the ability of older adults or their families to pay for our services could cause our revenues and results of operations to decline.

We expect to continue to rely on our participants’ ability to pay for our services from their private resources. Economic downturns, lower levels of consumer confidence, stock market volatility and/or changes in demographics could adversely affect the ability of older adults to afford our participant fees. Our prospective participants frequently use the proceeds from their home sales to pay our entrance and participant fees. Downturns or stagnation in the U.S. housing market could adversely affect the ability, or perceived ability of older adults to afford these fees. Also, recent high unemployment as a result of the Pandemic may reduce the ability of family members to assist their older relatives in paying these fees. If we are unable to retain and/or attract older adults with sufficient income, assets or other resources required to pay the fees associated with independent and adult day care services and other service offerings, our revenues and results of operations could decline.

Our business requires us to make significant capital expenditures to maintain and improve our adult day care centers and to retain our competitive position in the adult day care industry.

Our adult day care centers sometimes require significant expenditures to address required ongoing maintenance or to make them more attractive to participants. Various government authorities mandate certain physical characteristics of adult day care centers; changes in these regulations may require us to make significant expenditures. In addition, we are often required to make significant capital expenditures when we acquire or newly lease adult day care centers. Our available financial resources may be insufficient to fund these expenditures. We incur capital costs for adult day care centers we own or lease and for our other businesses and corporate level activities. Further, increases in capital costs at our managed and franchised adult day care centers may negatively impact the financial metrics at our adult day care centers and our potential to earn incentive fees for these adult day care centers. Our failure to make certain capital expenditures may result in our adult day care centers being less competitive and in our earning less management fees.

The geographic concentration of our adult day care centers exposes us to changes in market conditions in those areas.

Our adult day care centers are located in the following geographic areas: California, Connecticut, Florida, Georgia, Indiana, Massachusetts, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, and Texas. As a result, the conditions of local economies and real estate markets in these areas, changes in governmental rules and regulations, acts of nature and other factors that may result in a decrease in demand for our services in these states could have an adverse effect on our revenues, results of operations and cash flow. In addition, we are particularly susceptible to revenue loss, cost increases or damage caused by severe weather conditions or natural disasters such as hurricanes, wildfires, earthquakes or tornadoes in those areas.

Changes in the reimbursement rates, methods, or timing of payment from government programs, including Medicaid, or other reductions in reimbursement for adult day care and healthcare services could adversely impact our revenues.

Our revenues rely in part on reimbursement from government programs and third-party payers for the adult day care and rehabilitation services we provide. The healthcare industry in the United States is subject to continuous reform efforts and pressures to reduce costs. Our SarahCare business receives some revenues from Medicaid and from Managed Care Organizations (MCO’s). The rates and amounts of payments under these programs are subject to periodic adjustment and there have been numerous recent legislative and regulatory actions or proposed actions with respect to Medicaid payments, insurance and healthcare delivery. These private third-party payers continue their efforts to control healthcare costs and decrease payments for our services through direct contracts with healthcare providers, increased utilization review practices and greater enrollment in managed care programs and preferred provider organizations. Any reduction in the payments we receive from Medicaid, MCO’s and third-party payers could result in the failure of those reimbursements to cover our costs of providing required services to our participants and could have a material adverse effect on our business, financial condition and results of operations.

Increases in our labor costs and staffing turnover may have a material adverse effect on us.

The success of our adult day care centers depends on our ability to attract and retain team members for the day-to-day operations of those communities. We continue to face upward pressure on wages and benefits due to high competition for qualified personnel in our industry, low unemployment prior to the onset of the Pandemic and recent proposed and enacted legislation to increase the minimum wage in certain jurisdictions. The market for regional and executive directors at our communities, and qualified nurses, therapists and other healthcare professionals is highly competitive, and periodic or geographic area shortages of such healthcare professionals, as well as the added pressure of the Pandemic, may require us to increase the wages and benefits we offer to our team members in order to attract and retain them or to utilize temporary personnel at an increased cost. In addition, employee benefit costs, including health insurance and workers’ compensation insurance costs, have materially increased in recent years.

Our labor costs have increased over the last two fiscal years, including because of general inflationary staffing cost increases and increased staffing needs. Staffing turnover at our adult day care centers is common and has increased as a result of current competitive labor market conditions and the competitive environment in the adult day care industry. We have had to rely on more expensive agency help or pay overtime to adequately staff our communities and clinics. Labor unions may attempt to organize our team members from time to time; if our team members were to unionize, it could result in business interruptions, work stoppages, the degradation of service levels due to work rules, or increased operating expenses that may adversely affect our results of operations.

Additionally, our operations are subject to various employment related laws and regulations, which govern matters such as minimum wages, the Family and Medical Leave Act, overtime pay, compensable time, recordkeeping and other working conditions, and a variety of similar laws that govern these and other employment related matters. We are currently subject to employment-related claims in connection with our operations. These claims, lawsuits and proceedings are in various stages of adjudication or investigation and involve a wide variety of claims and potential outcomes. Because labor represents a significant portion of our operating expenses, compliance with these evolving laws and regulations could substantially increase our cost of doing business, while failure to do so could subject us to significant back pay awards, fines and lawsuits and could have a material adverse effect on our business, financial condition and results of operations.

Any significant failure by us to control labor costs or to pass any increases on to participants through rate increases could have a material adverse effect on our business, financial condition and results of operations. Further, increased costs charged to our participants may reduce our occupancy and growth.

9

We depend on the continued services of our Chairman and CEO, and the loss of key personnel could affect our ability to successfully grow our business.

We are highly dependent upon the services of Charles Everhardt, our Chairman, and Michael Friedman, our CEO. The permanent loss of Mr. Everhardt or Mr. Friedman could have a material adverse effect upon our operating results. We may not be able to locate suitable replacements if their services were lost. We do not maintain key man life insurance on either of them. Our future success will also depend, in part, upon our ability to attract and retain highly qualified personnel. Our inability to retain additional key executives and to attract new, qualified personnel could cause us to curtail our business operations.

We may suffer the loss of key personnel or may be unable to attract and retain qualified personnel to maintain and expand our business which have a material adverse affect on our business.

Our success is highly dependent on the continued services of certain skilled management and personnel. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel and our limited financial resources. We are highly dependent on the services of our Chairman, Charles Everhardt, and our CEO, Michael Friedman, who both devotes a portion of their time to unrelated business interests.

The Board of Directors cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of the Board of Directors to the Company could create conflicts of interest. While the Board has a fiduciary duty to the Company, it also determines its compensation from the Company. The Board’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

Our officers and directors are anticipated to allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

None of our officers or directors are required to, and none will, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations. Each of our officers and directors is engaged in other business endeavors for which such person may be entitled to substantial compensation or have significant financial incentive to assist, and our directors are not obligated to contribute any specific number of hours per week to our affairs. If our officers’ and directors’ other business affairs require or incentivize them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to execute our business plan. We have no formal process for vetting such conflicts of interest.

Any acquisitions that we make could disrupt our business and harm our financial condition.

From time to time, we may evaluate potential strategic acquisitions of existing franchised centers to facilitate our growth. We may not be successful in identifying acquisition candidates. In addition, we may not be able to continue the operational success of any franchised centers we acquire or successfully integrate any businesses that we acquire. We may have potential write-offs of acquired assets and an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition may not be successful, may reduce our cash reserves and may negatively affect our earnings and financial performance. We cannot ensure that any acquisitions we make will not have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new markets may be more costly and difficult than we currently anticipate, which would result in slower growth than we expect.

Centers we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy, marketing or operating costs than centers we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision and culture. We may also incur higher costs from entering new markets, particularly with company-owned or operated centers if, for example, we hire and assign regional managers to manage comparatively fewer centers than in more developed markets. For these reasons, both our new franchised centers and our new company-owned or franchised centers may be less successful than our existing franchised centers or may achieve target rates of patient visits at a slower rate. If we do not successfully execute our plans to enter new markets, our business, financial condition and results of operations could be materially adversely affected.

Opening new centers in existing markets may negatively affect revenue at our existing centers.

The target area of our centers varies by location and depends on a number of factors, including population density, other available retail services, area demographics and geography. As a result, the opening of a new center in or near markets in which we already have centers could adversely affect the revenues of those existing centers. Existing centers could also make it more difficult to build our patient base for a new center in the same market. Our business strategy does not entail opening new centers that we believe will materially affect revenue at our existing centers, but we may selectively open new centers in and around areas of existing centers that are operating at or near capacity to effectively serve our patients. Revenue “cannibalization” between our centers may become significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, adversely affect our business, financial condition and results of operations.

10

Increased competition for, or a shortage of, personnel, and wage pressures resulting from increased competition, low unemployment levels, minimum wage increases, changes in overtime laws, and union activity may have an adverse effect on our business, results of operations and cash flow.

Our success depends on our ability to retain and attract qualified management and other personnel who are responsible for the day-to-day operations of each of our communities. Each center has an Executive Director responsible for the overall day-to-day operations of the center, including quality of care and service, social services and financial performance. Depending upon the size of the center, each Executive Director is supported by key leaders, a Health and Wellness Director (or nursing director) and/or a Sales Director. The Health and Wellness Director or nursing director is directly responsible for day-to-day care of participants. The Sales Director oversees the center’s sales, marketing and center outreach programs. Other key positions supporting each center may include individuals responsible for food service, healthcare services, activities, housekeeping, and maintenance.

We compete with various healthcare service providers, other adult day care providers and hospitality and food services companies in retaining and attracting qualified personnel. Increased competition for, or a shortage of, nurses, therapists or other personnel, low levels of unemployment, or general inflationary pressures have required and may require in the future that we enhance our pay and benefits package to compete effectively for such personnel. In addition, we have experienced and may continue to experience wage pressures due to minimum wage increases mandated by state and local laws and the proposed increase to the salary thresholds for overtime exemptions under the Fair Labor Standards Act, which the Department of Labor is currently contemplating. It is unclear what rule changes the Department of Labor will adopt. If such rule changes result in higher operating costs, we may not be able to offset the added costs resulting from competitive, inflationary or regulatory pressures by increasing the rates we charge to our participants or our service charges, which would negatively impact our results of operations and cash flow.

Turnover rates of our personnel and the magnitude of the shortage of nurses, therapists or other personnel varies substantially from market to market. If we fail to attract and retain qualified personnel, our ability to conduct our business operations effectively, our overall operating results and cash flow could be harmed.

In addition, efforts by labor unions to unionize any of our center personnel could divert management attention, lead to increases in our labor costs and/or reduce our flexibility with respect to certain workplace rules. If we experience an increase in organizing activity, if onerous collective bargaining agreement terms are imposed upon us, or if we otherwise experience an increase in our staffing and labor costs, our results of operations and cash flow would be negatively affected.

Significant changes in our personnel, and more could occur in the future. Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, transition periods are often difficult as the new Company personnel gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Employee turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional personnel turnover, our operations, financial condition and employee morale could be negatively impacted. If we are unable to attract and retain qualified management and sales personnel, our business could suffer. Moreover, our operations could be negatively affected if employees are quarantined as the result of exposure to a contagious illness such as COVID-19.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

We believe we have built our reputation on high quality, empathetic patient care, and we must protect and grow the value of our brand to continue to be successful in the future. Our brand may be diminished if we do not continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for facility operations, equipment upgrades and staff training. Any incident, real or perceived, regardless of merit or outcome, that erodes our brand, such as failure to comply with federal, state or local regulations including allegations or perceptions of non-compliance or failure to comply with ethical and operating standards, could significantly reduce the value of our brand, expose us to adverse publicity and damage our overall business and reputation. Further, our brand value could suffer and our business could be adversely affected if patients perceive a reduction in the quality of service or staff.

Our potential need to raise additional capital to accomplish our objectives of expanding into new markets and selectively developing company-owned, franchised or franchised centers exposes us to risks including limiting our ability to develop or acquire centers and limiting our financial flexibility.

If we do not have sufficient cash resources, our ability to develop, franchise and/or acquire centers could be limited unless we are able to obtain additional capital through future debt or equity financing. Using cash to finance development and acquisition of centers could limit our financial flexibility by reducing cash available for operating purposes. Using debt financing could result in lenders imposing financial covenants that limit our operations and financial flexibility. Using equity financing may result in dilution of ownership interests of our existing stockholders. We may also use common stock as consideration for the future acquisition of centers. If our common stock does not maintain a sufficient market value or if prospective acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their centers or businesses, we may be required to use more of our cash resources or greater debt financing to complete these acquisitions.

Our marketing programs may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our marketing activities are principally focused on increasing brand awareness and driving patient volumes. As we open new or franchised centers, we undertake aggressive marketing campaigns to increase center awareness about our growing presence. We plan to continue to utilize targeted marketing efforts within local neighborhoods through channels such as radio, digital media, center sponsorships and events, and a robust online/social media presence. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue. Our ability to market our services may be restricted or limited by federal or state law.

11

We will be subject to all of the risks associated with leasing space subject to long-term non-cancelable leases for centers that we intend to operate.

We do not currently own any of the real property where our company-owned or franchised centers operate. In the future, we may own some of the real property where our company-owned or franchised centers operate. We expect the spaces for the company-owned or franchised centers we intend to open in the future will be leased. We anticipate that our leases generally will have an initial term of five or ten years and generally can be extended only in five-year increments (at increased rates). We expect that all of our leases will require a fixed annual rent, although some may require the payment of additional rent if center sales exceed a negotiated amount. We expect that our leases will typically be net leases, which require us to pay all of the costs of insurance, taxes, maintenance and utilities, and that these leases will not be cancellable by us. If a future company-owned or managed center is not profitable, resulting in its closure, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, we may fail to negotiate renewals as each of our leases expires, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close centers in desirable locations. These potential increases in occupancy costs and the cost of closing company-owned or franchised centers could materially adversely affect our business, financial condition or results of operations.

Widespread illnesses due to a severe cold or flu season or a pandemic (like COVID-19) could adversely affect the occupancy of our adult day care centers.

Our revenues are dependent on occupancy at our adult day care centers. If a severe cold or flu season, an epidemic or any other widespread illnesses, like COVID-19, were to occur in locations where our adult day care centers are located, our revenues from those communities would likely be significantly adversely impacted. During such occasions, we may experience a decline in occupancy due to participants leaving our communities and, we may be required, or we may otherwise determine that it would be prudent, to quarantine some or all of the adult day care center and not permit new participants during that time. Further, depending on the severity of the occurrence, we may be required to incur costs to identify, contain and remedy the impacts of those occurrences at those adult day care centers. As a result, these occurrences could significantly adversely affect our results of operations.

Our business and future operating results may be adversely affected by changes in economic conditions, adverse weather and other unforeseen conditions or events that are beyond our control could materially affect our ability to maintain or increase sales at our centers or open new centers.

Our services emphasize adult day care, which is generally not a medical necessity, and should be viewed as a discretionary medical expenditure. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Traffic in our centers could decline if consumers choose to reduce the amount they spend on non-critical medical procedures. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including reducing medical discretionary spending on a permanent basis. In addition, given our geographic concentrations in the Midwest, Southeast, and mid-Atlantic regions of the United States, economic conditions in those particular areas of the country could have a disproportionate impact on our overall results of operations, and regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, pandemics, tornadoes, earthquakes, hurricanes, floods, droughts, power loss, telecommunications failures, fires, the economic consequences of military action and the associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce, or other natural or man-made disasters could materially adversely affect our business, financial condition and results of operations.

Severe weather may have an adverse effect on adult day care centers we operate. Flooding caused by rising sea levels and severe weather events, including hurricanes, tornadoes and widespread fires have had and may have in the future an adverse effect on adult day care centers we operate and result in significant losses to us and interruption of our business. When major weather or climate-related events occur near our adult day care centers, we may relocate the participants of those adult day care centers to alternative locations for their safety and close or limit the operations of the impacted adult day care centers until the event has ended and the center is ready for operation. We may incur significant costs and losses as a result of these activities, both in terms of operating, preparing and repairing our adult day care centers in anticipation of, during, and after a severe weather or climate-related event and in terms of potential lost business due to the interruption in operating our adult day care centers. Our insurance may not adequately compensate us for these costs and losses.

Further, concerns about climate change have resulted in various treaties, laws and regulations that are intended to limit carbon emissions and address other environmental concerns. These and other laws may cause energy or other costs at our adult day care centers to increase. In the long-term, we believe any such increased operating costs will be passed through and paid by our participants in the form of higher charges for our services. However, in the short-term, these increased costs, if material in amount, could adversely affect our financial condition and results of operations and cause the value of our securities to decline.

Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of our products, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as sugar cane, natural flavors and supplements used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of our facilities, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

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RISKS RELATED TO USE OF THE FRANCHISE BUSINESS MODEL

Our dependence on the success of our franchisees exposes us to risks including the loss of royalty revenue and harm to our brand.

A substantial portion of our revenues comes from royalties generated by our franchised centers, which royalties are based on the revenues generated by those centers. We anticipate that franchise royalties will represent a substantial part of our revenues in the future. As of June 30, 2024, we had franchisees operating or managing 24 centers. We rely on the performance of our franchisees in successfully opening and operating their centers and paying royalties and other fees to us on a timely basis. Our franchise system subjects us to a number of risks as described here and in the next four risk factors. These risks include a decline in our franchisees’ revenue. Furthermore, we have in the past taken actions to support our franchisees experiencing challenges during the COVID-19 pandemic, further reducing our royalty revenues and other fees from franchisees. These actions included a waiver of the minimum royalty requirement for any centers that were closed because of government orders, until they were able to re-open. We may need to re-implement, expand or extend these accommodations to franchisees, further reducing our revenues from franchised centers. These accommodations, the decline in our franchisees’ revenue and the occurrence of any of the other events described here and in the next four risk factors could impact our ability to collect royalty payments from our franchisees, harm the goodwill associated with our brand, and materially adversely affect our business and results of operations.

Our franchisees are independent operators over whom we have limited control.

Franchisees are independent operators, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchisees, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises in their approved locations, and state franchise laws may limit our ability to terminate or modify these franchise agreements. Moreover, despite our training, support and monitoring, franchisees may not successfully operate centers in a manner consistent with our standards and requirements, or may not hire and adequately train qualified personnel. The failure of our franchisees to operate their franchises successfully and the actions taken by their employees could have a material adverse effect on our reputation, our brand and our ability to attract prospective franchisees, and on our business, financial condition and results of operations.

We are subject to the risk that our franchise agreements may be terminated or not renewed.

Our franchise agreements typically have a 10-year initial term with a 5-year renewal. Each franchise agreement is subject to termination by us as the franchisor in the event of a default, generally after expiration of applicable cure periods, although under certain circumstances a franchise agreement may be terminated by us upon notice without an opportunity to cure. The default provisions under the franchise agreements are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our intellectual property. In addition, each franchise agreement has an expiration date. Upon the expiration of the franchise agreement, we or the franchisee may, or may not, elect to renew the franchise agreement. If the franchise agreement is renewed, the franchisee will receive a new franchise agreement for an additional term. Such option, however, is contingent on the franchisee’s execution of the then- current form of franchise agreement (which may include increased royalty payments, advertising fees and other costs) and the payment of a renewal fee. If a franchisee is unable or unwilling to satisfy any of the foregoing conditions, we may elect not to renew the expiring franchise agreement, in which event the franchise agreement will terminate upon expiration of its term. The termination or non-renewal of a franchise agreement could result in the reduction of royalty payments we receive.

Our franchisees may not meet timetables for opening their centers, which could reduce the royalties we receive.

Our franchise agreements specify a timetable for opening the center. Failure by our franchisees to open their centers within the specified time limit would result in the reduction of royalty payments we would have otherwise received and could result in the termination of the franchise agreement. As of June 30, 2024, we had 24 active franchise locations.

The substantial majority of the adult day care centers are franchised locations, and our business is substantially dependent on our franchisees.

Of the 25 adult day care centers we operate, 24 are franchised locations. Our franchisees may terminate the Franchise Agreements in certain circumstances, including if the EBITDA we generate at our adult day care centers does not exceed target levels or for our uncured material breach. The loss of the franchisees, or a material change to their terms less favorable to us, could have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO OTHER LEGAL AND REGULATORY MATTERS

We are subject to ethical guidelines and operating standards which, if not complied with, could adversely affect our business.

Those who work in our system are subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our patients and franchise owners (and their contractual relationships) or to maintain our reputation. The guidelines and standards governing the provision of healthcare services may change significantly in the future. New or changed guidelines or standards may materially and adversely affect our business. In addition, a review of our business by accreditation authorities could result in a determination that could adversely affect our operations.

We, along with our franchisees, are subject to malpractice and other similar claims and may be unable to obtain or maintain adequate insurance against these claims.

The provision of adult day care services entails an inherent risk of potential malpractice and other similar claims. While we do not have responsibility for compliance with regulatory and other requirements directly applicable to claims, suits or complaints relating to services provided at the offices of our franchisees may be asserted against us. As we develop company-owned or franchised centers, our exposure to malpractice claims will increase. We have experienced a number of malpractice claims since our founding in 1985, which we have defended or are vigorously defending and do not expect their outcome to have a material adverse effect on our business, financial condition or results of operations. The assertion or outcome of these claims could result in higher administrative and legal expenses, including settlement costs or litigation damages. If we are unable to obtain adequate insurance, our franchisees fail to name the Company as an additional insured party, or if there is an increase in the future cost of insurance to us there may be a material adverse effect on our business and financial results.

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There is an inherent risk of liability in the provision of personal and health care services, not all of which may be covered by insurance.

The provision of personal and health care services in the adult day care industry entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. Moreover, adult day care centers offer participants a greater degree of independence in their daily living. This increased level of independence may subject the participant and, therefore, us to risks that would be reduced in more institutionalized settings. We currently maintain insurance in amounts we believe are comparable to those maintained by other adult day care companies based on the nature of the risks, our historical experience and industry standards, and we believe that this insurance coverage is adequate. However, we may become subject to claims in excess of our insurance or claims not covered by our insurance, such as claims for punitive damages, terrorism and natural disasters. A claim against us not covered by, or in excess of, our insurance could have a material adverse effect upon our business, financial condition, cash flows, and results of operations.

In addition, our insurance policies must be renewed regularly. Based upon poor loss experience and the impact of the COVID-19 pandemic, insurers for the adult day care industry have become increasingly wary of liability exposure. A number of insurance carriers have stopped writing coverage to this market or reduced the level of coverage offered, and those remaining have increased premiums and deductibles substantially. We cannot assure that we will be able to obtain liability insurance in the future or that, if that insurance is available, it will be available on acceptable economic terms.

Provisions of the ACA could reduce our income and increase our costs.

The Affordable Care Act (ACA) regulates insurance, payment and healthcare delivery systems that have affected, and will continue to affect our revenues and costs. The ACA provides for multiple reductions to the annual market updates for inflation that may result in reductions in payment rates. The ACA includes other provisions that may affect us, such as enforcement reforms and Medicaid program integrity control initiatives, new compliance, ethics and public disclosure requirements, initiatives to encourage the development of home and center based long-term care services rather than institutional services under Medicaid, value based purchasing plans program to develop and evaluate making a bundled payment for services provided during an episode of care. We are unable to predict the impact on us of the insurance, payment, and healthcare delivery systems provisions contained in and to be developed pursuant to the ACA. In addition, maintaining compliance with the ACA requires us to expend management time and financial resources.

We are subject to governmental regulations and compliance, some of which are burdensome and some of which may change to our detriment in the future.

Federal and state governments regulate various aspects of our business. The development and operation of adult day care centers and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new participants, suspension or decertification from the Medicaid program, restrictions on the ability to acquire new communities or expand existing communities and, in extreme cases, the revocation of a center’s license or closure of a center. We believe that such regulation will increase in the future and we are unable to predict the content of new regulations or their effect on our business, any of which could materially adversely affect our business, financial condition, cash flows, and results of operations.

Various states, including several of the states in which we currently operate, control the supply of adult day care centers through a CON requirement or other programs. In those states, approval is required for the addition of some capital expenditures at those communities. To the extent that a CON or other similar approval is required for the acquisition or construction of new communities, the expansion of services, or existing communities, we could be adversely affected by our failure or inability to obtain that approval, changes in the standards applicable for that approval, and possible delays and expenses associated with obtaining that approval. In addition, in most states, the closure of a center requires the approval of the appropriate state regulatory agency, and, if we were to seek to close a center, we could be adversely affected by a failure to obtain or a delay in obtaining that approval.

Federal and state anti-remuneration laws, such as “anti-kickback” laws, govern some financial arrangements among health care providers and others who may be in a position to refer or recommend patients to those providers. These laws prohibit, among other things, some direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. Federal anti-kickback laws have been broadly interpreted to apply to some contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague, and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicaid program. There can be no assurance that those laws will be interpreted in a manner consistent with our practices.

Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. Although we believe that our communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by us. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

HIPAA, in conjunction with the federal regulations promulgated thereunder by the Department of Health and Human Services, has established, among other requirements, standards governing the privacy of certain protected and individually identifiable health information that is created, received or maintained by a range of covered entities. HIPAA has also established standards governing uniform health care transactions, the codes and identifiers to be used by the covered entities and standards governing the security of certain electronic transactions conducted by covered entities. Penalties for violations can range from civil money penalties for errors and negligent acts to criminal fines and imprisonment for knowing and intentional misconduct. HIPAA is a complex set of regulations and many unanswered questions remain with respect to the manner in which HIPAA applies to businesses such as those operated by us.

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In addition, some states have begun to enact more comprehensive privacy laws and regulations addressing consumer rights to data protection or transparency. For example, the California Consumer Privacy Act became effective in 2020, and we expect additional federal and state legislative and regulatory efforts to regulate consumer privacy protection in the future. Compliance with such legislative and regulatory developments could be burdensome and costly, and the failure to comply could have a material adverse effect on our business, financial condition, cash flows and results of operations.

An increasing number of legislative initiatives have been introduced or proposed in recent years that would result in major changes in the health care delivery system on a national or a state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of government health insurance plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals or other proposals will be adopted and, if adopted, no assurances can be given that their implementation will not have a material adverse effect on our business, financial condition or results of operations.

We are required to indemnify our directors and officers.

Our Certificate of Incorporation and Bylaws provide that we will indemnify its officers and directors to the maximum extent permitted by Delaware law, provided that the officer or director acted in bad faith or breached his or her duty to us or our stockholders, that the officer or director acted in bad faith, or that it is more likely than not that it will ultimately be determined that the officer or director has not met the standards of conduct which make it permissible for under Delaware law for the Company to indemnify the officer or director. If we were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets, as crucial to our business and our success. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Events or rumors relating to our brand names or our ability to defend successfully against intellectual property infringement claims by third parties could significantly impact our business.

Recognition of our brand names, and the association of those brands with quality, convenient and inexpensive adult day care, are an integral part of our business. The occurrence of any events or rumors that cause patients to no longer associate the brands with quality, convenient and affordable adult day care may materially adversely affect the value of the brand names and demand for services at our franchisees.

Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party’s intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. Our business, financial condition or results of operations could be adversely affected as a result.

The nature of our business exposes us to litigation and regulatory and government proceedings.

We have been, are currently, and expect in the future to be, involved in claims, lawsuits and regulatory and government audits, investigations and proceedings arising in the ordinary course of our business, some of which may involve material amounts. The defense and resolution of such claims, lawsuits and other proceedings may require us to incur significant expenses.

In several well publicized instances, private litigation by participants of adult day care centers for alleged abuses has resulted in large damage awards against other adult day care companies. As a result, the cost of our liability insurance continues to increase. Medical liability insurance reforms have not generally been adopted, and we expect our insurance costs may continue to increase.

Litigation may subject us to adverse rulings and judgments that may materially impact our business, operating results and liquidity. In addition, defending litigation distracts the attention of our management and may be expensive. For more information regarding certain of the litigation matters, our legal contingencies and past legal and compliance matters, see Item 8 of this Form 10.

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Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Our operations are subject to environmental risks and liabilities.

We are required to comply with various environmental laws governing the use, management and disposal of, and human exposure to, hazardous and toxic substances. If we fail to comply with such laws, or if the properties we own, operate or use for disposal are contaminated by such substances, we may be subject to penalties or other corrective action requirements and liabilities, including the costs to investigate or remediate such contamination. These laws also expose us to claims by third parties for costs and damages they may incur in connection with hazardous substances related to our activities and properties. If we experience these environmental liabilities and costs, they could have a material impact on our operating results and financial condition.

RISKS RELATED TO INFORMATION TECHNOLOGY, CYBERSECURITY AND DATA PRIVACY

We are subject to the data privacy, security and breach notification requirements of HIPAA and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions.

HIPAA required the United States Department of Health and Human Service, or HHS, to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” As a provider of healthcare who conducts certain electronic transactions, each of our centers is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations and believe that we are in compliance with those regulations. Oversight of HIPAA compliance involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained or transmitted by covered entities or their business associates. We have taken actions in an effort to be in compliance with these security regulations and believe that we are in compliance, however, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with fines. Ongoing implementation and oversight of these security measures involves significant time, effort and expense.

The Health Information Technology for Economic and Clinical Health Act, or HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured protected health information constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to or use of such PHI.

HITECH significantly expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of participants of their states. Applicable courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

States may impose more protective privacy restrictions in laws related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA or similar state laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and our reputation could be damaged.

In addition, states may also impose restrictions related to the confidentiality of personal information that is not considered “protected health information” under HIPAA. Such information may include certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

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Our business model depends on proprietary and third-party management information systems that we use to, among other things, track financial and operating performance of our centers, and any failure to successfully design and maintain these systems or implement new systems could materially harm our operations.

We depend on integrated management information systems, some of which are provided by third parties, and standardized procedures for operational and financial information, patient records and billing operations. We may from time to time replace and/or upgrade our management information systems, and any delays in implementation of a new system or problems with system performance after implementation could cause disruptions in our business operations, given the pervasive impact of a new system on our processes. In general, we may experience unanticipated delays, complications, data breaches or expenses in replacing, upgrading, implementing, integrating, and operating our systems. Our management information systems regularly require modifications, improvements or replacements that may require both substantial expenditures as well as interruptions in operations. Our ability to implement these systems is subject to the availability of skilled information technology specialists to assist us in creating, implementing and supporting these systems. Our failure to successfully design, implement and maintain all of our systems could have a material adverse effect on our business, financial condition and results of operations.

If we fail to properly maintain the integrity of our data or to strategically implement, upgrade or consolidate existing information systems, our reputation and business could be materially adversely affected.

We increasingly use electronic means to interact with our participants and collect, maintain and store individually identifiable information, including, but not limited to, personal financial information and health-related information. Despite the security measures we have in place to ensure compliance with applicable laws and rules, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of cyber terrorism, vandalism or theft, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. Additionally, the collection, maintenance, use, disclosure and disposal of individually identifiable data by our businesses are regulated at the federal and state levels as well as by certain financial industry groups, such as the Payment Card Industry organization. Federal, state and financial industry groups may also consider from time to time new privacy and security requirements that may apply to our businesses. Compliance with evolving privacy and security laws, requirements, and regulations may result in cost increases due to necessary systems changes, new limitations or constraints on our business models and the development of new administrative processes. They also may impose further restrictions on our collection, disclosure and use of individually identifiable information that is housed in one or more of our databases. Noncompliance with privacy laws, financial industry group requirements or a security breach involving the misappropriation, loss or other unauthorized disclosure of personal, sensitive and/or confidential information, whether by us or by one of our vendors, could have material adverse effects on our business, operations, reputation and financial condition, including decreased revenue; material fines and penalties; increased financial processing fees; compensatory, statutory, punitive or other damages; adverse actions against our licenses to do business; and injunctive relief whether by court or consent order.

If our security systems are breached, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain patients.

We rely on information technology and systems, including the Internet and cloud-based infrastructures, commercially available software and our internally developed applications, to process, transmit, store and safeguard information and to manage or support a variety of our business processes, including managing our building systems, financial transactions and maintenance of records, which may include personally identifiable information or protected health information of team members and participants. If we or our third-party vendors experience material security or other failures, inadequacies or interruptions, we could incur material costs and losses, and our operations could be disrupted. We take various actions, and incur significant costs, to maintain and protect the operation and security of our information technology and systems, including the data maintained in those systems. However, these measures may not prevent the systems’ improper functioning or a compromise in security.

Techniques used to gain unauthorized access to corporate data systems are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our patients, including credit card and debit card information and other personally identifiable information. Our systems, which are supported by our own systems and those of third-party vendors, are vulnerable to computer malware, trojans, viruses, worms, break-ins, phishing attacks, denial-of-service attacks, attempts to access our servers in an unauthorized manner, or other attacks on and disruptions of our and third-party vendor computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of security occurs on our systems or a vendor’s systems, we may face civil liability and reputational damage, either of which would negatively affect our ability to attract and retain patients. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

We may not be able to effectively control the unauthorized actions of third parties who may have access to the patient data we collect. Any failure, or perceived failure, by us to maintain the security of data relating to our patients and employees, and to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose patients, revenue and employees.

Security breaches, computer viruses, attacks by hackers, and online fraud schemes can create significant system disruptions, shutdowns, fraudulent transfer of assets or unauthorized disclosure of confidential information. The cybersecurity risks to us and our third-party vendors are heightened by, among other things, the evolving nature of the threats faced, advances in computer capabilities, new discoveries in the field of cryptography and new and increasingly sophisticated methods used to perpetrate illegal or fraudulent activities against us, including cyberattacks, email or wire fraud and other attacks exploiting security vulnerabilities in our or third parties' information technology networks and systems or operations. Any failure by us or our third party vendors to maintain the security, proper function and availability of information technology and systems could result in financial losses, interrupt our operations, damage our reputation, cause us to be in default of material contracts and subject us to liability claims or regulatory penalties, any of which could materially and adversely affect our business and the value of our securities.

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We are subject to a number of risks related to credit card and debit card payments we accept.

We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our services, which could cause us to lose patients and revenue, or absorb an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on patient satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly, and as a result, we do not automatically process monthly membership fees to our patients’ credit cards on a timely basis or at all, or there are issues with financial insolvency of our third-party vendors or other unanticipated problems or events, we could lose revenue, which would harm our operating results.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We believe we are currently in compliance with the Payment Card Industry Data Security Standard, or PCI DSS, the payment card industry’s security standard for companies that collect, store or transmit certain data regarding credit and debit cards, credit and debit card holders and credit and debit card transactions. There is no guarantee that we will maintain PCI DSS compliance. Our failure to comply fully with PCI DSS in the future could violate payment card association operating rules, federal and state laws and regulations and the terms of our contracts with payment processors and merchant banks. Such failure to comply fully also could subject us to fines, penalties, damages and civil liability and could result in the suspension or loss of our ability to accept credit and debit card payments. Although we do not store credit card information and we do not have access to our patients’ credit card information, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.

If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card-related costs, each of which could adversely affect our business, financial condition and results of operations. If we are unable to maintain our chargeback or refund rates at acceptable levels, credit and debit card companies may increase our transaction fees, impose monthly fines until resolved or terminate their relationships with us. Any increases in our credit and debit card fees could adversely affect our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

We may fail to comply with laws governing the privacy and security of personal information, including relating to health.

We are required to comply with federal and state laws governing the privacy, security, use and disclosure of personally identifiable information and protected health information, including HIPAA and the HITECH Act, as updated by the Omnibus Rule. If we fail to comply with applicable federal or state standards, we could be subject to civil sanctions and criminal penalties, which could materially and adversely affect our business, financial condition and results of operations.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our participants, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

RISKS RELATED TO OUR COMMON STOCK

A small number of holders of our Series A Convertible Preferred Stock control our company.

We currently have 367,500 shares of Series A Convertible Preferred Stock outstanding, 100,542 shares of which are beneficially owned by our Chairman, Charles Everhardt, and the balance of which are held by [five other holders]. The Series A Convertible Preferred Stock has the following rights: each share of Series A Convertible Preferred Stock is convertible into 100 shares of common stock, and each share of Series A Convertible Stock entitles the holder thereof to the number of votes that the holder would have if the Series A Convertible Preferred Stock were converted into common stock (such that each share of Series A Convertible Preferred Stock has 100 votes). The holders of our Series A Convertible Preferred Stock (including our Chairman of the Board of Directors, Charles Everhardt, who beneficially owns approximately [13.75%] of our shares of Series A Convertible Preferred) will therefore be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. Voting control by a small number of preferred stockholders may discourage certain types of transactions involving an actual or potential change in control of us, including transactions in which the holders of our common stock might receive a premium for their shares over prevailing market prices.

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We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

We will likely require additional financing to fund future operations. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities may similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse affect on our business.

Our board of directors has broad discretion to issue additional securities, which would dilute the value of our outstanding common stock.

We are authorized under our certificate of incorporation to issue up to 1,130,000,000 shares consisting of 130,000,000 shares of common stock and 1,000,000,000 shares of preferred stock, 500,000,000 shares of which have been designated as Series A Convertible Preferred Stock. Our certificate of incorporation provides the board of directors with broad authority to determine voting, dividend, conversion, and other rights of classes or series of preferred stock without shareholder approval (commonly referred to as “blank check” preferred stock). As of the date of this Offering Circular, we have issued and outstanding 52,518,963 shares of common stock and 367,500 shares of Series A Convertible Preferred Stock that are convertible into 36,750,000 shares of common stock at the election of the holders. Accordingly, as of the date of this Officer Circular, we could issue additional shares of common stock, as well as additional shares of preferred stock having rights determined by our board of directors. Our board may generally issue those common and preferred shares, or convertible securities to purchase or which convert into those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue additional securities to raise capital in order to further our business plans. It is also likely that we will issue additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote and might dilute the net tangible book value per share of our common stock.

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, a non-affiliate stockholder who has satisfied a six-month holding period may, under certain circumstances, sell its shares, without limitation. Any substantial sale of the our common stock pursuant to Rule 144, pursuant to any resale prospectus or pursuant to this Offering Circular may have a material adverse effect on the market price of our common stock.

The market for our common stock may be volatile; you could lose all or part of your investment in the Offered Shares.

The market price of our common stock may fluctuate substantially and will depend on a number of factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in the Offered Shares, since you might be unable to sell your Offered Shares at or above the price you pay for the Offered Shares. Factors that could cause fluctuations in the market price of our common stock include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of other companies operating in the healthcare industry;

•	changes in operating performance and stock market valuations of other healthcare industry companies generally, or those in our specific adult care and healthcare product industries, in particular;

•	sales of shares of our common stock by us or our shareholders;

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•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new products or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us and/or our industry, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering.

If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

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As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Our common stock is traded on the OTC Link ATS, which may have an unfavorable impact on our stock price and liquidity.

Our stock is traded on the OTC Link Alternative Trading System (ATS) operated by OTC Markets Group Inc. The OTC Link ATS is a significantly more limited market than the national securities exchanges such as the New York Stock Exchange, or Nasdaq stock exchange, and there are lower financial or qualitative standards that a company must meet to have its stock quoted on the OTC Link ATS. The OTC Link ATS is an inter-dealer quotation system much less regulated than the major exchanges, and trading in our common stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may result in a limited ability to buy and sell our stock. We currently do not meet applicable listing standards of a market senior to the OTC Link ATS, and we may never apply or qualify for future listing on Nasdaq or a senior market or national securities exchange.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	new products by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to integrate operations and products;

•	our ability to execute our business plan;

•	operating results below expectations;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

Because we have limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In recent years, the securities markets in the U.S. have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop our products and to expand into new markets. The success of our products may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell such shares.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

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DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our relatively low net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2024, was $(5,834,574) (unaudited), or $(0.209) per share.

Without taking into account any issuances of our common stock occurring after September 30, 2024, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Offering price per share	$0.05-0.20
Net tangible book value per share as of September 30, 2024	$(0.111)
Increase in net tangible book value per share after giving effect to this offering	$0.037-0.072
Pro forma net tangible book value per share as of September 30, 2024	$(0.074)-(0.039)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.124-0.239

Assuming the Sale of 75% of the Offered Shares
Offering price per share	$0.05-0.20
Net tangible book value per share as of September 30, 2024	$(0.111)
Increase in net tangible book value per share after giving effect to this offering	$0.029-0.057
Pro forma net tangible book value per share as of September 30, 2024	$(0.082)-(0.054)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.132-0.254

Assuming the Sale of 50% of the Offered Shares
Offering price per share	$0.05-0.20
Net tangible book value per share as of September 30, 2024	$(0.111)
Increase in net tangible book value per share after giving effect to this offering	$0.021-0.041
Pro forma net tangible book value per share as of September 30, 2024	$(0.090)-(0.070)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.140-0.270

Assuming the Sale of 25% of the Offered Shares
Offering price per share	$0.05-0.20
Net tangible book value per share as of September 30, 2024	$(0.111)
Increase in net tangible book value per share after giving effect to this offering	$0.011-0.021
Pro forma net tangible book value per share as of September 30, 2024	$(0.100)-(0.090)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.150-0.290

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	4,000,000	8,000,000	12,000,000	16,000,000
Gross proceeds	$200,000-800,000	$400,000-1,600,000	$600,000-2,400,000	$800,000-3,200,000
Offering expenses	31,500	31,500	31,500	31,500

Net proceeds	$168,500-768,500	$368,500-1,568,500	$568,500-2,365,000	$768,500-3,168,500

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Payment of Outstanding Liabilities	$41,250-191,250	$91,250-391,250	$141,250-591,250	$191,250-791,250
Sales and Marketing	41,250-191,250	91,250-391,250	141,250-591,250	191,250-791,250
Research & Development	41,250-191,250	91,250-391,250	141,250-591,250	191,250-791,250
Working Capital	41,250-191,250	91,250-391,250	141,250-591,250	191,250-791,250

TOTAL	$165,000-765,000	$365,000-1,565,000	$565,000-2,365,000	$765,000-3,165,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 16,000,000 Offered Shares on a best-efforts basis, at a fixed price of $0.05-0.20 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC, or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Michael Friedman. Mr. Friedman will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Friedman is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Friedman:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•	is not an associated person of a broker or dealer; and

•	meets the conditions of the following:

•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Friedman at: m.friedman@innovativemedtechinc.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

•	Electronically execute and deliver to us a subscription agreement; and

•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company, and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 130,000,000 shares of common stock, $0.000001 par value per share, and 1,000,000,000 shares of preferred stock, $0.000001 par value per share, 500,000,000 shares of which have been designated “Series A Convertible Preferred Stock.”

 As of the date of this Offering Circular, there were 52,518,963 shares of our common stock issued and outstanding held by 213 holders of record, and 367,500 shares of our Series A Convertible Preferred Stock issued and outstanding held by 10 holders of record.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock. Our Articles of Incorporation does not provide for cumulative voting in the election of directors. Holders of our common stock will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Holders of our common stock have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Series A Convertible Preferred Stock

Each share of Series A Convertible Preferred Stock is convertible into 100 shares of common stock (the “Conversion Rate). On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Convertible Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (i.e., each share of Series A Convertible Preferred Stock has 100 votes). Except as provided by law or by the other provisions of the Company’s Certificate of Incorporation, holders of Series A Convertible Preferred Stock vote together with the holders of common stock as a single class. Any dividends (other than dividends on common stock payable solely in common stock or dividends on the Series A Convertible Preferred Stock payable solely in Series A Convertible Preferred Stock) declared or paid in any fiscal year will be declared or paid among the holders of the Series A Convertible Preferred Stock and common stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of Series A Convertible Preferred Stock were converted into shares of common stock at the Conversion Rate. In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution by the Company would be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and common stock in proportion to the number of shares of common stock held by them, with the shares of Series A Convertible Preferred Stock being treated for this purpose as if they had been converted to shares of common stock at the Conversion Rate.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors or our president, or as otherwise provided under relevant law.

Transfer Agent

We have retained the services of Clear Trust Transfer (ClearTrust, LLC), 16540 Pointe Village Dr., Suite 210, Lutz, Florida, 33558, as the transfer agent for our common stock. Clear Trust Transfer’s website is located at https://www.cleartrustonline.com/. No information found on this website is part of this Offering Circular.

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BUSINESS

Corporate Background

Innovative MedTech, Inc. (the “Company”) was originally formed on April 21, 2005, in New Jersey as “Serino 1, Corp.” On December 16, 2005, the Company merged with Fresh Harvest Products, Inc., and then changed its name to Fresh Harvest Products, Inc., and began operating as a natural and organic food and beverage company.

On March 25, 2021, the Company acquired two companies, Sarah Adult Day Services, Inc., and Sarah Day Care Centers, Inc. (collectively “SarahCare”), an adult day care center franchisor and provider. With 25 centers (1 corporate and 24 franchise locations) located in 13 states, SarahCare offers seniors daytime care and activities focusing on meeting their physical and medical needs on a daily basis, and ranging from nursing care to salon services and providing meals, to offering engaging and enriching activities to allow them to continue to lead active and engaged lives.

Description of Business

The Company is a provider of health and wellness services and now has two divisions: technology and devices, and Adult Day Services.  The Company’s technology and devices division has signed a distribution agreement with respect to two products: a high detection vein visualization device and an Oral Thrush product, and the company’s SarahCare division is an adult day care center franchisor with one corporate-owned center and 24 franchise locations across the United States. SarahCare offers seniors daytime care and activities ranging from exercise and medical needs daily to nursing care and salon services.

On March 25, 2021, the Company acquired SarahCare for a total of $3,718,833; $2,000,110 was paid in cash and the Company assumed approximately $393,885 in debt due to sellers, and the remaining amount was payable through a royalty fee liability due in the amount of $1,500,000. With 25 centers (1 corporate and 24 franchise locations) located in 13 states, SarahCare offers seniors daytime care and activities focusing on meeting their physical and medical needs on a daily basis, and ranging from nursing care to salon services and providing meals, to offering engaging and enriching activities to allow them to continue to lead active and engaged lives.

On or about December 29, 2023, the Company entered into a Distribution License Agreement (the “Distribution License Agreement”) with Radical Clean Solutions Ltd., a Nevada corporation (“RCS”) which has developed several air cleaning devices that send out atmospheric hydroxyls to attach to either pathogens or VOCs, and then neutralize them, whether in the air or on surfaces, and which seek to mimic natural outdoor atmospheric hydroxyl.  The Distribution License Agreement gave the Company the right to distribute the RCS products in the following markets within the USA and Canada: (a) military, FEMA, and medical facilities (emergency room, urgent care, hospital, and outpatient clinic facilities), (b) adult day and nursing homes, (c) municipal pet shelters, zoos, equestrian and other veterinary facilities, (d) transportation hubs (via TSA Policy ordinances), and (e) educational facilities, and provided that the Company meets minimum sales requirements with respect to those RCS products, the Company’s distribution rights shall be exclusive in those markets. On February 16, 2024, the Company’s Distribution License Agreement (the “Agreement”) with Radical Clean Solutions Ltd. (“RCS”) was terminated by RCS for a material breach of non-payment, as the Company did not pay its initial deposit, which was due 40 days from the execution of the Agreement.  The Company requested an extension and/or an amendment to a non-exclusive Agreement, but RCS did not agree to such a request.

On or about April 16, 2024, the Company entered into a distribution agreement with Near Infrared Imaging, Inc. (“NII”) for Vein-Eye Carry, a patent-pending vein illumination technology which employs advanced optics and real-time imaging to precisely identify veins, reducing the need for multiple attempts and enhancing procedural accuracy. The distribution agreement gives the Company the non-exclusive right to distribute NII's product(s) with no limitations in the specified territory. NII's Vein-Eye Carry is a Class 1, 510-k exempt medical device, is TAA and FAR compliant, and is designed, engineered and manufactured in the U.S. The Vein-Eye Carry is lightweight and portable and can be successfully carried into a home, up flights of stairs, carried into a clinic nursing home, placed in an ambulance or another emergency medical vehicle.

On or about May 17, 2024, the Company entered into an Exclusive License Agreement (the “Exclusive License Agreement”) with Shear Kershman Labs, a Missouri corporation (“SKL”). SKL has developed Oral Thrush, a mouth wash that treats oral thrush, a condition in which a fungus, Candida albicans, accumulates on the lining of the mouth and sometimes overgrows and causes symptoms, such as creamy white lesions, usually on the tongue or inner cheeks. Under the Exclusive License Agreement, SKL will form a subsidiary to distribute Oral Thrush, the Company shall become an 80% owner of the subsidiary, and the Company will issue 2,000,000 shares of the Company’s common stock to SKL.

Overview and Mission

Our mission is to be one of the market leaders in the adult day care center market and to be a leader in related technologies in the health and wellness category. We believe that this is a fragmented market, and this is an opportune time to consolidate and grow our SarahCare brand. We have an experienced management team of adult day care industry and financial markets executives that have strong relationships in the industry.

Operational Overview – SarahCare

SarahCare has been providing health-care related services and companionship for older adults, aged 60 and above, and for adults aged 18-60 who are in need of health-related care and supervision (a “SARAH Business”) since February 1985. In 1985, the very first SarahCare Center opened its doors in Canton, Ohio. Originally called S.A.R.A.H. (Senior Adult Recreation and Health), the facility was one of the first intergenerational sites in the U.S. The senior adult day care center was located next to a child day care center and served as a training and research site for the development of other unique intergenerational programs across the country. Eventually, directors transitioned S.A.R.A.H.’s name to Sarah Center and, finally, to SarahCare demonstrating the philosophy of care administered to our seniors and their families.

We grant franchises for the operation of a SARAH Business. A SARAH Business provides non-medical care for elderly individuals and others in need of health-related care and supervision who desire compassionate care and stimulating activity in a secure, structured environment. We provide service that offers an effective solution for individuals who are in need of support services in order to continue living in their communities.

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Currently, SarahCare operates 25 unique locations in the United States (24 franchised locations and 1 corporate owned center) and internationally in the United Arab Emirates and Saudi Arabia. Center members who visit any one of our locations across 13 states are offered daytime care and activities ranging from exercise and health-care related needs on a daily basis to nursing care and salon services. Visitors benefit from additional services that include specialized dietary menus and engaging social activities allowing them to continue to lead active and enriched lives.

SarahCare now extends home care services to families enrolled in our day program. SarahCare at Home provides families with a team of caregivers already familiar with their needs, routines, and health concerns. By offering consistent care and communication through the same team for both day program and at-home services, families can be assured that their loved ones receive seamless support.

Accreditation

SarahCare’s corporate-owned center has achieved accreditation through the Aging Services division of CARF, an independent, non-profit accreditor of health and human services. Through accreditation, CARF assists service providers in improving the quality of their services, demonstrating value, and meeting internationally recognized organizational and program standards. The accreditation process applies sets of standards to service areas and business practices during an on-site survey. Accreditation, however, is an ongoing process, signaling to the public that a service provider is committed to continuously improving services, encouraging feedback, and serving the center. Accreditation also demonstrates a provider’s commitment to enhance its performance, manage its risk, and distinguish its service delivery.

Who We Care For

We have trained staff including nurses who specialize in caring for those with various impairments and health related problems, including but not limited to: frailty and physical dependence, memory impairment, stroke and Parkinson’s disease, chronic diseases, and isolation and depression.

Nursing assistants and other trained staff are always there to assist participants in ambulating and moving through all of our activities throughout the day. Activities are adapted for specific physical challenges so that no one ever feels left out. Yes, seniors who are wheelchair bound are very welcome in our centers. We handle a loved one’s challenging issues with care and consideration. If a loved one is wheelchair bound, multiple staff members are available at any given time if they need the assistance of more than one person. If a loved one needs help with toileting and/or bathing, we have specially trained staff to assist them. Our bathing areas are designed to give them as much privacy and dignity as possible.

Activities - Our centers offer versatile daily services and activities. Some of the benefits included in our daily fee are:

•	NURSING - licensed nursing staff under the supervision of an RN for better care of chronic diseases

•	FOOD - delicious catered meals with special diets accommodated

•	ACTIVITIES - customized to your loved one’s interests and abilities

•	SOCIALIZATION - be with friends, remain active, and enjoy the day

Nursing Services - While our participants enjoy their day at SarahCare, our center nurses provide the care and monitoring they need on a regular basis. Care is provided in the privacy of our nurse’s clinic. Our centers are staffed with qualified Registered and/or Licensed nurses. They are often specially certified and trained to work with issues related to aging and the elderly and are passionate about caring for seniors. Nursing services that are offered include:

•	Medication administration and oversight

•	Weight and vital signs monitored and recorded regularly

•	Diabetic care

•	Care of feeding tubes and ostomies

•	Dressing changes

•	Other services needed by you or your loved one or as ordered by a physician

Meals – We offer delicious and nutritious meals at no extra cost. Meals are the perfect time for friends to socialize and celebrate, sharing memories and exchanging jokes. Our beautiful dining rooms and delicious food help turn each meal into a special event. A light breakfast, a delicious catered lunch, and afternoon snack are all included in the daily rate. Special diets are easily accommodated and assistance at meal time is always available.

Intergenerational - Our intergenerational program brings together seniors and children in a safe and engaging environment. ‘Grandparents’ and ‘grandchildren’ have so much to share and can be a great source of joy to each other, yet they rarely have these opportunities. SarahCare intergenerational programs bring both generations together in a structured environment where they can learn from each other – sharing their feelings, ideas, skills, and affection. Unlike other informal and casual get-togethers, our intergenerational program was scientifically designed and researched to encourage these interactions and allow our seniors to participate fully – from disabled and frail elders to sufferers of dementia and Parkinson’s.

Customized Programs - Home Care - A participant’s time with SarahCare’s specially-trained staff doesn’t have to stop at the end of the day. Some seniors who are still living independently at home may require assistance during evenings and weekends, when they can’t spend time at the center. Or, if a loved one resides with their family, occurrences may come up that require the family to be away from home during an evening or weekend when your senior requires care.

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Franchisees - Our franchisees pay us a variety of royalties and fees. Typical locations are commercial or professional office locations convenient to working caregivers. The approximate size of a SARAH Business facility is 5,000-6,000 square feet. Rent is estimated to be $96,000-$140,000 annually depending on size, condition and location of leased premises.

State and Federal Licenses. Both the company owned centers and the franchise centers acquire the required licenses prior to opening in their respective states. Not all states, such as Ohio, require a license to operate an ADHC (Adult Day Health Center), while other states, such as Pennsylvania, have strict licensing regulations. If a center wants to accept Medicaid participants, then they must complete the Medicaid certification process. The VA (Veterans Affairs) has their own standards and survey process in order to obtain an agreement/contract with the VA. All of these programs are administered by individual states. Every center follows the regulations as interpreted by the VA center in the specific area in which their center is located.

The federal program the Child Adult Food Care Program (CACFP) is for the reimbursement of food, and is administered by the Department of Agriculture. If a center wants to utilize CACFP, then they must complete the Department of Agriculture’s application and survey process.

All centers are surveyed annually by their state licensing department (if applicable), Medicaid, the VA, the CACFP (if applicable) and any additional funding source they may be using. In addition, most centers are surveyed by their local Health and Fire Departments annually.

Goods and Services One Must Acquire From An Approved Supplier Or In Accordance With Our Standards and Specifications

The trademarks, trade names, service marks, and logos must be properly depicted on any brochures, business cards and stationery, signage, forms, and public relations materials you purchase for use in your operation of the SARAH Business. These items, and other products, supply items and services, may be purchased from any source; however, we retain the right to, at any time in the future, condition the right to buy or lease goods and/or services on their meeting minimum standards and specifications and/or being acquired from suppliers we specifically designate or approve. We may issue and modify standards from time to time and enumerate them in our Operations Manual or other communications.

A Franchisee must purchase software to be used in the operation of the SARAH Business from a designated supplier. They may acquire certain pre-approved social media channels and online content for the SARAH Business only through us or our designated supplier. (Currently our System standards include Facebook, YouTube, Twitter, Instagram, Pinterest, and LinkedIn and no other channels, as approved social media outlets through which SARAH Businesses may be promoted.) A Franchisee must use the e-mail accounts we provide to you. We also currently recommend that they use our approved suppliers for: real estate site selection services; furniture, fixtures and equipment; marketing materials; computer software, and printing services. Otherwise, there currently are no goods, services, supplies, fixtures, equipment, inventory, computer hardware, real estate, or comparable items related to establishing or operating the SARAH Business that you must buy from us, our affiliate, or an approved supplier. None of our officers currently owns an interest in any supplier to SARAH Businesses.

If a Franchisee wants to purchase or lease any product, supply, item or service from a supplier or provider that we have not already approved, they must first obtain our approval. They may request our approval by providing us with a sample of the item they would like us to approve. We will use commercially reasonable efforts to notify the Franchisee within 30 days after receiving all samples and any other requested information or specifications, whether they are authorized to purchase or lease the product or service from that supplier or provider. We do not charge a fee for engaging in this approval process.

In the event we receive rebates from any suppliers to our franchisees, these funds will be used for marketing and promotional purposes. We estimate that, collectively, the purchases and leases you obtain according to our specifications or from approved or designated suppliers represent between 2.5%-7.5% of your total purchases and leases in connection with the establishment and operation of the SARAH Business. During the fiscal year ending June 30, 2024, we did not receive any rebates or other payments from suppliers based on their sales to franchisees and neither we nor our affiliates sold or leased any products or services to franchisees.

Insurance

Besides these purchases or leases, a potential Franchisee must obtain and maintain, at their own expense, the insurance coverage that we periodically require and satisfy other insurance-related obligations. They currently must obtain the following insurance: (i) comprehensive commercial general liability insurance, including bodily injury, property damage, personal injury, products and completed operations liability coverage with a combined single limit of not less than $1,000,000 per occurrence for bodily injuries, $1,000,000 per occurrence for property damage and $2,000,000 annual aggregate, (ii) workers’ compensation and employer’s liability insurance to meet statutory requirements of that of operation where the SARAH Business is located; (iii) commercial property insurance at replacement value, including fire, vandalism, and extended coverage insurance with primary and excess limits of not less than the full replacement value of the SARAH Business and its furniture, fixtures and equipment; (iv) automobile liability insurance for all owned, non-owned and hired automobiles with a single coverage limit of not less than $1,000,000; (v) other insurance as may be required by the state or locality in which the SARAH Business is located and operated; and (vi) professional liability insurance of not less than $1,000,000. All of the policies they maintain must contain the minimum coverage described above and must have deductibles not to exceed the amounts we specify. Each of the insurance policies must be issued by an insurance company of recognized responsibility and satisfactory to us. We may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverages at any time. The commercial general liability, automobile, and umbrella insurance policies must list us as additional insured parties and provide for 30 days’ prior written notice to us in the event of a policy’s material modification, cancellation, or expiration. They must furnish us with a copy of your Certificate of Insurance within 10 business days upon receipt of your Occupancy Permit for the SARAH Business. If they fail or refuse to obtain or maintain the insurance we specify, in addition to our other remedies including termination, we may obtain such insurance for you and the SARAH Business, on the potential Franchisee’s behalf, in which event they must cooperate with us and reimburse us for all premiums, costs and expenses we incur in obtaining and maintaining the insurance, plus a reasonable fee for our time incurred in obtaining such insurance.

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Advertising Materials

Before a potential Franchisee uses them, they must send to us for review samples of all advertising, promotional and marketing materials which we have not prepared or previously approved. They must not use any advertising, promotional, or marketing materials that we have not approved or have disapproved. During approximately the first 3 months of operating the SARAH Business, we will use the Marketing Deposit to pay vendors selected to provide advertising and related services for the promotion of the SARAH Business, which may include, for example, arranging online Internet advertising and marketing content, including Facebook, YouTube, Twitter, Instagram, Pinterest, LinkedIn or other social media outlets and paying click-through charges to search engines, banner advertising sources, and advertising host sites to promote the SARAH Business. We may develop certain promotional materials and/or designate or approve specific suppliers of promotional materials during the franchise term that we may require them to purchase and use. All online marketing activities you conduct for the SARAH Business must meet our then-current guidelines for franchisee use of social media that we include as part of the Operations Manual or otherwise communicate as part of our System standards.

Development of Your SARAH Business

A potential Franchisee is responsible for locating, obtaining, and developing a site for the SARAH Business within the Territory. They must submit a proposed site for the SARAH Business for our approval in a form we specify that includes detailed construction drawings and other site-specific information. After we approve a site for the SARAH Business, they are responsible for constructing and equipping the SARAH Business at that site. They may not begin developing any site or constructing or remodeling any structures or fixtures before we have approved the site. They may consult with real estate and other professionals of their choosing, and we may also assist you in the development of the SARAH Business. They must submit to us for our approval detailed plans and specifications adopting our then-current plans and specifications for SARAH Businesses.

SarahCare, as the franchisor, supplies the Franchisee’s with initial assistance and approval with the following:

1.

Give you our site selection criteria for the SARAH Business and, upon a potential Franchisee’s request, provide input regarding possible sites. We do not own and lease any site to franchisees. After they select and we approve a site, we will designate the geographic area within which they may establish the SARAH Business.

2.	Approve the signage.
3.

Identify the standards and specifications for products, services, and materials that comply with the System, and, if we require, the approved suppliers of these items. We will furnish a potential Franchisee with the listing of the package of initial franchise items as detailed in the Operations Manual. Neither we nor our affiliate provide, deliver, or install any of these items.

4.	Provide an Initial Training Program.
5.	Provide an Operations Training Program.

Once the Franchisee’s SarahCare business is operational, we will:

1.	Issue and modify System standards for SARAH Businesses.
2.	Provide access to a copy of our Operations Manual as we make available through our intranet. The Operations Manual contains mandatory and suggested specifications, standards and operating procedure.
3.	Give you additional or special guidance and assistance and training as we deem appropriate and for which a potential Franchisee are financially responsible.
4.	Inspect and observe the operation of the SARAH Business to help a potential Franchisee comply with the Franchise Agreement and all System standards.
5.	Let you use the confidential information.
6.	Let you use the Marks.

Opening

We estimate that a potential Franchisee will open the SARAH Business within 8 to 10 months after they sign the Franchise Agreement. The interval between signing the Franchise Agreement and opening the SARAH Business depends on the site’s location and condition, the construction schedule for the SARAH Business, the extent to which they must upgrade or remodel an existing location, the delivery schedule for equipment and supplies, securing financing arrangements, completing training, and complying with local laws and regulations.

Current Locations

Below is a list of our current franchised (24) locations:

California - 450 Marathon Dr., Campbell, CA 95008

Connecticut - 870 Burnside Avenue, East Hartford, CT 06108

Florida - 1504 S. Harbor City Blvd., Melbourne, FL 32901

1200 N. University Dr., Pembroke Pines, FL 33024

754 Riverside Drive, Coral Springs, FL 33071

Georgia - 801 Oakhurst Drive, Evans, GA 30808

286 SW Highway, 138 Riverdale, GA 30078

Indiana - 2805 E. 96th, Indianapolis, IN 46240

Massachusetts - 1225 Dorchester Avenue, Dorchester, MA 02125

1217 Grafton St. Worcester, MA 01604

1522 State Street, Springfield, MA 01109

Michigan - 2211 E. Beltline Ave. NE Suites B & C, Grand Rapids, MI 49525

13425 19 Mile Rd., Suite 500, Sterling Heights, MI 49519

2024 Health Dr., Suite B, Wyoming, MI 49519

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New Jersey – 1115 Glove Avenue, Mountainside, NJ 07092

North Carolina - 2245 Gateway Access Pt. Suite 101, Raleigh, NC 27607

Ohio - 10901 Prospect Road, Strongsville, OH 44149

Pennsylvania - 7010 Snowdrift Rd., Allentown, PA 18106

261 Old York Rd., Suite A51, Jenkintown, PA 19046

425 Technology Dr., Malvern, PA 19355

2030 Ardmore Blvd., Pittsburgh, PA 15221

Texas - 157 Nursery Road, The Woodlands, TX 77380

23972 Highway 59 N., Kingwood, TX 77339

21025 Encino Commons, suite 220, San Antonio, TX 78259

We have two international centers in the United Arab Emirates and Saudi Arabia that are franchised, but are not yet open. We do not have an expected date as to when they will be open, if ever.

Below is a list of our current corporate location:

SarahCare of Belden - 6199 Frank Ave NW, North Canton, OH 44720

We closed our prior Stowe, OH corporate location, and intend to open up our second corporate location in Florida to concentrate on research and development.

Our Growth Strategy

Our sales and marketing teams intend to leverage our value proposition and strong participant satisfaction to promote our brand and attract new participants to our centers. The size of our centers depends on the size of the addressable population within each service area. We first determine whether we can fill a center’s expected participant census, then, as a center reaches its initial capacity, we plan to increase its size through pre-planned facility expansions. Once we have reached planned capacity, we intend to expand to other locations.

Our growth strategy includes renewing our current franchised locations. Recently, SarahCare renewed its agreements regarding two SarahCare franchised locations, one in The Woodlands, Texas, and one in Kingwood, Texas. Both renewals are for five years.

Leasing New Market Space

We plan to build new centers or lease from existing market space to enter new markets for our daycare centers into adjacent or new geographies.

The placement of our centers in attractive locations is critical to our success. We regularly conduct zip code level analyses and convene small focus groups with potential participants and caregivers to identify service areas with attractive concentrations of seniors eligible for our daycare services and select optimal sites for our centers. We prioritize service areas with populations that include more than 4,000 potential participants within a 60-minute drive of a center. Our approach to building new daycare centers or leasing space in favorable market areas is based on our experience-based specifications, with flexibility for future center expansion factored into the blueprints where possible.

On April 21, 2021, the Company, through ten newly-formed, wholly-owned limited liability companies, entered into lease agreements with entities controlled by our Chairman, Charles Everhardt, for ten additional SarahCare locations to be operated by the Company. All of the leases are for a ten-year period beginning on July 1, 2021, and ending on June 30, 2031, with a 5-year renewal option. The rent for each location is $7,500 per month. The commencement of the leases have been amended several times to delay the start date, and the remaining leases are scheduled to commence on November 1, 2023. On August 19, 2022, the Company and landlord mutually agreed to terminate the Austin lease. As of November 1, 2022, the Company amended the leases to delay commencement until May 1, 2023. As of May 1, 2023, the Company and landlord mutually agreed to terminate the Houston, TX, Jackson, MS and Trenton, NJ leases, and also agreed to amend the remaining leases to delay commencement until November 1, 2023.  As of November 1, 2023, the Company and landlord mutually agreed to amend the remaining leases to delay commencement until November 1, 2024. As of November 1, 2024, the Company and landlord mutually agreed to terminate these leases.

The six locations are as follows:

Ohio – 33 East 5th Street, Dayton, OH 45402 – approximately 8,500 sq. ft.

Georgia – 1775 Parkway Place SE, Marietta, GA 30067 – approximately 8,500 sq. ft.

Tennessee – 2625 Thousand Oaks, Memphis, TN 38118 – approximately 8,500 sq. ft.

Florida – 3835 McCoy Road, Orlando, FL 32812 – approximately 8,500 sq. ft.

Pennsylvania – 1741 Papermill Road, Wyomissing, PA 19610 – approximately 8,500 sq. ft.

Oklahoma – 7902 South Lewis Avenue, Tulsa, OK 74136 – approximately 8,500 sq. ft.

Potential Acquisitions

We believe we are the logical acquiror in a fragmented market made up of mostly small independent local operators. We are looking for potential acquisitions in new geographic markets along with existing markets that meet certain criteria. We maintain discipline in our approach in regards to purchase price for acquisitions. We consider many factors in determining the purchase price that include potential market expansion, healthcare employee base, demographics of our target market of seniors, daycare demand both future and present is also considered along with other factors before a decision is made to acquire a potential acquisition target. We work closely with key constituencies, including local governments, health systems and senior housing providers, to ensure participants continue to receive the high quality care we demand in our operations and that potential acquisition targets can achieve our important quality standards.

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Reinvest in our Technology

We are continuing to examine ways to improve and enhance our technology offerings to improve efficiencies in our operations. Further, we are evaluating new software and medical device technology to use at our centers to help with our participants who are experiencing chronic conditions. We believe placing new technologies at our centers to further meet the needs of our participants will help us to stand out in the daycare market and attract further participants to our centers. As we continue to evaluate new ways of bringing new technologies and efficiencies to our operations, we believe we will be able to attract new participants and potentially reduce medical costs.

Industry Overview

Healthcare spending in the United States grew by 7.5% in 2023 to $4.8 trillion, and Medicare spending is projected to have grown by 8.4% to over $1 trillion. National health spending is expected to grow by 5.2% in 2024.  The overall growth rate of healthcare spending is expected to accelerate due to the aging population. Spending is set to grow an average of 5.6% a year between 2023 and 2032; the rise will lead to an increase in the health spending share of growth domestic product to 19.7% by 2032 from 17.3% in 2022, the data showed.

There are over 7,500 senior daycare centers across the United States. The industry market size of the adult day care market was valued at $17.02 billion in 2023, and revenue forecast for 2032 is $28.13 billion with a 5.7% CAGR. (Polaris Market Research).

Employees

As of September 30, 2024, the Company had 31 employees. This does not include the employees of the independently owned and run franchise locations.

Intellectual Property

The Company owns the following intellectual property (trademarks): SarahCare and Sarah Adult Day Services.

Competition

There are approximately 4,600 adult day care centers (from the CDC) in the U.S. may be part of stand-alone adult centers specifically set up to provide day care to seniors, 70 percent are affiliated with or operate within senior centers, churches, medical centers or residential care facilities. Two of our larger competitors include Active Day, with approximately 100 locations, and Easter Seals, a non-profit with 69 affiliates. Programs run from several hours to a full day. Participants may attend daily, a few times a week, weekly, or just for special activities. Weekend and evening care are less common, although this is changing as demand for adult day care rises. We also compete with home care and in-home medical care professionals and enterprises.

Governmental Regulations

We will be governed by government laws and regulations governing adult day care facilities. We believe that we are currently in compliance with all laws which govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Reports to Security Holders

We intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Environmental Regulations

We do not believe that we are or will become subject to any environmental laws or regulations of the United States. While our products and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our products or potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

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LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this Offering Circular, our company is not a party to any pending litigation matters except as set forth below.

On or about October 2, 2024, Sarah Adult Day Services, Inc. was named as a defendant in a complaint filed in the Summit County Court of Common Please, Summit County Courthouse in Akron, OH (case no.: CV-2024-10-4369), by Premier Wadsworth Property, LLC (the “Plaintiff”), who is the owner and landlord for the Stow Professional Center, where SarahCare had a corporate center, which it closed around April 2024, approximately 1 year prior to the term of the lease.  The Plaintiff alleges that it is owed damages totaling at least $102,407, including all rent, utilities, and attorney’s fees.  The Company continues to make payments to the Plaintiffs and is settlement discussions with Plaintiffs, as well as intending to vigorously defending itself in this matter.

On or about April 17, 2024, the Company was notified that a complaint had been filed against it in the United States District Court for the Northern District of Ohio, Eastern Division (case no. 5:24-cv-00687), by Merle Griff, Adam Griff and Brian Froelich (the “Plaintiffs”), who are the original shareholders of SarahCare, which is wholly owned by the Company, alleging breach of breach of contract and related causes of action in connection with unpaid royalties pursuant to the Company’s original purchase agreement in connection with SarahCare, and seeking $1,841,537 in damages, plus interests, costs and attorney fees. The Company is in discussions with the Plaintiffs to settle, and the Company intends to vigorously defend itself in this matter.

Additionally, we currently have thirteen (13) convertible promissory notes that are in default, and we may be subject to legal proceedings or lawsuits from any number of those convertible noteholders, including the below.

On April 7, 2013, three note holders (Brook Hazelton, Benjamin M. Manalaysay, Jr., and Diego McDonald, the “Plaintiffs”), whom together invested a total principal amount of $45,000 in the form of convertible promissory notes with the Company, together filed a “Notice of Commencement of Action Subject to Mandatory Electronic Filing” in the Supreme Count of the State of New York, County of New York. The Plaintiffs alleged that the Company breached their contracts with the Plaintiffs and included causes of action for unjust enrichment and related claims, seeking repayment of each of their respective convertible promissory notes plus interest. On or about February 24, 2014, the three Plaintiffs received judgment against the Company from the court in the amounts of $33,686, $8,546 and $33,696 respectively.

MANAGEMENTS DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•

Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced Managements Discussion and Analysis of Financial Condition and Results of Operations disclosure.

•	Reduced disclosure about our executive compensation arrangements.

•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of these reduced reporting burdens herein, and the information that we provide may be different than what you might get from other public companies in which you hold stock.

This section is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows, and is organized as follows:

•	Company Overview - Discussion of our business plan and strategy in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies - Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations - Analysis of our financial results comparing the year ended June 30, 2022 and June 30, 2021.

•	Liquidity and Capital Resources - Liquidity discussion of our financial condition and potential sources of liquidity.

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Result of Operations

As of September 30, 2024, the Company had current assets of $1,278,836. The Company has a limited amount of liquid cash and no other liquid assets on hand as of September 30, 2024, and this is not sufficient to fund operations for the next 12 months. Accordingly, we will be required to raise additional funds to meet our short and long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to us. In this regard, we have obtained and will continue to attempt to obtain (short and long term) loans to cover operational expenses, including general and administrative expenses, payment of prior liabilities, product development, expansion, advertising and marketing. We cannot assure you that we will be successful in obtaining the aforementioned financings (either debt or equity) on terms acceptable to us, or otherwise.

Our unaudited consolidated financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business.

Results of Operations for the Three Months Ended September 30, 2024, and September 30, 2023

For the quarter ended September 30, 2024, we recorded gross revenues of $428,384 versus $480,708 for the quarter ended September 30, 2023, as a result of the Company’s closure of one of its corporate locations, ability to close some of the centers for limited amounts of time, and fewer participants coming to the centers.

For the quarter ended September 30, 2024, operating expenses increased to $1,255,128 from $627,515, a $627,613 increase, or (100.02%), over the quarter ended September 30, 2023.  The increase is due to an increase in consulting and legal and professional fees.

For the quarter ended September 30, 2024, interest expense increased to $29,587 from $21,863 an increase of 35.33% over the quarter ended September 30, 2023. This increase is primarily due to an increase in interest expense.

For the quarter ended September 30, 2024, we realized a net loss of $883,531 as compared to a net loss of $165,063 for the quarter ended September 30, 2023.  The increase in our net loss of $718,468 was primarily due to an increase in consulting legal and professional fees.

Our financial statements are stated in U.S. Dollars and are prepared in accordance with generally accepted accounting principles of the United States (“GAAP”).

Results of Operations for the Years Ended June 30, 2024, and 2023

Going Concern Qualification

Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred cumulative net losses of $44,561,210 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through debt or future issuances of capital stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern.

Operating Results

Our operating results for the years ended June 30, 2024 and 2023, and the changes between those periods for the respective items, are summarized as follows:

	Year Ended
	June 30		Change
	2024	2023	Amount
Operating loss	$(4,274,076)	$(3,624,245)	$(649,831)
Other income (expense)	(3,664,821)	(23,702)	(3,641,119)
Net loss	$(7,938,897)	$(3,647,947)	$(4,290,950)

Revenues

Our revenue increased to $1,824,925 for the year ended June 30, 2024, from revenue of $1,724,843 in the comparative year ended June 30, 2023, due to an increase in the number of participants coming to our centers. The following table presents revenue expenses for the years ended June 30, 2024 and 2023:

	Year Ended
	June 30		Change
	2024	2023	Amount
Participant fees	$1,141,349	$1,098,249	$43,100
Franchise fees	683,576	626,594	56,982
Total revenue	$1,824,925	$1,724,843	$100,082

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Operating Expenses

Our operating expenses increased to $6,099,001 for the year ended June 30, 2024, from operating expenses of $5,349,088 in the comparative year ended June 30, 2023. The increase was due to increases in general and administrative, stock-based compensation, consulting and legal and professional fees. The following table presents operating expenses for the years ended June 30, 2024 and 2023:

	Year Ended
	June 30,		Change
	2024	2023	Amount	Percentage
General and administrative	$1,030,432	$972,624	$57,808	5.94%
Stock-based compensation	1,725,503	-	1,725,503	1,725,503%
Salaries and wages	1,030,912	1,077,108	(46,196)	(4.29)%
Licensing fees	-	3,000,000	(3,000,000)	(3,000,000)%
Consulting fees	2,147,006	151,106	1,995,900	1,320.86%
Legal and professional fees	165,148	148,250	16,898	11.40%
Total operating expenses	$6,099,001	$5,349,088	$749,913	14.02%

The Company recorded $1,030,432 in general and administrative fees during the year ended June 30, 2024, as compared to $972,624 for the prior fiscal year, with the increase primarily due to the Company’s increased administrative expenses. We realized an increase of $16,898 in legal and professional fees during the year ended June 30, 2024, as compared to the same period in the prior fiscal year due to increase in business development, thus increasing legal and professional fees. We realized a decrease of $46,196 in salaries and wages during the year ended June 30, 2024, as compared to the same period in the prior fiscal year, primarily due to decreasing operational expenses during the most recent fiscal year as compared to the prior fiscal year.   We realized a decrease $3,000,000 in licensing fees during the year ended June 30, 2024, as compared to the prior fiscal year due to a decrease in the VISA licensing fee.  We realized an increase of $1,995,900 in consulting fees during the year ended June 30, 2024, as compared to the prior fiscal year due to an increase in our use of consultants for business and corporate development.  We realized an increase in $1,752,503 in stock-based compensation during the year ended June 30, 2024, as compared to the prior fiscal year, due to an increase in management and consultants’ stock-based compensation.

Other Income (Expense)

The following table presents other income and expenses for the year ended June 30, 2024 and 2023:

	Year Ended
	June 30
	2024	2023
Interest expense, related parties	$(33,040)	$(66,796)
Interest expenses	(143,186)	(155,005)
Loss on disposal of property, plant and equipment	(233,835)	-
Loss on extinguishment of debt	(13,655)	-
Loss on impairment of intangible assets	(3,300,981)	-
Change in fair value of derivatives	8,050	24,978
Amortization of debt discount	(22,849)	-
Other income	74,675	173,121
Total other income (expense)	$(3,664,821)	$(23,702)

During the year ended June 30, 2024, interest expense decreased to $143,186 and interest expenses, related parties, decreased to $33,040, as compared to greater interest expense and interest expense, related parties, during the prior fiscal year due to a decrease in certain loans and lease liabilities. During the year ended June 30, 2024, loss on disposal of property, plant and equipment and loss on extinguishment of debt increased to $233,835 and $13,655, respectively, from $0 for the prior year for both, due to the closure of a SarahCare corporate owned franchises.  During the year ended June 30, 2024, loss on impairment of intangible assets increased to $3,300,981 from $0 for the prior year, due to fully writing off the intangible assets during the year. During the year ended June 30, 2024, amortization of debt discount increased to $22,849 from $0 for the prior year, due to there not being any debt discount in the prior year. During the year ended June 30, 2024, the change in fair value of derivatives decreased to $8,050 from $24,978 for the prior fiscal year, due to inputs in the derivative calculation, such as current share price.  During the year ended June 30, 2024, other income decreased to $74,675 from $173,121 for the prior fiscal year, due to a decrease in ancillary and grant revenues.

Net Loss

The Company incurred a $7,938,897 net loss during the year ended June 30, 2024, compared to net loss of $3,647,947 in the prior fiscal year. The increase in net loss is primarily due to the increase in the Company’s operating expenses, specifically its stock compensation expense due to consulting arrangements during the most recent fiscal year ended June 30, 2024.

Liquidity and Capital Resources

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

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Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred cumulative net losses of $44,561,210 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through debt or future issuances of capital stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern.

Working Capital

The following table presents our working capital position as of June 30, 2024 and 2023:

	Year Ended
	June 30		Change
	2024	2023	Amount	Percentage
Cash	$113,489	$157,589	$(44,100)	(27.98)%
Accounts receivable	160,996	224,641	(63,645)	(28.33)%
Notes receivable, related party	9,294	9,294	-	-%
Prepaid expenses	-	2,250	(2,250)	(100)%
Current Assets	283,779	393,774	(109,995)	(27.93)%
Current Liabilities	4,108,306	3,575,716	532,590	14,89%
Working Capital	$(3,824,527)	$(3,181,942)	$(642,585)	20.19%

The change in working capital during the year ended June 30, 2024, was primarily due to a decrease in current assets of $109,995 in conjunction with an increase in current liabilities of $532,590. Current assets decreased primarily due to a decrease in accounts receivable in the amount of $63,645 and a decrease in cash in the amount of $44,100. Current liabilities increased primarily due to the increase in accounts payable and accrued expenses.

Cash Flow

The following tables presents our cash flow for the year ended June 30, 2024 and 2023:

	Year ended
	June 30
	2024	2023
Cash from operating activities	$(183,131)	$(168,972)
Cash flows in investing activities	(50,673)	5,403
Cash from financing activities	189,704	19,821
Net change in cash for the period	$(44,100)	$(143,748)

Cash Flows from Operating Activities

For the year ended June 30, 2024, net cash flows used in operating activities increased to ($183,131) from ($168,972) for the year ended June 30, 2023, due primarily to the Company’s due to an increase in operating expenses during the fiscal year.

Cash Flows from Investing Activities

For the year ended June 30, 2024, net cash flows used in investing activities decreased to ($50,673) from $5,403 for the year ended June 30, 2023, due to decrease in the acquisition of fixed assets during the most recent fiscal year.

Cash Flows from Financing Activities

For the year ended June 30, 2024, net cash flows from financing activities increased to $189,704 from $19,821 for the year ended June 30, 2023, due to an increase in proceeds from notes payable during the most recent fiscal year.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the years ended June 30, 2024 and 2023.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. The ownership interest of consolidated entities not wholly-owned by the Company are presented as noncontrolling interests in the accompanying consolidated financial statements. Intercompany balances and transactions have been eliminated in consolidation, and net income (loss) is reduced by the portion of net income (loss) attributable to noncontrolling interests. The Company reports investments in unconsolidated entities over whose operating and financial policies it has the ability to exercise significant influence under the equity method of accounting.

The Company evaluates its potential variable interest entity (“VIE”) relationships under certain criteria as provided for in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). ASC 810 broadly defines a VIE as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The Company performs this evaluation on an ongoing basis and consolidates any VIEs for which the Company is determined to be the primary beneficiary, as determined by the Company’s power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent in the financial reporting process, actual results may differ significantly from those estimates.

Cash and Cash Equivalents

The Company maintains cash balances in a non-interest bearing account that sometimes exceeds over $250,000 federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2024 and 2023.

Earnings Per Share Calculation

Basic earnings per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per shares is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

Revenue Recognition

Participant Fees

Resident fee revenue is reported at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from participants or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Resident fee revenue is recognized as performance obligations are satisfied.

Under the Company’s day care agreements, which are generally for a contractual term of 30 days to one year, the Company provides services to participants for a stated daily or monthly fee. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for services under the Company’s senior living residency agreements based upon the predominant component, either the lease or nonlease component, of the contracts. The Company has determined that the services included under the Company’s independent living, assisted living, and memory care residency agreements have the same timing and pattern of transfer and are performance obligations that are satisfied over time. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its participants agreements for which it has estimated that the nonlease components of such agreements are the predominant component of the contract.

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The Company enters into contracts to provide home assisted health, and certain outpatient services. Each service provided under the contract is capable of being distinct, and thus, the services are considered individual and separate performance obligations. The performance obligations are satisfied as services are provided and revenue is recognized as services are provided.

The Company receives payment for services under various third-party payor programs which include Medicaid, Veterans Affairs and other third-party payors. Estimates for settlements with third-party payors for retroactive adjustments from estimated reimbursements due to audits, reviews, or investigations are included in the determination of the estimated transaction price for providing services. The Company estimates the transaction price based on the terms of the contract with the payor, correspondence with the payor, and historical payment trends. Changes to these estimates for retroactive adjustments are recognized in the period the change or adjustment becomes known or when final settlements are determined.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicaid or Veterans Affairs are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent adjustments to these accrued amounts are recorded in net revenues when known.

Franchise Fees

The Company franchises a number of its locations under franchise contracts which provide periodic franchise fee payments to the Company and reimbursement for costs and expense related to such franchises. Our franchisees pay us a variety of royalties and fees, including an agreed upon percentage of gross revenues (as defined in the franchise agreement). The Company estimates the amount of franchise fee revenue expected to be earned, if any, during the annual contract period and revenue is recognized as services are provided. The Company’s estimate of the transaction price for the franchise services also includes the amount of reimbursement due from the franchises for services provided and related costs incurred. Such revenue is included in “revenues” on the consolidated statements of operations. The related costs are included in “operating expenses” on the consolidated statements of operations.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Leases

In December 2018, the FASB issued ASC 842 and as ASU 2016-02, is the new lease accounting standard published by the Financial Accounting Standards Board (FASB). It replaced the previous US GAAP leasing standard, ASC 840. The purpose of the new standard is to close a major accounting loophole in ASC 840: off-balance sheet operating leases. Public companies began to implement the standard starting after December 15, 2018. Private companies will follow a year later on December 15, 2020. ASC 842 represents a significant overhaul of the accounting treatment for leases, with the most significant change being that most leases, including most operating leases, are now capitalized on the balance sheet. Under ASC 840, FASB permitted operating leases to be reported only in the footnotes of corporate financial statements. Under ASC 842, the only leases that are exempt from the capitalization requirement are short-term leases less than or equal to 12 months in length. This became effective December 1, 2019 and the Company chose to adopt it early on December 1, 2018. The adoption did not have any material impact on the Company’s consolidated financial statements as the Company has no long term leases.

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts payable, accrued liabilities, and debt. Derivative liabilities were adjusted to fair market value at the end of each reporting period, using Level 3 inputs. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.
•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, accrued interest, certain notes payable and notes payable – due to related parties, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3 (See Note 6).

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under Accounting Standards Codification (“ASC”) 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial feature.

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Derivative Financial Instruments

When the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative: a) one or more underlying, typically the price of the Company’s stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares.

If the conversion feature within convertible debt meet the requirements to be treated as a derivative, the Company estimates the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative liability is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the statements of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreement are classified on the balance sheets as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 “Derivatives and Hedging” (provides comprehensive guidance on derivative and hedging transactions) whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt. These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Recently Issued Accounting Pronouncements

As of and for the year ended June 30, 2024, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Change in Independent Auditor

On June 10, 2024, we retained Astra Audit & Advisory LLC (“Astra”), as our new independent registered public accounting firm, to audit our financial statements for the fiscal year ending June 30, 2024. The appointment of Astra was approved by the Board of Directors of the Company. As a result of our engagement of Astra on June 10, 2024, we dismissed Accell Audit & Compliance, P.A. (“Accell”) as our independent auditor.

During the two most recently completed fiscal years at such time (June 30, 2023 and 2022), and through date of dismissal, there were no disagreements with Accell on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Accell, would have caused Accell to make reference to the subject matter of the disagreement in its report. There have been no reportable events as provided in Item 304(a)(1)(v) of Regulation S-K up to and including the dismissal of Accell, except that such reports contained an explanatory paragraph in respect to uncertainty as to the Company’s ability to continue as a going concern.

Accell’s report on the consolidated financial statements of the Company as, at, and for the fiscal years ended June 30, 2023 and 2022 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained an explanatory paragraph in respect to uncertainty as to the Company’s ability to continue as a going concern and identified certain material weakness in our internal controls over financial reporting. There were and are no limitations placed on Accell concerning the inquiry of any matter related to the Company’s financial reporting.

During the Company’s two most recently fiscal years at the time of the auditor change (June 30, 2023 and 2022), any subsequent interim period preceding engagement of Astra, we have not previously consulted with Astra with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was given to the Company by Astra that Astra concluded was an important factor considered by the Company in reaching its decision as to the accounting, auditing, or financial reporting issue; or (b) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event as that term is described in Item 304(a)(1)(v) of Regulation S-K.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our company’s current directors and executive officers.

Name	Age	Position(s)
Charles Everhardt	63	Chairman of the Board (1)
Michael Friedman	47	Director (1)(3), CEO, President & Chief Financial Officer (2)
Harold Kestenbaum	76	Director (1)(4)

(1)	All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.
(2)

Michael Friedman has been the Interim CEO, Interim CFO and Interim President since March 25, 2021, and on May 24, 2022, resigned as Interim CEO and became President (and remaining as Interim CFO). On April 18, 2024, Michael Friedman was appointed as CEO of the Company.

(3)	Michael Friedman was Chairman of the Board from December 16, 2005, until March 25, 2021, when he became a Director.
(4)	Appointed to the Board of Directors on December 17, 2024.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Charles Everhardt, appointed as Chairman of our Board of Directors on March 25, 2021, has been active in many aspects of real estate, brokerage, development, construction, lending, banking, and purchasing of distressed assets, for over two decades. Mr. Everhardt created and became a partner with Infinity Cards and founded Spindeltop Ventures, LLC, which had a world-wide relationship with MasterCard and Google Wallet, for its affinity prepaid debit cards. Mr. Everhardt has been a partner in Lockwood Development partners, Inc., since 2015. Mr. Everhardt is a partner in Lockwood Development Partners, a real estate investment and development company. The Company believes that Mr. Everhardt’s extensive real estate and development experience makes him a valuable member of the Company’s Board of Directors.

Michael Friedman, LLM, JD, served as the Company’s President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors from December 2005, until March 25, 2021, when he became our Interim CEO, Interim CFO and Interim President. On May 24, 2022, Mr. Friedman resigned as Interim CEO and became President of the Company, and remaining as the Company’s Interim CFO. On April 18, 2024, Mr. Friedman was appointed as CEO of the Company, in addition to being the President and CFO, and remains a Director of the Company. Since 2014, Mr. Friedman has been an advisor, Board of Director Member, and chief financial officer for multiple companies in several industries, primarily focusing in media and technology. Mr. Friedman is co-Founder and CEO of Treat Holdings, LLC which developed the TreatER mobile application which is available on the Apple App Store and directs users to the nearest urgent care or emergency room. The Company previously had a relationship with Treat Holdings, which was terminated on March 25, 2021. On October 1, 2021, Mr. Friedman became President, CEO and a Director of Trident Brands Incorporated (OTC Pink: TDNT). Mr. Friedman received a Master of Laws in Taxation (LL.M.) and a Juris Doctor (JD) from New York Law School. The Company believes that Mr. Friedman’s extensive business experience and legal expertise makes him a valuable member of the Company’s Board of Directors.

Harold Kestenbaum, Esq. was appointed to the Board of Directors on December 17, 2024. is an attorney who has specialized in franchise law and other matters relating to franchising since 1977. From May 1982 until September 1986, he served as franchise and general counsel to Sbarro, Inc., the national franchisor of over 1,000 family-style Italian restaurants and, was a director from March 1985 to December 2006. From September 1983 to October 1989, Mr. Kestenbaum served as President and Chairman of the Board of FranchiseIt Corporation, the first publicly traded company specializing in providing franchise marketing and consulting services and equity financing to emerging franchise companies, which he co-founded. Mr. Kestenbaum has authored the first book dedicated to the entrepreneur who wants to franchise his/her business called “So You Want To Franchise Your Business”. It is a step-by-step guide to what a businessperson needs to know and do to properly roll out a franchise program. Mr. Kestenbaum’s expertise in franchise law is enhanced by my practical experience in serving as the Chief Executive Officer of a national franchisor and in serving as a director of numerous nationally and internationally known franchisors, experiences that are rare and unique in the area of franchise law. In May of 2019, Mr. Kestenbaum merged his successful law practice with the Philadelphia law firm, Spadea Lignana, another franchise boutique firm, that currently represents SarahCare as their franchise counsel. Mr. Kestenbaum is now Of Counsel to the firm. The Company believes that Mr. Kestenbaum’s extensive experience in franchising and legal matters makes him a valuable member of the Company’s Board of Directors.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

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Employment Agreements

Michael Friedman.

On May 24, 2022, the Company entered into a consulting agreement with Mr. Friedman’s entity, Red Halo, LLC (the “Consulting Agreement”), to be considered effective as of May 2, 2022. Under the Consulting Agreement, Mr. Friedman will provide management, financial and operational services to the Company and continue to act as the Company’s President, and will be compensated as follows: (i) Mr. Friedman’s entity, Red Halo, LLC (the “Consultant”) will receive a signing bonus consisting of non-qualified, cashless-exercise stock options to purchase 50,000 shares of Company common stock at an exercise price of $1.56/share, with a term of 7 years; (ii) the Consultant will be paid $150,000 in cash fees per year, upon completion of a $6,600,000 capital raise by the Company, such annual cash fee shall increase to $200,000 per year, and such annual cash fee shall increase by an additional $50,000 per year for each $10,000,000 increase in the Company’s gross revenues over $1,000,000; (iii) within 90 days after the end of each fiscal year beginning June 30, 2024, the Consultant will receive an annual cash bonus of at least $60,000 (the precise amount to be determined by the Company) if the Company’s net income (specifically excluding any extraordinary major shareholder-related expenses) is at or greater than $600,000 for such fiscal year; (iv) within 90 days after the end of each fiscal year beginning June 30, 2024, if the Company’s total revenue has grown at least 12% from its prior fiscal year, the Consultant will receive an equity bonus consisting of non-qualified, cashless-exercise stock options to purchase a minimum of 50,000 shares of Company common stock at an exercise price of $1.56/share, with a term of 7 years; and (v) the Consultant shall be eligible to receive the following 7-year, non-qualified, cashless-exercise stock options for each fiscal year determined by reference to the Company’s gross revenue for such fiscal year as set forth below:

Gross Revenue	Number of Options	Strike Price
$5,000,000	100,000	$1.56
$10,000,000	150,000	$2.00
$20,000,000	200,000	$3.00
$40,000,000	250,000	$4.00
$75,000,000	300,000	$5.00
$100,000,000	350,000	$6.00

The Consulting Agreement prohibits Mr. Friedman from engaging in competitive activity during the terms of the agreements with the Company, and the agreements can be terminated by either the Company or Mr. Friedman, provided that if the agreements are terminated by the Company without “cause” or by the counterparties for “good reason,” as such terms are defined in each respective agreement, the Company is obligated to make additional payments to Mr. Friedman as specified in the agreements.

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Committees of the Board

Our business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the Board. We have not previously had an audit committee, compensation committee or nominations and governance committee.

Audit Committee. We currently do not have an acting audit committee, and our Board of Directors currently acts as our audit committee.

Audit Committee Financial Expert. We do not have an audit committee and thus do not have an audit committee financial expert.

Compensation Committee. We do not presently have a compensation committee. Our Board currently acts as our compensation committee.

Director Independence

For purposes of determining independence, we have adopted the definition of “independence” contained in the NASDAQ Listing Rules. Pursuant to the definition, the company has determined that none of our directors as independent. We believe that retaining independent directors, including an independent director who would qualify as an “audit committee financial expert,” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and results of operations.

Code of Ethics

The Company has adopted a Code of Ethics that applies to officers and directors. A copy of the Company’s code of ethics is available to any person without charge upon written request to the Company at Innovative MedTech, Inc., 2310 York St., Suite 200, Blue Island, Illinois, 89109. Attn: Secretary.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

Our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office or serve on a board of directors. As a result, certain conflicts of interest may arise between our company and these officers and directors. We will attempt to resolve such conflicts of interest in favor of our company. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that these officers and directors exercise good faith and integrity in handling our company’s affairs. A shareholder may be able to institute legal action on behalf of our company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to us.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our CEO, Michael Friedman, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Friedman collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

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EXECUTIVE COMPENSATION

Compensation Summary

The following table sets forth, for the fiscal years ended June 30, 2024, 2023, and 2022, certain information regarding the compensation earned by the Company’s named executive officers as of those years.

Summary Compensation Table

Name and					Stock	Option		All Other
Principal	Fiscal	Salary		Bonus	Awards	Awards		Compensation	Total
Position	Year	(1)		(2)	(3)	(4)		(5)	($)

Michael Friedman	2024	$150,000	(6)	$-	$-	$156,000	(7)	$-	$306,000
President & CEO	2023	$150,000	(6)	$-	$-	$156,000	(7)	$-	$306,000
	2022	$150,000	(6)	$-	$-	$156,000	(7)	$-	$306,000

Merle Griff, Ph.D. (8)	2024	$-		$-	$-	$156,000	(9)	$-	$156,000
Former CEO	2023	$-		$-	$-	$156,000	(9)	$-	$156,000
	2022	$-		$-	$-	$156,000	(9)	$-	$156,000

_______________________

(1)	The dollar value of salary (cash and non-cash) earned and accrued as of the end of each fiscal year.
(2)	The dollar value of bonus (cash and non-cash) earned and accrued as of the end of each fiscal year.
(3)	The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.
(4)	The value of all stock options computed in accordance with ASC 718 on the date of grant.
(5)	All other compensation received that could not be properly reported in any other column of the table.
(6)	This includes earned and paid salary of $65,000 and accrued salary of $85,000 for 2022 and $144,000 of accrued salary for 2020.
(7)	Options awards granted include 50,000 options at $1.56 exercise price, for a signing bonus and 50,000 options at $1.56 exercise price for achieving revenue growth of 12% or greater.
(8)	On May 24, 2022, Merle Griff, Ph.D. was appointed as our Chief Executive Officer, and she was our CEO until April 18, 2024, when she was terminated.
(9)	Options awards granted include 50,000 options at $1.56 exercise price, for a signing bonus and 50,000 options at $1.56 exercise price for achieving revenue growth of 12% or greater.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each of our named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Friedman	3,750,000	0	0	0	1/15/2031	0	0	0	0

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

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Employment Agreements

Michael Friedman.

On May 2, 2022 the Company entered into a Consulting Agreement with Michael Friedman, Mr. Friedman will provide management, financial and operational services to the Company and continue to act as the Company’s President, and will be compensated as follows: (i) Mr. Friedman’s entity, Red Halo, LLC (the “Consultant”) will receive a signing bonus consisting of non-qualified, cashless-exercise stock options to purchase 50,000 shares of Company common stock at an exercise price of $1.56/share, with a term of 7 years; (ii) the Consultant will be paid $150,000 in cash fees per year, upon completion of a $6,600,000 capital raise by the Company, such annual cash fee shall increase to $200,000 per year, and such annual cash fee shall increase by an additional $50,000 per year for each $10,000,000 increase in the Company’s gross revenues over $1,000,000; (iii) within 90 days after the end of each fiscal year beginning June 30, 2023, the Consultant will receive an annual cash bonus of at least $60,000 (the precise amount to be determined by the Company) if the Company’s net income (specifically excluding any extraordinary major shareholder-related expenses) is at or greater than $600,000 for such fiscal year; (iv) within 90 days after the end of each fiscal year beginning June 30, 2023, if the Company’s total revenue has grown at least 12% from its prior fiscal year, the Consultant will receive an equity bonus consisting of non-qualified, cashless-exercise stock options to purchase a minimum of 50,000 shares of Company common stock at an exercise price of $1.56/share, with a term of 7 years; and (v) the Consultant shall be eligible to receive the following 7-year, non-qualified, cashless-exercise stock options for each fiscal year determined by reference to the Company’s gross revenue for such fiscal year as set forth below:

Gross Revenue	Number of Options	Strike Price
$5,000,000	100,000	$1.56
$10,000,000	150,000	$2.00
$20,000,000	200,000	$3.00
$40,000,000	250,000	$4.00
$75,000,000	300,000	$5.00
$100,000,000	350,000	$6.00

The Consulting Agreement prohibits Mr. Friedman from engaging in competitive activity during the terms of their agreements with the Company, and the agreement can be terminated by either the Company or the counterparty, Mr. Friedman, provided that if the agreement is terminated by the Company without “cause” or by the counterparties for “good reason,” as such terms are defined in each respective agreement, the Company is obligated to make additional payments to Mr. Friedman as specified in the agreements.

Outstanding Equity Awards

Our Board of Directors has made no equity awards except as otherwise set forth herein, and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

The Company has not compensated any Board members for their participation on the Board and does not have any standard or other arrangements for compensating them for such services. The Company may issue shares of common stock or options to acquire shares of the Company’s common stock to members of the Board in consideration for their services as members of the Board. The Company does expect to reimburse Directors for expenses incurred in connection with their attendance at meetings of the Board.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 19, 2024, the number of shares of voting capital stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding class of stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 52,518,963 shares of our common stock issued and outstanding as of December 19, 2024, and 367,500 shares of Series A Convertible Preferred Stock issued and outstanding as of September 30, 2024. Each share of Series A Convertible Preferred Stock is convertible at the election of the holder into 100 shares of common stock, and each share entitles the holder to 100 stockholder votes. We do not have any other outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock within the next 60 days. Unless otherwise indicated, the address of each person listed below is care of Innovative MedTech, Inc. 2310 York St., Suite 200, Blue Island, Illinois, 60406.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charles Everhardt (1,2)	Common Stock	7,603,034	(2)	14.48%
Michael Friedman (3)	Common Stock	13,668,607		26.03%
Harold Kesternbaum (4)	Common Stock	100,000		0.19%
Edward Dovner (5)	Common Stock	12,548,834	(5)	23.89%
Kova Trading, LLC (6, 7)	Common Stock	3,180,000	(7)	6.05%
Beverly and Leonard Mezei (8, 9)	Common Stock	9,407,432	(9)	17.91%
Ted Doukas(10)	Common Stock	7,000,000		13.33%
All Officers and Directors as a Group	Common Stock	21,271,641		40.69%

Charles Everhardt (11)	Series A Convertible Preferred Stock	50,542		13.75%
Edward Dovner (12)	Series A Convertible Preferred Stock	100,542		27.36%
Kova Trading, LLC (13)	Series A Convertible Preferred Stock	25,400		6.91%
Beverly and Leonard Mezei (14)	Series A Convertible Preferred Stock	75,141		20.45%
Ted Doukas(15)	Series A Convertible Preferred Stock	25,000		13.61%
Oren Levi (16)	Series A Convertible Preferred Stock	25,000		6.80%
Chaim Narkis	Series A Convertible Preferred Stock	25,000		6.80%
All Officers and Directors as a Group	Series A Convertible Preferred Stock	50,542		13.75%

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_______________________

(1)	Chairman of the Board of Directors.

(2)

Includes (i) 2,460,012 shares of common stock held in the name of EF Trust, LLC, which is managed by Mr. Everhardt’s son, Maximillian Everhardt, with Mr. Everhardt having voting and dispositive power with respect to the shares held in the name of EF Trust, LLC; (ii) 5,054,200 shares of common stock issuable upon conversion of 50,542 shares of Series A Convertible Preferred Stock held in the name of EF Trust, LLC; and (iii) 114,244 shares of common stock held in the name of D&E Holdings 20, LLC, which is owned 50% by Mr. Everhardt, with Mr. Everhardt sharing voting and dispositive power for shares held in the name of entity.

(3)

President and Director. Held in the name of Red Halo, LLC. Mr. Friedman has voting and dispositive power with respect to the shares held in the name of Red Halo, LLC. This includes 9,918,607 common stock and up to 3,750,000 options issuable upon exercise of the options.

(3)	Director.

(4)

Includes (i) 2,460,012 shares of common stock held in the name of Clear Financial Group, LLC, with Mr. Dovner having voting and dispositive power with respect to the shares held in the name of Clear Financial Group, LLC; (ii) 10,054,200 shares of common stock issuable upon conversion of 100,542 shares of Series A Convertible Preferred Stock held in the name of Clear Financial Group, LLC; and (iii) 114,244 shares of common stock held in the name of D&E Holdings 20, LLC, which is owned 50% by Mr. Dovner, with Mr. Dovner sharing voting and dispositive power for shares held in the name of entity.

(5)

Upon information and belief, Amy Friedman (no relationship with Michael Friedman, an officer and director of the Company), Miriam Abrahams and Andrew Mezei share voting and dispositive power with respect to the shares held in the name of Kova Trading, LLC.

(6)	Includes 640,000 shares of common stock and 2,540,000 shares of common stock issuable upon conversion of 25,400 shares of Series A Convertible Preferred Stock held in the name of Kova Trading, LLC.

(7)	Spouses.

(8)

Includes (i) 640,000 shares of common stock held in the name of Grosvenor Ventures, LLC, with Beverly Mezei having voting and dispositive power with respect to the shares held in the name of Grosvenor Ventures, LLC; (ii) 2,540,000 shares of common stock issuable upon conversion of 25,400 shares of Series A Convertible Preferred Stock held in the name of Grosvenor Ventures, LLC; (iii) 640,000 shares of common stock held in the name of Hutton Holdings, LLC, with Leonard Mezei having voting and dispositive power with respect to the shares held in the name of Hutton Holdings, LLC; (iv) 2,540,000 shares of common stock issuable upon conversion of 25,400 shares of Series A Convertible Preferred Stock held in the name of Hutton Holdings, LLC; (v) 613,332 shares of common stock held in the name of the 2010 Mezei GST Trust, with Beverly Mezei having voting and dispositive power with respect to the shares held in the name of the 2010 Mezei GST Trust; and (vi) 2,434,100 shares of common stock issuable upon conversion of 24,341 shares of Series A Convertible Preferred Stock held in the name of the 2010 Mezei GST Trust.

(9)	Held in the name of Corbin Acquisitions, LLC. Mr. Doukas has voting and dispositive power with respect to the shares held in the name of Corbin Acquisitions, LLC.

(10)

Chairman of the Board of Directors. Held in the name of EF Trust, LLC, which is managed by Mr. Everhardt’s son, Maximillian Everhardt. Mr. Everhardt has voting and dispositive power with respect to the shares held in the name of EF Trust, LLC.

(11)	Held in the name of Clear Financial Group, LLC. Mr. Dovner has voting and dispositive power with respect to the shares held in the name of Clear Financial Group, LLC.

(12)

Upon information and belief, Amy Friedman (no relationship with Michael Friedman, an officer and director of the Company), Miriam Abrahams and Andrew Mezei have voting and dispositive power with respect to the shares held in the name of Kova Trading, LLC.

(13)

Includes (i) 25,400 shares of Series A Convertible Preferred Stock held in the name of Grosvenor Ventures, LLC, with Beverly Mezei having voting and dispositive power with respect to the shares held in the name of Grosvenor Ventures, LLC; (ii) 25,400 shares of Series A Convertible Preferred Stock held in the name of Hutton Holdings, LLC, with Leonard Mezei having voting and dispositive power with respect to the shares held in the name of Hutton Holdings, LLC; and (iii) 24,341 shares of Series A Convertible Preferred Stock held in the name of the 2010 Mezei GST Trust, with Beverly Mezei having voting and dispositive power with respect to the shares held in the name of the 2010 Mezei GST Trust.

(14)	Held in the name of Corbin Acquisitions, LLC. Mr. Doukas has voting and dispositive power with respect to the shares held in the name of Corbin Acquisitions, LLC.

(15)	Upon information and belief, Oren Levi is Chaim Narkis’s wife.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal years ended June 30, 2024 and 2023, there were no relationships or related party transactions requiring disclosure, except for the following:

As of June 30, 2024, the Company maintains its corporate address in at 2310 York Street, Suite 200, Blue Island, IL, 60406. This space is provided by the Company’s Chairman, Charles Everhardt, a related party, on a rent free basis at the present time. The Company does not currently have a lease for this space at this time, but expects to enter into a month-to-month office lease for this space in the future.

EXPERTS

Astra Audit & Advisory, LLC, an independent registered public accounting firm, has audited our financial statements at June 30, 2024, as set forth in its report. We have included our financial statements in this Offering Circular in reliance on Astra Audit & Advisory, LLC’s report, given on their authority as experts in accounting and auditing.

Accell Audit & Compliance, PA, an independent registered public accounting firm, has audited our financial statements at June 30, 2023, as set forth in its report. We have included our financial statements in this Offering Circular in reliance on Accell Audit & Compliance, PA’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Brunson Chandler & Jones, PLLC, of Salt Lake City, Utah.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

47

INDEX TO FINANCIAL STATEMENTS

Innovative MedTech, Inc.

Unaudited Consolidated Financial Statements for the Three Months Ended September 30, 2024 and 2023

Innovative MedTech, Inc.

Audited Financial Statements for the Years Ended June 30, 2024 and 2023

F-1

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2024	June 30, 2024
	Unaudited
Assets
Current assets
Cash and cash equivalents	$174,293	$113,489
Accounts receivable, net	166,449	160,996
Notes receivable, related party	9,294	9,294
Prepaid expenses	9,088	-
Total current assets	359,124	283,779

Deposits	7,961	7,961
Deposit on business acquisition	540,800	-
Right-of-use asset	249,784	241,210
Finance lease asset, net	10,327	11,475
Property, plant and equipment, net of accumulated depreciation	110,840	107,456
Total Assets	$1,278,836	$651,881

Liabilities & Stockholders' Deficit
Current liabilities
Accounts payable and accrued expenses	$1,463,934	$1,394,888
Accrued interest	664,770	648,771
Accrued interest, related parties	225,357	203,711
Notes payable, related parties, current	832,773	832,773
Notes payable, current, net of $9,553 and $0 in unamortized discount, respectively	372,859	317,546
Convertible notes payable, current	266,900	266,900
SBA Loan, current	5,145	5,359
Line of credit	71,442	72,810
Derivative liability	200,000	193,557
Finance lease liability	28,334	27,809
Operating lease liability	136,183	144,182
Total current liabilities	4,267,697	4,108,306

Royalty liability	1,500,000	1,500,000
Finance lease liability, non-current	38,530	45,814
Operating lease liability, non-current	118,510	97,886
Notes payable, non-current	62,036	60,048
SBA Loan, non-current	317,765	322,789
Total Liabilities	6,304,538	6,134,843

Commitments and contingencies (Note 14)

Stockholders' Deficit
Series A Preferred stock, $0.000001 par value; 500,000,000 authorized: 367,500 shares issued and outstanding	-	-
Common stock, $0.000001 par value; 130,000,000 shares authorized; 27,918,963 and 23,882,297 shares issued and outstanding as of September 30, 2024 and June 30, 2024, respectively	28	24
Additional paid in capital	40,419,011	39,078,224
Accumulated deficit	(45,444,741)	(44,561,210)
Total Stockholders' Deficit	(5,025,702)	(5,482,962)
Total Liabilities and Stockholders' Deficit	$1,278,836	$651,881

 See accompanying notes to unaudited consolidated financial statements.

F-2

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	September 30,
	2024	2023
	Unaudited
Revenue:
Participant fees	$252,571	$321,490
Franchise fees	175,813	159,218
	428,384	480,708

Operating expenses:
General and administrative	115,427	226,060
Stock-based compensation	28,741	0
Salaries and wages	239,260	293,512
Consulting fees	808,750	53,104
Legal and professional fees	62,950	54,839
Total operating expenses	1,255,128	627,515

Loss from operations	(826,744)	(146,807)

Other income (expense):
Interest expense, related parties	(18,639)	(16,940)
Interest expense	(29,587)	(21,863)
Change in fair value of derivatives	(6,443)	(24,733)
Amortization of debt discount	(2,447)	(8,053)
Other income	329	53,333
Total other income (expense)	(56,787)	(18,256)

Net loss	$(883,531)	$(165,063)

Basic and diluted earnings per share on net loss	$(0.03)	$(0.01)

Weighted average shares outstanding - basic and diluted	27,721,161	21,157,327

See accompanying notes to unaudited consolidated financial statements

F-3

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the three months ended September 30, 2024 and 2023 (Unaudited)

					Additional
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, June 30, 2024	367,500	$-	23,882,297	$24	$39,078,224	$(44,561,210)	$(5,482,962)

Stock issued for services	-	-	2,036,666	2	771,248	-	771,250

Stock issued for deposit in joint venture	-	-	2,000,000	2	540,798	-	540,800

Stock-based compensation	-	-	-	-	28,741	-	28,741

Net loss	-	-	-	-	-	(883,531)	(883,531)

Balance, September 30, 2024	367,500	$-	27,918,963	$28	$40,419,011	$(45,444,741)	$(5,025,702)

See accompanying notes to unaudited consolidated financial statements

F-4

INNOVATIVE MEDTECH, INC.AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the three months ended September 30, 2023

Unaudited

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, June 30, 2023	367,500	$-	21,157,327	$21	$35,313,906	$(36,622,313)	$(1,308,386)

Warrants issued with notes payable	-	-	-	-	22,849	-	22,849

Net loss	-	-	-	-	-	(165,063)	(165,063)

Balance, September 30, 2023	367,500	$-	21,157,327	$21	$35,336,755	$(36,787,376)	$(1,450,600)

See accompanying notes to unaudited consolidated financial statements

F-5

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	For the three months ended
	September 30,
	2024	2023
Cash Flows from Operating Activities
Net Loss	$(883,531)	$(165,063)

Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	9,319	24,000
Stock-based compensation	28,741	-
Stock issued for services	771,250	-
Amortization of royalty fee liability discount	-	151
Amortization of debt discount	2,447	8,053
Change in fair value of derivatives	6,443	24,733
Amortization of right-of-use	4,050	(24)
Changes in operating assets & liabilities
Accounts receivable	(5,453)	(319)
Prepaid expenses	(9,088)	750
Deposits	-	(1,245)
Accounts payable and accrued liabilities	69,046	40,272
Accrued interest, related party	21,646	17,353
Accrued interest	15,999	16,148
Net cash provided (used) by operating activities	30,869	(35,191)

Cash Flows from Investing Activities
Acquisition of fixed assets	(11,555)	(95,235)
Net cash provided (used) by investing activities	(11,555)	(95,235)

Cash Flows from Financing Activities
Proceeds from convertible notes payable	-	150,000
Proceeds from notes payable	80,000	81,729
Payments on SBA loan	(5,238)	(5,238)
Payments on convertible notes payable	-	-
Payments on notes payable	(25,145)	-
Proceeds from line of credit	-	20,000
Payments on line of credit	(1,368)	(1,593)
Payments on finance lease	(6,759)	(15,399)
Net cash provided (used) by financing activities	41,490	229,499

Increase in Cash and cash equivalents	60,804	99,073

Cash and cash equivalents at beginning of period	113,489	157,589

Cash and equivalents at end of period	$174,293	$256,662

Supplemental Cash Flow Information
Cash paid for interest	$-	$9,500
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued for deposit on business acquisition	$540,800	$-
Right-of-use asset and operating lease liability	$60,115	$-

See accompanying notes to unaudited consolidated financial statements.

F-6

INNOVATIVE MEDTECH, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDING SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Innovative MedTech, Inc. (the “Company”), a Delaware corporation, is a provider of health and wellness services, and has two divisions: technology and devices and Adult Day Services.  The Company’s technology and devices division has signed a distribution agreement with 2 products: a high detection vein visualization device and an Oral Thrush product, and the Company’s wholly owned subsidiary SarahCare, an adult day care franchisor with 25 centers (1 corporate and 24 franchise locations) located in 13 states. SarahCare offers seniors daytime care and activities focusing on meeting their physical and medical needs on a daily basis, and ranging from nursing care to salon services and providing meals, to offering engaging and enriching activities to allow them to continue to lead active and engaged lives.

On or about April 16, 2024, the Company entered into a distribution agreement (the "Agreement") with Near Infrared Imaging, Inc. ("NII") for Vein-Eye Carry, a patent-pending vein illumination technology which employs advanced optics and real-time imaging to precisely identify veins, reducing the need for multiple attempts and enhancing procedural accuracy. The Agreement gives the Company the non-exclusive right to distribute NII's product(s) with no limitations on the territory. NII's Vein-Eye Carry is a Class 1, 510-k exempt medical device, is TAA and FAR compliant, and is designed, engineered and manufactured in the U.S. The Vein-Eye Carry is lightweight and portable and can be successfully carried into a home, up flights of stairs, carried into a clinic nursing home, placed in an ambulance or another emergency medical vehicle.

On or about May 17, 2024, the Company entered into an Exclusive License Agreement (the “Exclusive License Agreement”) with Shear Kershman Labs, a Missouri corporation (“SKL”).  SKL has developed Oral Thrush, a mouth wash that treats oral thrush, a condition in which a fungus, Candida albicans, accumulates on the lining of the mouth and sometimes overgrows and causes symptoms, such as creamy white lesions, usually on the tongue or inner cheeks. Under the Exclusive License Agreement, SKL will form a subsidiary to distribute Oral Thrush, the Company shall become an 80% owner of the subsidiary, and the Company issued 2,000,000 shares of the Company’s Common Stock to SKL.

NOTE 2. LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

For the three months ended September 30, 2024 and 2023, the Company reported a net loss of $883,531 and $165,063, respectively.

As of September 30, 2024, the Company maintained total assets of $1,278,836, total liabilities including long-term debt of $6,304,538 along with an accumulated deficit of $45,444,741.

The Company continues to have limited capital resources and has experienced net losses and negative cash flows from operations and expects these conditions to continue for the foreseeable future. As of September 30, 2024, the Company had $174,293 cash available for operations and had an accumulated deficit of $45,444,741. Management believes that cash on hand as of September 30, 2024 is not sufficient to fund operations through June 30, 2025. The Company will be required to raise additional funds to meet its short and long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company.

F-7

The Company believes that additional capital will be required to fund operations through June 30, 2025 and beyond, as it attempts to generate increasing revenue, and develop new products. The Company intends to attempt to raise capital through additional equity offerings and debt obligations. There can be no assurance that the Company will be successful in obtaining financing at the level needed or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the three months ended September 30, 2024 and 2023. The three months are not indicative of the year that will be ending June 30, 2025.

Principles of Consolidation

The Company has two wholly-owned operating subsidiaries; Sarah Adult Day Services, Inc., and Sarah Day Care Centers, Inc., along with non-operating subsidiaries consisting of the 6 formed limited liability companies formed for the additional SarahCare location leases.  The consolidated financial statements, which include the accounts of the Company and its two wholly-owned subsidiaries, are prepared in conformity with GAAP pursuant to the rules and regulations of the SEC. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with GAAP and presented in US dollars. The fiscal year end is June 30.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent in the financial reporting process, actual results may differ significantly from those estimates.

Cash and Cash Equivalents

The Company maintains cash balances in a non-interest-bearing account that does not exceeds $250,000 at September 30, 2024. For the purpose of the consolidated financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2024 and 2023.

Earnings Per Share Calculation

Basic earnings per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. There are 1,084,366,651 of Common Stock Equivalents (“CSE”) not included in the diluted per share because they are considered anti-dilutive.

Intangible Assets

Certain intangible assets arose from the acquisition of Sarah Adult Day Services, Inc., and Sarah Day Care Centers, Inc. on March 25, 2021 and consist of the following, which have been or are being amortized on a straight-line basis over the following estimated useful lives unless they have an indefinite life:

Asset	Estimated Useful Life
Customer Relationships	3
Trademarks	Indefinite
Non-Compete Agreement	3
CARF Accreditation	3
Franchise Agreements	Indefinite

F-8

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For the three months ended September 30, 2024 and 2023, there were no impairment losses.  As of June 30, 2024, the Company recorded an impairment expense of intangible assets of $3,123,204.

Revenue Recognition

Revenue is recognized when a customer obtains services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the services it provides to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct.

Patient Fees

Participant fee revenue is reported at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from participants or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Resident fee revenue is recognized as performance obligations are satisfied.

Under the Company’s day care agreements, which are generally for a contractual term of 30 days to one year, the Company provides services to participants for a stated daily or monthly fee. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for services under the Company’s senior living residency agreements based upon the predominant component, either the lease or nonlease component, of the contracts. The Company has determined that the services included under the Company’s independent living, assisted living, and memory care residency agreements have the same timing and pattern of transfer and are performance obligations that are satisfied over time. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its participants agreements for which it has estimated that the nonlease components of such agreements are the predominant component of the contract.

The Company enters into contracts to provide home assisted health, and certain outpatient services. Each service provided under the contract is capable of being distinct, and thus, the services are considered individual and separate performance obligations. The performance obligations are satisfied as services are provided and revenue is recognized as services are provided.

F-9

The Company receives payment for services under various third-party payor programs which include Medicaid, Veterans Affairs and other third-party payors. Estimates for settlements with third-party payors for retroactive adjustments from estimated reimbursements due to audits, reviews, or investigations are included in the determination of the estimated transaction price for providing services. The Company estimates the transaction price based on the terms of the contract with the payor, correspondence with the payor, and historical payment trends. Changes to these estimates for retroactive adjustments are recognized in the period the change or adjustment becomes known or when final settlements are determined.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicaid or Veterans Affairs are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent adjustments to these accrued amounts are recorded in net revenues when known.

Franchise Fees

The Company franchises a number of its locations under franchise contracts which provide periodic franchise fee payments to the Company and reimbursement for costs and expense related to such franchises. The Company’s franchisees pay a variety of royalties and fees, including an agreed upon percentage of gross revenues (as defined in the franchise agreement). The Company estimates the amount of franchise fee revenue expected to be earned, if any, during the annual contract period and revenue is recognized as services are provided. The Company’s estimate of the transaction price for the franchise services also includes the amount of reimbursement due from the franchises for services provided and related costs incurred.

SarahCare, as the franchisor, supplies the franchisee’s with initial assistance and approval with the following: (1) Providing the site selection criteria for the SARAH Business and, upon a potential franchisee’s request, provide input regarding possible sites. The Company does not own and lease any site to franchisees. After the franchise selects and the Company approves a site, the Company will designate the geographic area within which they may establish the SARAH Business; (2) Approve the signage; (3) Identify the standards and specifications for products, services, and materials that comply with the System, and, if the Company requires, the approved suppliers of these items. The Company will furnish a potential Franchisee with the listing of the package of initial franchise items as detailed in the Operations Manual. Neither the Company or its affiliate provide, deliver, or install any of these items; (4) Provide an Initial Training Program; and (5) Provide an Operations Training Program.

Once the Franchisee’s SarahCare business is operational, the Company will: (1) Issue and modify System standards for SARAH Businesses; (2) Provide access to a copy of the Company’s Operations Manual as they make available through our intranet. The Operations Manual contains mandatory and suggested specifications, standards and operating procedure; (3) Provide additional or special guidance and assistance and training as the Company deem appropriate and for which a potential Franchisee are financially responsible; (4) Inspect and observe the operation of the SARAH Business to help a potential Franchisee comply with the Franchise Agreement and all System standards; (5) Let the Franchisee use the confidential information; and, (6) Let the Franchisee use the Marks (trademarks, trade names, service marks, and logos).

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Leases

The Company accounts for leases in accordance with Accounting Standards Update (ASU) 2016-02, “Leases” (Topic 842). Based on this standard, the Company determines if an agreement is a lease at inception. Leases are included – right to use, current portion of lease liability, and operating lease liability, less current portion in the Company’s consolidated balance sheets. Finance leases are included in property, plant and equipment, net current portion of long-term debt, net and long-term debt, less current portion and debt issuance costs in the Company’s consolidated balance sheets.

F-10

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts payable, accrued expenses, and debt. The carrying value of these financial instruments is considered to be representative of their fair value due to the short maturity of these instruments. The carrying amount of the debt approximates fair value, because the interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company. The Company’s derivative liabilities were adjusted to fair market value at the end of each reporting period, using Level 3 inputs.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses and interest, certain notes payable and notes payable – due to related parties, approximate their fair values because of the short maturity of these instruments. The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3 (See Note 11).

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial feature.

Derivative financial instruments

When the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative: a) one or more underlying, typically the price of the Company’s stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares.

If the conversion features within convertible debt meet the requirements to be treated as a derivative, the Company estimates the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative liability is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the consolidated statements of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreement are classified on the consolidated balance sheets as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the balance sheet date.

F-11

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 “Derivatives and Hedging” (provides comprehensive guidance on derivative and hedging transactions) whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt. These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Reclassification of Presentation

Certain prior year amounts have been reclassified to conform with current year presentation. These reclassifications had no effect on the reported results of operations.

Recently Issued Accounting Pronouncements

The Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations for the quarter ended as of September 30, 2024 or on a going forward basis.

Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through the date of this report; the date the consolidated financial statements were available for issue.

NOTE 4. NOTES RECEIVABLE, RELATED PARTIES

The Company has several notes receivables from a related party.  They are as follows:

	September 30, 2024	June 30, 2024

Notes receivable from related party (see Note 17), due in three months, with no installments, no interest, and in default as of March 2022	9,294	9,294
Total notes receivable	9,294	9,294
Less long-term	-	-
Total short term notes receivable	$9,294	$9,294

F-12

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2024 and June 30, 2024

	September 30,	June 30,
	2024	2024

Leasehold improvements	$20,077	$20,077
Vehicles	130,135	130,135
Computer equipment	25,048	13,493
Furniture and fixtures	3,046	3,046
	178,306	166,751
Less: Accumulated depreciation	(67,466)	(59,295)
Property, plant and equipment - net	$110,840	$107,456

Depreciation expense was $8,171 and $16,911 for the three months ended September 30, 2024 and 2023, respectively.

NOTE 6. NOTES PAYABLE

As of September 30, 2024 and June 30, 2024, the Company had $434,895 and $377,594, respectively, in outstanding notes payable, as following:

		Original			Principal Balance as of
	Date of Note	Principal	Maturity	Interest	September 30,	June 30,
Ref No.	Issuance	Balance	Date	Rate (%)	2024	2024
1	9/16/06	$100,000	*	12	$38,000	$38,000
2	12/25/20	146,021	8/15/25	10	30,307	38,572
3	2/24/14	5,000	*	9	8,547	8,547
4	2/24/14	39,000	*	9	33,687	33,687
5	2/24/14	179,124	*	9	33,697	33,697
6	7/1/23	90,985	5/5/28	9	70,560	75,091
7	8/21/23	150,000	*	12	148,000	150,000
8	7/30/24	40,250		14	40,250	-
9	7/30/24	51,750		12	41,400	-
Less: Unamortized	discount				(9,553)
	Total				$434,895	$377,594
	Total Current				$372,859	$317,546
	Total Long Term				$62,036	$60,048

________

* As of September 30, 2024, these notes are in default.

Amount Owed
Year Ended June 30, 2025	378,049
Year Ended June 30, 2026	26,422
Year Ended June 30, 2027	20,157
Year Ended June 30, 2028	19,820
Total future payments	444,488

F-13

On July 30, 2024, the Company entered into a Promissory Note Agreement with a lender in the amount of $40,250, at an interest rate of 14% and a maturity date of May 30, 2025. If the Company defaults, then the Notes have a conversion price at the lower of of $0.01 or a 29% discount to the lowest trading price for the 10 prior trading days to the conversion date.

On July 30, 2024, the Company entered into a Promissory Note Agreement with a lender in the amount of $51,750, at an interest rate of 12% and a maturity date of May 30, 2025. If the Company defaults, then the Notes have a conversion price at the lower of of $0.01 or a 29% discount to the lowest trading price for the 10 prior trading days to the conversion date.

NOTE 7. NOTES PAYABLE, RELATED PARTIES

As of September 30, 2024 and June 30, 2024, the Company had $832,773 and $832,773 respectively, in outstanding notes payable, related parties. As of September 30, 2024 and June 30, 2024, the Company had $225,357 and $203,711, respectively, in accrued interest related to these notes. Some of these notes were assumed in connection with the acquisition on March 25, 2021.

Ref No. Note		Date of	Original Principal	Maturity	Interest	Principal	Principal
Issuance		Issuance	Rate %	Date	Rate %	Balance 9/30/24	Balance 6/30/24
1	*	3/25/21	308,500	6/3/21	10%	$308,500	$308,500
2	*	3/25/21	47,436	6/3/21	10%	47,436	47,436
3	*	3/25/21	158,503	6/3/21	10%	158,502	158,502
4	*	3/24/22	39,000	9/24/22	6%	39,000	39,000
5	*	5/5/22	179,124	11/5/22	6%	179,124	179,124
6	*	10/5/22	20,000	4/5/23	6%	20,000	20,000
7	*	11/9/22	500	5/9/23	6%	500	500
8	*	11/18/22	4,000	5/18/23	6%	4,000	4,000
9	*	1/17/23	18,000	7/17/23	6%	18,000	18,000
10	*	2/8/23	27,000	8/8/23	6%	27,000	27,000
11	*	4/28/23	650	10/28/23	6%	650	650
12	*	5/16/23	900	11/16/23	6%	900	900
13	*	5/30/23	875	11/30/23	6%	875	875
14	*	5/21/23	410	11/31/23	6%	410	410
15	*	6/29/23	875	12/29/23	6%	875	875
16	*	1/12/24	5,000	7/12/24	6%	5,000	5,000
17	*	1/16/24	7,000	7/16/24	6%	7,000	7,000
18	*	2/21/24	10,000	8/21/24	6%	10,000	10,000
19		4/1/24	5,000	10/1/24	6%	5,000	5,000
		Total				$832,773	$832,773

* As of September 30, 2024, these notes are in default.

The above amounts and terms are not necessarily what third parties would agree to.

F-14

NOTE 8. CONVERTIBLE NOTES PAYABLE

As of September 30, 2024 and June 30, 2023, the convertible notes payable were as follows:

Date of Note Issuance	Original Principal Balance	Maturity Date	Interest Rate %	Conversion Rate	Principal Balance 9/30/24	Principal Balance 6/30/24
8/26/14	50,000	*	10%	$0.0001	$50,000	$50,000
6/15/12	8,000	*	10%	$0.000350	8,000	8,000
10/18/11	1,900	*	8%	25% discount to market	6,900	6,900
10/3/10	20,000	*	10%	lesser $0.01 or 20% discount to market	20,000	20,000
10/31/09	4,000	*	8%	25% discount of previous 5 days closing price	4,000	4,000
2/26/07	30,000	*	12%	lesser $0.50 or 35% discount to market	30,000	30,000
4/17/07	20,000	*	10%	lesser $0.45 or 35% discount to market	20,000	20,000
6/14/07	15,000	*	10%	lesser $0.50 or 25% discount to market	15,000	15,000
1/29/07	15,000	*	10%	$0.95	15,000	15,000
4/17/07	15,000	*	10%	lesser $0.45 or 35% discount to market	15,000	15,000
12/23/06	18,000	*	10%	$0.95	18,000	18,000
11/30/06	50,000	*	10%	$0.85	50,000	50,000
10/1/05	15,000	*	10%	$0.50	15,000	15,000
Total Current					$266,900	$266,900

* As of September 30, 2024, these notes are in default.

NOTE 9. SBA LOAN

On June 25, 2020 and January 6, 2022, the Company’s wholly-owned subsidiary, Sarah Day Care Centers, Inc. received proceeds of $150,000 and $200,000, respectively, in the form of an SBA loan. Installment payments, including principal and interest of $1,746 are due monthly beginning on December 22, 2021. The balance of principal and interest is payable thirty years from the promissory note date. The interest accrues at a rate of 3.75% per annum. During the three months ended September 30, 2024 and 2023, the Company recorded $0 and $3,273 in accrued interest related to the SBA loan.

Amount Owed

Year Ended June 30, 2025	$6,829
Year Ended June 30, 2026	7,089
Year Ended June 30, 2027	7,360
Year Ended June 30, 2028	7,641
Year Ended June 30, 2029	7,932

Payments 2030 & Thereafter	286,059
Total Payments	$322,910

F-15

NOTE 10. DERIVATIVE FINANCIAL INSTRUMENTS

The following tables summarize the components of the Company’s derivative liabilities and linked common shares.

	September 30, 2024
	Indexed	Fair
The financings giving rise to derivative financial instruments	Shares	Values
Compound embedded derivative	1,461,911	$200,000

	June 30, 2024
	Indexed	Fair
The financings giving rise to derivative financial instruments	Shares	Values
Compound embedded derivative	818,753	$193,557

The following tables summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the three months ended September 30, 2024 and 2023:

The financings giving rise to derivative financial instruments and the income effects:

	Three Months Ended
	September 30,	September 30,
	2024	2023
Compound embedded derivative	$(6,443)	$(24,733)
Day one derivative loss	-	-
Total derivative gain (loss)	$(6,443)	$(24,733)

The Company’s convertible notes gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option.

Current accounting principles that are provided in ASC 815 – Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. In addition, the standards do not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be bundled together and fair valued as a single, compound embedded derivative. The Company has selected the Monte Carlo Simulations valuation technique to fair value the compound embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Monte Carlo Simulations technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators.

F-16

Significant inputs and results arising from the Monte Carlo Simulations process are as follows for the compound embedded derivative that has been bifurcated from the Convertible Notes and classified in liabilities:

	Inception	September 30, 2024	June 30, 2024
Quoted market price on valuation date	$0.01	$0.2975	$0.40
Contractual conversion rate	$0.0054 - $0.0081	$0.19 – 0.23	$0.338 - $0.556
Range of effective contractual conversion rates	-		-
Contractual term to maturity	1.00 Year	0.25 Years	0.25 Years
Market volatility:
Volatility	138.28%-238.13%	138.28%-238.13%	138.28%-238.13%
Contractual interest rate	5%-12%	5%-12%	5%-12%

The following table reflects the issuances of compound embedded derivatives and changes in fair value inputs and assumptions related to the compound embedded derivatives during the three months ended September 30, 2024 and June 30, 2023.

	September 30, 2024	June 30, 2024
Beginning balance	$193,557	$201,607
Issuances:
Convertible Note Financing	-	-
Removals	-	-
Changes in fair value inputs and assumptions reflected	6,443	(8,050)
Conversions	-	-
Ending balance	$200,000	$193,557

The fair value of the compound embedded derivative is significantly influenced by the Company’s trading market price, the price volatility in trading and the interest components of the Monte Carlo Simulation technique.

NOTE 11. STOCKHOLDERS’ DEFICIT

On or about April 26, 2022, the Company entered into an Agreement for Share Exchange (the “Share Exchange Agreement”) to obtain 10,500,000 shares of common stock of Vitality RX, Inc., a Delaware corporation (“Vitality”), representing 100% ownership of Vitality, from Vitality’s five shareholders identified in the Share Exchange Agreement (the “Vitality Shareholders”), in consideration of the issuance by the Company to the Vitality Shareholders of 5,500,000 shares of Innovative common stock, and 50,000 shares of Series A Convertible Preferred Stock (which preferred stock is convertible into 5,000,000 shares of common stock) (such shares of common stock and preferred stock collectively the “Shares”).  On or about April 28, 2022, the transaction closed, Innovative received the stock of Vitality from the Vitality Shareholders, and issued the Shares to the Vitality Shareholders. The Company determined that Vitality did not meet the definition of a business under Accounting Standards Codification (“ASC”) 805 Business Combinations, as such, the issuance of shares was treated as stock-based compensation expense.

F-17

Common Stock

On or about September 11, 2024, the Company issued 2,000,000 common shares, par value, $0.000001 per share, to shareholders of Shear Kershman Labs for the Exclusive License Agreement entered into with the Company.

On or about September 11, 2024, the Company issued 2,036,666 common shares, par value, $0.000001 per share, to several consultants for consulting services and their expertise in technology, financial services and media.

On or about April 12, 2024, the Company issued 1,134,242 common shares, par value, $0.000001 per share, to several consultants for consulting services and their expertise in technology, financial services and media.

On March 7, 2024, the Company issued 1,590,728 restricted common shares, par value, $0.000001 per share, to 6 Board of Advisor Members and 7 consultants to the Company.

On August 21, 2023 the Company issued a Note (Note 7, Ref #7) which included 100,000 warrants to purchase common stock at a strike price of $0.10 per share, par value, $0.000001 per share. The warrants have an expiration date of August 21, 2028.

Conversion of Notes Payable to Common Shares

On April 4, 2024,  one Noteholders converted two notes for a total of $11,350 of convertible promissory notes into 50,075  common shares of the Company,

Series A Convertible Preferred Stock

As of June 30, 2024, the Company had 500,000,000 authorized shares of Series A Convertible Preferred Stock, par value, $0.000001 per share. Each share of Series A Convertible Preferred Stock is convertible into 100 shares of the Company’s common stock.

Series A Preferred Stock – Certificate of Designations

The Preferred Shares each have Certificate of Designations, which designate as follows:

Number

500,000,000 shares of the Parent Company’s Preferred Stock are designated as shares of Series A Convertible Preferred Stock, par value $0.000001 per share.

Dividends

Any dividends (other than dividends on common stock payable solely in common stock or dividends on the Series A Convertible Preferred Stock payable solely in Series A Convertible Preferred Stock or dividends on the Series B Preferred Convertible Stock payable solely in Series B Convertible Preferred Stock) declared or paid in any fiscal year will be declared or paid among the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and common stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Convertible Preferred Stock were converted into shares of common stock pursuant to the terms of the Certificate of Designations. The Parent Company’s Board of Directors is under no obligation to declare dividends on the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock.

Conversion

Each share of Preferred Stock is convertible into 100 shares of the Parent Company’s common stock (the “Conversion Rate”).

F-18

Liquidation

In the event of any liquidation, dissolution or winding up of the Parent Company, the assets of the Parent Company legally available for distribution by the Parent Company would be distributed with equal priority and pro rata among the holders of the Preferred Stock and common stock in proportion to the number of shares of common stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of common stock at the then applicable Conversion Rate.

Voting

On any matter presented to the stockholders of the Parent Company for their action or consideration at any meeting of stockholders of the Parent Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock would be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Parent Company’s Certificate of Incorporation, holders of Preferred Stock vote together with the holders of common stock as a single class.

NOTE 12. PROVISION FOR CORPORATE INCOME TAXES

The Company provides for income taxes by the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. This also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The valuation allowance at September 30, 2024 was $11,394,318 and as of June 30, 2024 was $11,164,600.  The net change in allowance during the quarters ended September 30, 2024 and 2023 was $4,009,262 and $590,629, respectively.

As of September 30, 2024, the Company has federal net operating loss carry forwards of approximately $43,824,300 available to offset future taxable income through 2040. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the three months ended September 30, 2024 and 2023 due to losses and full valuation allowances against net deferred tax assets.

As of September 30, 2024 and 2023, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	(21)%
State taxes – net of federal benefits	(5)%
Valuation allowance	26%
Income tax rate – net	0%

FASB Interpretation No. 48 (Fin 48) - Accounting for Uncertain Tax Positions

The Company files income tax returns in the U.S. federal jurisdiction and various state, and local jurisdictions. The Company is no longer subject to U.S. federal income tax examination by tax authorities, with limited exception, for the quarters prior to December 31, 2014. With respect to state and local jurisdictions, with limited exception, the Company is no longer subject to income tax audits prior to December 31, 2014. In the normal course of business, the Company is subject to examination by various taxing authorities. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for any adjustments that may result from these open tax years.

F-19

Based on management’s review of the Company’s tax position, the Company had no significant unrecognized corporate tax liabilities as of September 30, 2024 and June 30, 2024 payable to the Internal Revenue Service due to the net operating loss carry-forward, however, the Company had yet to file its 2005 through 2009 and 2012 through 2021 Federal, New Jersey nor New York Corporate Income Tax Returns.

NOTE 13. UNPAID PAYROLL TAXES

As of September 30, 2024 and June 30, 2024, the Company owed the Internal Revenue Service and New York State payroll related taxes in the amounts of $60,402 and $17,401, respectively, subject to further interest and penalties. The total amount due to both taxing authorities including penalties and interest as of September 30, 2024 and June 30, 2024 was approximately $77,803 subject to further penalties and interest. This is included in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

IRS Tax Lien

The Internal Revenue Service has placed a federal tax lien on all of the assets of the Company.

NOTE 14. COMMITMENTS AND CONTINGENCIES

Rent

As of September 30, 2024, the Company maintains its corporate address in at 2310 York Street, Suite 200, Blue Island, IL, 60406. This space is provided by the Company’s Chairman, Charles Everhardt, a related party, on a rent free basis at the present time. The Company does not currently have a lease for this space but expects to enter into a month-to-month office lease for this space.

SarahCare leases two properties for its corporate office and its one  corporate owned centers. SarahCare’s lease for its first corporate-owned SarahCare location is for approximately 5,300 square feet located at 6199 Frank Ave. NW, North Canton, Ohio, 44720. The lease began in 2018 and ends in 2026.

SarahCare’s lease for its second corporate-owned SarahCare location is for approximately 6,000 square feet located at SarahCare of Stow, 4472 Darrow Road, Stow, Ohio, 44224. The lease began in 2018 and ends in 2026. SarahCare closed this location in April 2024.  The Company is currently negotiating with the landlord to find a new tenant and to repay the remaining amounts due on this lease.

SarahCare

The Company is currently in default under its payment obligations in connection with the acquisition of SarahCare. The Company has $1.5 Million Dollars on its balance sheet for the payment obligation due SarahCare, for the years ending June 30, 2024 and June 30, 2023.  The Company is involved in a lawsuit with the original shareholders of SarahCare, who are seeking $1,841,537 in damages, plus interests, costs and attorney fees; this amount includes te original $1.5 Million. The Company intends to vigorously defend itself in this matter, and believes that the likelihood of a negative outcome is considered to be remote.

NOTE 15. LEASES

Operating Leases

Stow Professional Lease

In connection with the acquisition of Sarah Adult Day Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 6,000 square feet at 4472 Darrow Road, Stow, Ohio 44224. The lease expires on December 31, 2025 and the lease payments are as follows:

	Monthly Rent Payments
	Base Rent	Covid-19 Recoup*	Total Rent
April 1, 2021	$6,369	$983	$7,352
May 1, 2021 to December 31, 2021	$6,369	$621	$6,990
January 1, 2022 to December 31, 2022	$6,433	$621	$7,054
January 1, 2023 to December 31, 2023	$6,497	$621	$7,118
January 1, 2024 to December 31, 2024	$6,562	$621	$7,183
January 1, 2025 to December 31, 2025	$6,628	$621	$7,249

________

*The Company has to repay the lessor monthly payments as a result of COVID relief.

F-20

Harbor Lease

In connection with the acquisition of Sarah Adult Day Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 3,469 square feet at 4580 Stephen Circle NW. Canton, OH 44718. The monthly lease payments are $4,500 and the lease expires on December 31, 2023.

In connection with the acquisition of Sarah Day Care Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 5,300 square feet in Jackson, Ohio. The monthly lease payments are $7,910, which includes monthly payments of $603 as repayments for COVID relief. The lease expires on July 1, 2026.

S. Frank Professional Lease

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is the incremental borrowing rate, estimated to be 10%, as the interest rate implicit in most of the Company’s leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in general and administrative expenses on the consolidated statements of operations.

Right-of-use asset is summarized below:

	September 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Higbee Lease	Total
Office lease	$282,371	$412,770	$60,115	$755,256
Less: accumulated amortization	(240,601)	(253,045)	(11,826)	(505,472)
Right-of-use asset, net	$41,770	$159,725	$48,289	$249,784

Right-of-use asset is summarized below:

	June 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Total
Office lease	$282,371	$412,770	$695,141
Less: accumulated amortization	(220,493)	(233,438)	(453,931)
Right-of-use asset, net	$61,878	$179,332	$241,210

F-21

Operating lease liability is summarized below:

	September 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Higbee Lease	Total
Office lease	$42,405	$159,725	52,560	$254,690
Less: current portion	(42,405)	(83,500)	(10,275)	(136,180)
Long term portion	$-	$76,225	42,285	$118,510

Operating lease liability is summarized below:

	June 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Total
Office lease	$62,733	$179,333	$242,066
Less: current portion	(62,733)	(81,447)	(144,180)
Long term portion	$-	$97,886	$97,886

Maturity of the lease liability is as follows:

F-22

Finance leases

	September 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Higbee Lease	Total
Year ending June 30, 2025	$43,293	$71,192	$11,208	$125,693
Year ending June 30, 2026		94,923	14,944	109,867
Year ending June 30, 2027		7,910	15,941	23,851
Year ending June 30, 2028			16,440	16,440
Year ending June 30, 2029	-		5,480	5,480
Total future minimum lease payments	43,293	174,025	64,013	281,331
Present value discount	(888)	(14,300)	(11,453)	(26,641)
Lease liability	$42,405	$159,725	52,560	$254,690

Commencing during the quarter ended September 30, 2024, the Company leases office equipment under two finance leases with combined monthly payments of $5,897. The leases mature on March 1, 2024 and December 1, 2026.

Finance right of use assets are summarized below:

	As of	As of
	September 30,	June 30,
	2024	2024
Equipment lease	$24,097	$24,097
Less accumulated amortization	(13,770)	(12,622)
Finance right of use asset	$10,327	$11,475

On October 1, 2021, the Company discontinued use of one of its copiers. As a result, the Company recorded an impairment of assets in the amount of $84,364. Amortization expense was $1,108 and  $5,738 for the three months ended September 30, 2024 and 2023, respectively.

Finance lease liabilities are summarized below:

	As of	As of
	September 30,	June 30,
	2024	2024
Equipment lease	$66,864	$73,623
Less: current portion	(28,334)	(27,809)
Long term portion	$38,530	$45,814

Equipment
Lease
Year Ended June 30, 2025	$24,291
Year Ended June 30, 2026	32,388
Year Ended June 30, 2027	16,194
Total future minimum lease payments	72,873
Less imputed interest	(6,009)
PV of payments	$66,864

F-23

NOTE 16. RELATED PARTY TRANSACTIONS

During the quarters ended September 30, 2024 and 2023, related party transactions were as follows:

As of June 30, 2024, the Company maintains its corporate address in at 2310 York Street, Suite 200, Blue Island, IL, 60406. This space is provided by the Company’s Chairman, Charles Everhardt, a related party, on a rent free basis at the present time. The Company does not currently have a lease for this space but expects to enter into a month-to-month office lease for this space.

On January 15, 2024, the Company’s CEO, Michael Friedman, was granted options to purchase 3,750,000 shares of the Company’s common stock at an exercise price of $0.50/share, exercisable on a cashless basis and for a seven-year term (the “Options”), in consideration of prior services rendered by Mr. Friedman to the Company. The Options shall be issued to Mr. Friedman’s limited liability company, Red Halo, LLC.

As of June 30, 2024, a company founded and partially owned by the Company’s Chairman, Charles Everhardt, has been assigned the $3,750,000 in payables to a Company owned by Charle’s Everhardt for the Vitality Card, this amount included $750,000 which was included in accounts payable and accrued expenses as of June 30, 2023.

The above amounts and terms are not necessarily what third parties would agree to.

NOTE 17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through November 19, 2024, the date the financial statements were available to be issued, and determined that there were no such events requiring adjustment to, or disclosure in, the accompanying consolidated financial statements except as described below.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Innovative Medtech Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innovative Medtech Inc. (the “Company”) as of June 30, 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year ended June 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred net losses and working capital deficits. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

3702 West Spruce Street #1430 • Tampa, Florida 33607 • +1.813.441.9707

F-25

Derivatives

As described in Note 3 to the Company’s consolidated financial statements, when the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative.  If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company estimates and records the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance.  The derivative liability is revalued at the end of each reporting period.

We identified the Company’s application of the accounting for convertible notes as a critical audit matter.  The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors.  Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

-	We obtained debt and warrant related agreements and performed the following procedures:

-	Reviewed agreements for all relevant terms.

-	Tested management’s identification and treatment of agreement terms.

-	Recalculated management’s fair value of each conversion feature based on the terms in the agreements.

-

Assessed the terms and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the amortization of the debt discount.

-

Reviewed the work of the Company’s specialist to calculate the fair value of the derivative liability using the Monte Carlo method to determine whether the derivative liability recorded by the Company was reasonable.

Impairment of Intangible Assets & Goodwill

As described in Note 3 to the Company’s consolidated financial statements, certain intangible assets and goodwill arose from the acquisition of Sarah Adult Day Services Inc. and Sarah Day Care Centers Inc. on March 25, 2021. Impairment of intangible assets exists when the carrying amount exceeds the fair value of the assets. The Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that impairment exists. Intangible assets are reviewed for impairment at the end of each reporting period.

We identified the Company’s application of the accounting for impairment of intangible assets and goodwill as a critical audit matter.  The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors.  Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

-	We obtained management’s analysis and performed the following procedures:

-	Tested management’s identification and treatment of the need for impairment.

-

Reviewed and assessed the inputs and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the fair value of the carrying unit.

-	Recalculated fair value of the carrying unit based on tangible inputs and actual results.

-	Reviewed the work of the Company to calculate the fair value of the carrying unit using the undiscounted future cashflows method to determine whether the need for impairment reasonable.

Astra Audit & Advisory, LLC
We have served as the Company’s auditor since 2024.

Tampa, Florida

October 15, 2024

F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Innovative MedTech, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innovative MedTech, Inc. (the Company) as of June 30, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes and schedules (collectively referred to as the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, and the results of its operations and its cash flows for each of the year ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred net losses and has limited revenues. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

3001 N. Rocky Point Dr. East, Suite 200 • Tampa, Florida 33607 • 813.367.3527

F-27

Derivatives

As described in Note 3 to the Company’s consolidated financial statements, when the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative.  If the conversion feature within convertible debt meets the requirements to be treated as a derivative, the Company estimates and records the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance.  The derivative liability is revalued at the end of each reporting period.

We identified the Company’s application of the accounting for convertible notes as a critical audit matter.  The principal considerations for our determination of this critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors.  Auditing these judgments and assumptions by the Company involves auditor judgment due to the nature and extent of audit evidence and effort required to address these matters.

The primary procedures we performed to address these critical audit matters included the following:

•	We obtained debt and warrant related agreements and performed the following procedures:

-	Reviewed agreements for all relevant terms.

-	Tested management’s identification and treatment of agreement terms.

-	Recalculated management’s fair value of each conversion feature based on the terms in the agreements.

-

Assessed the terms and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of the amortization of the debt discount.

-

Reviewed the work of the Company’s specialist to calculate the fair value of the derivative liability using the Monte Carlo method to determine whether the derivative liability recorded by the Company was reasonable.

We have served as the Company’s auditor since 2011.

Tampa, Florida

October 13, 2023

F-28

INNOVATIVE MEDTECH, INC. (FORMERLY FRESH HARVEST PRODUCTS, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2024	June 30, 2023

Assets
Current assets
Cash and cash equivalents	$113,489	$157,589
Accounts receivable, net	160,996	224,641
Notes receivable, related party	9,294	9,294
Prepaid expenses	-	2,250
Total current assets	283,779	393,774

Deposits	7,961	6,716
Right-of-use asset	241,210	403,889
Finance lease asset, net	11,475	16,065
Property, plant and equipment, net of accumulated depreciation	107,456	307,997
Intangible assets, net of accumulated amortization	-	3,143,369
Goodwill	-	177,777
Total Assets	$651,881	$4,449,587

Liabilities & Stockholders' Deficit
Current liabilities
Accounts payable and accrued expenses	$1,394,888	$1,164,708
Accrued interest	648,771	605,335
Accrued interest, related parties	203,711	107,206
Notes payable, related parties, current	832,773	802,063
Notes payable, current	317,546	146,992
Convertible notes payable, current	266,900	266,900
SBA Loan, current	5,359	20,952
Line of credit	72,810	43,077
Derivative liability	193,557	201,607
Finance lease liability	27,809	53,707
Operating lease liability	144,182	163,169
Total current liabilities	4,108,306	3,575,716

Royalty liability	1,500,000	1,499,849
Finance lease liability, non-current	45,814	73,623
Operating lease liability, non-current	97,886	242,065
Notes payable, non-current	60,048	38,572
SBA Loan, non-current	322,789	328,148
Total Liabilities	6,134,843	5,757,973

Commitments and contingencies (Note 15)

Stockholders' Deficit
Series A Preferred stock, $0.000001 par value; 500,000,000 authorized: 367,500 shares issued and outstanding	-	-
Common stock, $0.000001 par value; 130,000,000 shares authorized; 23,882,297and 21,157,327 shares issued and outstanding as of June 30, 2024 and 2023, respectively	24	21
Additional paid in capital	39,078,224	35,313,906
Accumulated deficit	(44,561,210)	(36,622,313)
Total Stockholders' Deficit	(5,482,962)	(1,308,386)
Total Liabilities and Stockholders' Deficit	$651,881	$4,449,587

See accompanying notes to consolidated financial statements.

F-29

INNOVATIVE MEDTECH, INC. (FORMERLY FRESH HARVEST PRODUCTS, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	June 30,
	2024	2023

Revenue:
Participant fees	$1,141,349	$1,098,249
Franchise fees	683,576	626,594
	1,824,925	1,724,843

Operating expenses:
General and administrative	1,030,432	972,624
Stock-based compensation	1,725,503	-
Salaries and wages	1,030,912	1,077,108
Licensing fees	-	3,000,000
Consulting fees	2,147,006	151,106
Legal and professional fees	165,148	148,250
Total operating expenses	6,099,001	5,349,088

Loss from operations	(4,274,076)	(3,624,245)

Other income (expense):
Interest expense, related parties	(33,040)	(66,796)
Interest expense	(143,186)	(155,005)
Loss on disposal of property, plant and equipment	(233,835)	-
Loss on extinguishment of debt	(13,655)	-
Loss of impairment of intangible assets	(3,300,981)	-
Change in fair value of derivatives	8,050	24,978
Amortization of debt discount	(22,849)	-
Other income	74,675	173,121
Total other income (expense)	(3,664,821)	(23,702)

Net loss	$(7,938,897)	$(3,647,947)

Basic and diluted earnings per share on net loss	$(0.33)	$(0.17)

Weighted average shares outstanding - basic and diluted	23,865,173	21,157,327

See accompanying notes to consolidated financial statements.

F-30

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

 AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the years ended June 30, 2024 and 2023

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, June 30, 2022	367,500	-	21,157,327	21	31,563,906	(32,974,366)	(1,410,439)

Contributed capital	-	-	-	-	3,750,000	-	3,750,000

Net loss	-	-	-	-	-	(3,647,947)	(3,647,947)

Balance, June 30, 2023	367,500	$-	21,157,327	$21	$35,313,906	$(36,622,313)	(1,308,386)

Warrants issued with notes payable	-	-	-	-	22,849	-	22,849
Stock issued for services	-	-	2,667,395	3	1,987,179	-	1,987,182
Conversio of notes payable and accrued interest	-	-	50,075	-	25,037	-	25,037
Stok issued in satisfaction of accounts payable	-	-	7,500	-	3,750	-	3,750
Stock-based compensation	-	-	-	-	1,725,503	-	1,725,503
Net loss	-	-	--	-	-	(7,938,897)	(7,938,897)
Balance, June 30, 2024	367,500	-	23,882,297	24	39,078,224	(44,561,210)	(5,482,962)

See accompanying notes to consolidated financial statements.

F-31

INNOVATIVE MEDTECH, INC. (FORMERLY FRESH HARVEST PRODUCTS, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	June 30,
	2024	2023
Cash Flows from Operating Activities
Net Loss	$(7,938,897)	$(3,647,947)

Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation and amortization	62,147	56,440
Stock-based compensation	1,725,503	-
Stock issued for services	1,987,662
Amortization of royalty fee liability discount	151	40,297
Amortization of debt discount	22,849	-
Loss on disposal of property and equipment	233,835	-
Loss on impairment of intangible assets	3,300,981	-
Change in fair value of derivatives	(8,050)	(24,978)
Amortization of right-of-use	(488)	289

Changes in operating assets & liabilities		-
Accounts receivable	63,645	(38,356)
Prepaid expenses	1,770	(2,250)
Deposits	(1,245)	-
Accounts payable and accrued liabilities	230,178	3,320,205
Accrued interest, related party	96,505	59,443
Accrued interest	40,323	67,885
Net cash used by operating activities	(183,131)	(168,972)

Cash Flows from Investing Activities
Collections from notes receivable	-	17,995
Acquisition of fixed assets	(50,673)	(12,592)
Net cash used by investing activities	(50,673)	5,403

Cash Flows from Financing Activities
Proceeds from notes payable	237,330	-
Proceeds from notes payable, related party	27,000	69,500
Payments on SBA loan	(20,953)	(900)
Payments on notes payable	(29,700)	(33,062)
Proceeds from line of credit	34,000	45,000
Payments on line of credit	(4,266)	(1,923)
Payments on finance lease	(53,707)	(58,794)
Net cash provided by financing activities	189,704	19,821

Increase in Cash and cash equivalents	(44,100)	(143,748)

Cash and cash equivalents at beginning of period	157,589	301,337

Cash and equivalents at end of period	$113,489	$157,589

Supplemental Cash Flow Information
Cash paid for interest	$-	$17,622
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Assignment of Visa Licensing Fee	$-	$3,750,000
Accounts payable and accrued expenses converted to convertible notes payable	$3,750	$-
Accrued interest converted to convertible notes payable	$25,037	$-

See accompanying notes to consolidated financial statements.

F-32

INNOVATIVE MEDTECH, INC.

(FORMERLY FRESH HARVEST PRODUCTS, INC.)

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JUNE 30, 2024

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

Innovative MedTech, Inc. (the “Company”), a Delaware corporation, is a provider of health and wellness services, and has two divisions: technology and devices and Adult Day Services.  The Company’s technology and devices division has signed a distribution agreement with 2 products: a high detection vein visualization device and an Oral Thrush product, and the company’s wholly owned subsidiary SarahCare, an adult day care franchisor with 25 centers (1 corporate and 24 franchise locations) located in 13 states. SarahCare offers seniors daytime care and activities focusing on meeting their physical and medical needs on a daily basis, and ranging from nursing care to salon services and providing meals, to offering engaging and enriching activities to allow them to continue to lead active and engaged lives.

On or about April 16, 2024, the Company entered into a distribution agreement (the "Agreement") with Near Infrared Imaging, Inc. ("NII") for Vein-Eye Carry, a patent-pending vein illumination technology which employs advanced optics and real-time imaging to precisely identify veins, reducing the need for multiple attempts and enhancing procedural accuracy. The Agreement gives the Company the non-exclusive right to distribute NII's product(s) with no limitations on the territory. NII's Vein-Eye Carry is a Class 1, 510-k exempt medical device, is TAA and FAR compliant, and is designed, engineered and manufactured in the U.S. The Vein-Eye Carry is lightweight and portable and can be successfully carried into a home, up flights of stairs, carried into a clinic nursing home, placed in an ambulance or another emergency medical vehicle.

On or about May 17, 2024, the Company entered into an Exclusive License Agreement (the “Exclusive License Agreement”) with Shear Kershman Labs, a Missouri corporation (“SKL”).  SKL has developed Oral Thrush, a mouth wash that treats oral thrush, a condition in which a fungus, Candida albicans, accumulates on the lining of the mouth and sometimes overgrows and causes symptoms, such as creamy white lesions, usually on the tongue or inner cheeks. Under the Exclusive License Agreement, SKL will form a subsidiary to distribute Oral Thrush, the Company shall become an 80% owner of the subsidiary, and the Company will issue 2,000,000 shares of the Company’s Common Stock to SKL.

NOTE 2. LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

For the years ended June 30, 2024 and 2023, the Company reported a net loss of $7,938,897 and $3,647,947, respectively.

As of June 30, 2024, the Company maintained total assets of $651,881, total liabilities including long-term debt of $6,134,843 along with an accumulated deficit of $44,561,210.

The Company continues to have limited capital resources and has experienced net losses and negative cash flows from operations and expects these conditions to continue for the foreseeable future. As of June 30, 2024, the Company had $113,489 cash available for operations and had an accumulated deficit of $44,561,210. Management believes that cash on hand as of June 30, 2024 is not sufficient to fund operations through June 30, 2024. The Company will be required to raise additional funds to meet its short and long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to the Company.

F-33

The Company believes that additional capital will be required to fund operations through June 30, 2025 and beyond, as it attempts to generate increasing revenue, and develop new products. The Company intends to attempt to raise capital through additional equity offerings and debt obligations. There can be no assurance that the Company will be successful in obtaining financing at the level needed or on terms acceptable to the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the years ended June 30, 2024 and 2023.

Principles of Consolidation

The Company has two wholly-owned operating subsidiaries; Sarah Adult Day Services, Inc., and Sarah Day Care Centers, Inc., along with non-operating subsidiaries consisting of RX Vitality, Inc. and the 10 formed limited liability companies formed for the additional SarahCare location leases.  The consolidated financial statements, which include the accounts of the Company and its two wholly-owned subsidiaries, are prepared in conformity with GAAP pursuant to the rules and regulations of the SEC. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with GAAP and presented in US dollars. The fiscal year end is June 30.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Because of the use of estimates inherent in the financial reporting process, actual results may differ significantly from those estimates.

Cash and Cash Equivalents

The Company maintains cash balances in a non-interest-bearing account that does not exceed $250,000 at June 30, 2024. For the purpose of the consolidated financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of June 30, 2024 and 2023.

Earnings Per Share Calculation

Basic earnings per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.  There are 1,084,366,651 of CSE not included in the diluted per share because they are considered anti-dilutive.

F-34

Intangible Assets

Certain intangible assets arose from the acquisition of Sarah Adult Day Services, Inc., and Sarah Day Care Centers, Inc. on March 25, 2021 and consist of the following, which have been or are being amortized on a straight-line basis over the following estimated useful lives unless they have an indefinite life:

Asset	Estimated Useful Life
Customer Relationships	3
Trademarks	Indefinite
Non-Compete Agreement	3
CARF Accreditation	3
Franchise Agreements	Indefinite

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Revenue Recognition

Revenue is recognized when a customer obtains services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the services it provides to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct.

Patient Fees

Participant fee revenue is reported at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from participants or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided. Resident fee revenue is recognized as performance obligations are satisfied.

Under the Company’s day care agreements, which are generally for a contractual term of 30 days to one year, the Company provides services to participants for a stated daily or monthly fee. The Company has elected the lessor practical expedient within ASC 842, Leases (“ASC 842”) and recognizes, measures, presents, and discloses the revenue for services under the Company’s senior living residency agreements based upon the predominant component, either the lease or nonlease component, of the contracts. The Company has determined that the services included under the Company’s independent living, assisted living, and memory care residency agreements have the same timing and pattern of transfer and are performance obligations that are satisfied over time. The Company recognizes revenue under ASC 606, Revenue Recognition from Contracts with Customers (“ASC 606”) for its participants agreements for which it has estimated that the nonlease components of such agreements are the predominant component of the contract.

F-35

The Company enters into contracts to provide home assisted health, and certain outpatient services. Each service provided under the contract is capable of being distinct, and thus, the services are considered individual and separate performance obligations. The performance obligations are satisfied as services are provided and revenue is recognized as services are provided.

The Company receives payment for services under various third-party payor programs which include Medicaid, Veterans Affairs and other third-party payors. Estimates for settlements with third-party payors for retroactive adjustments from estimated reimbursements due to audits, reviews, or investigations are included in the determination of the estimated transaction price for providing services. The Company estimates the transaction price based on the terms of the contract with the payor, correspondence with the payor, and historical payment trends. Changes to these estimates for retroactive adjustments are recognized in the period the change or adjustment becomes known or when final settlements are determined.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicaid or Veterans Affairs are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent adjustments to these accrued amounts are recorded in net revenues when known.

Franchise Fees

The Company franchises a number of its locations under franchise contracts which provide periodic franchise fee payments to the Company and reimbursement for costs and expense related to such franchises. The Company’s franchisees pay a variety of royalties and fees, including an agreed upon percentage of gross revenues (as defined in the franchise agreement). The Company estimates the amount of franchise fee revenue expected to be earned, if any, during the annual contract period and revenue is recognized as services are provided. The Company’s estimate of the transaction price for the franchise services also includes the amount of reimbursement due from the franchises for services provided and related costs incurred.

SarahCare, as the franchisor, supplies the franchisee’s with initial assistance and approval with the following: (1) Providing the site selection criteria for the SARAH Business and, upon a potential franchisee’s request, provide input regarding possible sites. The Company does not own and lease any site to franchisees. After the franchise selects and the Company approves a site, the Company will designate the geographic area within which they may establish the SARAH Business; (2) Approve the signage; (3) Identify the standards and specifications for products, services, and materials that comply with the System, and, if the Company requires, the approved suppliers of these items. The Company will furnish a potential Franchisee with the listing of the package of initial franchise items as detailed in the Operations Manual. Neither the Company or its affiliate provide, deliver, or install any of these items; (4) Provide an Initial Training Program; and (5) Provide an Operations Training Program.

Once the Franchisee’s SarahCare business is operational, the Company will: (1) Issue and modify System standards for SARAH Businesses; (2) Provide access to a copy of the Company’s Operations Manual as they make available through our intranet. The Operations Manual contains mandatory and suggested specifications, standards and operating procedure; (3) Provide additional or special guidance and assistance and training as the Company deem appropriate and for which a potential Franchisee are financially responsible; (4) Inspect and observe the operation of the SARAH Business to help a potential Franchisee comply with the Franchise Agreement and all System standards; (5) Let the Franchisee use the confidential information; and, (6) Let the Franchisee use the Marks (trademarks, trade names, service marks, and logos).

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

F-36

Leases

The Company accounts for leases in accordance with Accounting Standards Update (ASU) 2016-02, “Leases” (Topic 842). Based on this standard, the Company determines if an agreement is a lease at inception. Leases are included – right to use, current portion of lease liability, and operating lease liability, less current portion in the Company’s consolidated balance sheets. Finance leases are included in property, plant and equipment, net current portion of long-term debt, net and long-term debt, less current portion and debt issuance costs in the Company’s consolidated balance sheets.

Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts payable, accrued expenses, and debt. The carrying value of these financial instruments is considered to be representative of their fair value due to the short maturity of these instruments. The carrying amount of the debt approximates fair value, because the interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company. The Company’s derivative liabilities were adjusted to fair market value at the end of each reporting period, using Level 3 inputs.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses and interest, certain notes payable and notes payable – due to related parties, approximate their fair values because of the short maturity of these instruments. The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3 (See Note 12).

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial feature.

Derivative financial instruments

When the Company issues debt that contains a conversion feature, it first evaluates whether the conversion feature meets the requirements to be treated as a derivative: a) one or more underlying, typically the price of the Company’s stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. There are certain scope exceptions from derivative treatment, but these typically exclude conversion features that provide for a variable number of shares.

F-37

If the conversion features within convertible debt meet the requirements to be treated as a derivative, the Company estimates the fair value of the derivative liability using the Monte Carlo Simulation Model upon the date of issuance. If the fair value of the derivative liability is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the derivative liability is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The derivative liability is revalued at the end of each reporting period and any change in fair value is recorded as a change in fair value in the consolidated statements of operations. The debt discount is amortized through interest expense over the life of the debt. Derivative instrument liabilities and the host debt agreement are classified on the consolidated balance sheets as current or non-current based on whether settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The accounting treatment of derivative financial instruments requires that the Company record the embedded conversion option at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As a result of entering into warrant agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 “Derivatives and Hedging” (provides comprehensive guidance on derivative and hedging transactions) whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt. These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Recently Issued Accounting Pronouncements

The Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations for the year ended as of June 30, 2024 or on a going forward basis.

Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through the date of this report; the date the consolidated financial statements were available for issue.

F-38

NOTE 4. NOTES RECEIVABLE

The Company’s wholly-owned subsidiary Sarah Adult Day Services, Inc., has notes receivables from two franchises, which were previously converted from trade receivables. They are as follows:

	June 30, 2024	June 30, 2023

Note receivable from related party (see Note 17), due in six months, with no installments, 5% interest maturing March 2022	9,294	9,294
Total notes receivable	9,294	9,294
Less long-term	-	-
Total short term notes receivable	$9,294	$9,294

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2024 and 2023:

	June 30, 2024	June 30, 2023

Leasehold improvements	$20,077	$294,864
Vehicles	130,135	67,116
Computer equipment	13,493	14,354
Furniture and fixtures	3,046	5,455
	166,751	381,789
Less: Accumulated depreciation	(59,295)	(73,792)
Property and equipment - net	$107,456	$307,997

Depreciation expense was $42,081 and $24,894 for the years ended June 30, 2024 and 2023.

F-39

NOTE 6. INTANGIBLE ASSETS

	June 30, 2024	June 30, 2023
Customer relationships	$-	$40,000
Trademarks	-	410,000
Non-Compete Agreement	-	1,000
CARF Accreditation	-	23,000
Franchise Agreements	-	2,710,000
Website development	-	12,592
Less: accumulated amortization	-	(53,223)
Intangible assets - net	$-	$3,143,369

The Company is amortizing these intangible over their respective remaining useful lives. The Company recorded amortization expense in the amount of $11,785 and $26,956 for the years ended June 30, 2024, and 2023, respectively. As of June 30, 2024 and 2023, the Company recorded an impairment expense of intangible assets of $3,123,204 and $0.

NOTE 7. NOTES PAYABLE

As of June 30, 2024 and 2023, the Company had $377,594 and $185,564, respectively, in outstanding notes payable, as follows:

		Original			Principal Balance as of
	Date of Note	Principal		Interest	June 30,	June 30,
Ref No.	Issuance	Balance	Maturity Date	Rate (%)	2024	2023
1	9/16/06	100,000	**	12	$38,000	$38,000
2	12/25/20	$146,021	8/15/25	10	38,572	71,633
3	2/24/14	5,000	**	9	8,547	8,547
4	2/24/14	39,000	**	9	33,687	33,687
5	2/24/14	179,124	**	9	33,697	33,697
6	7/1/23	90,985	5/5/28	9	75,091	-
7	8/21/23	150,000	**	12	150,000	-
	Total				$377,594	$185,564
	Total Current				$317,546	$146,992
	Total Long Term				$60,048	$38,572

________

*These notes were assumed in connection with the acquisition on March 25, 2021.

** As of June 30, 2024, these notes are in default.

Amount Owed

Year Ended June 30, 2025	317,546
Year Ended June 30, 2026	20,913
Year Ended June 30, 2027	20,156
Year Ended June 30, 2028	18,979
Total future payments	377,594

F-40

NOTE 8. NOTES PAYABLE, RELATED PARTIES, CURRENT

As of June 30, 2024 and 2023, the Company had $832,773 and $802,063, respectively, in outstanding notes payable, related parties. As of June 30, 2024 and 2023, the Company had $102,206 and $47,763, respectively, in accrued interest related to these notes. Some of these notes were assumed in connection with the acquisition on March 25, 2021.

Ref No. Note		Date of	Original Principal	Maturity Date	Interest	Principal	Principal Balance
Issuance		Balance	Rate %	6/30/24	Rate %	Balance 6/30/24	6/30/23
1	*	3/25/21	308,500	6/3/21	10%	$308,500	$308,500
2	*	3/25/21	47,436	6/3/21	10%	47,436	47,436
3	*	3/25/21	158,503	6/3/21	10%	158,502	158,502
4	*	3/24/22	39,000	9/24/22	6%	39,000	39,000
5	*	5/5/22	179,124	11/5/22	6%	179,124	179,124
6	*	10/5/22	20,000	4/5/23	6%	20,000	20,000
7	*	11/9/22	500	5/9/23	6%	500	500
8	*	11/18/22	4,000	5/18/23	6%	4,000	4,000
9	*	1/17/23	18,000	7/17/23	6%	18,000	18,000
10	*	2/8/23	27,000	8/8/23	6%	27,000	27,000
11	*	4/28/23	650	10/28/23	6%	650	-
12	*	5/16/23	900	11/16/23	6%	900	-
13	*	5/30/23	875	11/30/23	6%	875	-
14	*	5/21/23	410	11/31/23	6%	410	-
15	*	6/29/23	875	12/29/23	6%	875	-
16		1/12/24	5,000	7/12/24	6%	5,000	-
17		1/16/24	7,000	7/16/24	6%	7,000	-
18		2/21/24	10,000	8/21/24	6%	10,000	-
19		4/1/24	5,000	10/1/24	6%	5,000	-
		Total				$832,773	$802,063

* As of June 30, 2024, these notes are in default.

On January 17, 2023, the Company signed a note receivable of $18,000 from a company founded and partially owned by the Company’s Chairman, Charles Everhardt.

On February 8, 2023, the Company signed a note receivable of $27,000 from a company founded and partially owned by the Company’s Chairman, Charles Everhardt.

The above amounts and terms are not necessarily what third parties would agree to.

F-41

NOTE 9. CONVERTIBLE NOTES PAYABLE, CURRENT

As of June 30, 2024 and 2023, the convertible notes payable were as follows:

Date of Note Issuance	Original Principal Balance	Maturity Date	Interest Rate %	Conversion Rate	Principal Balance 6/30/24	Principal Balance 6/30/23
8/26/14	50,000	*	10%	$0.0001	$50,000	$50,000
6/15/12	8,000	*	10%	$0.000350	8,000	8,000
10/18/11	1,900	*	8%	25% discount to market	6,900	6,900
10/3/10	20,000	*	10%	lesser $0.01 or 20% discount to market	20,000	20,000
10/31/09	4,000	*	8%	25% discount of previous 5 days closing price	4,000	4,000
2/26/07	30,000	*	12%	lesser $0.50 or 35% discount to market	30,000	30,000
4/17/07	20,000	*	10%	lesser $0.45 or 35% discount to market	20,000	20,000
6/14/07	15,000	*	10%	lesser $0.50 or 25% discount to market	15,000	15,000
1/29/07	15,000	*	10%	$0.95	15,000	15,000
4/17/07	15,000	*	10%	lesser $0.45 or 35% discount to market	15,000	15,000
12/23/06	18,000	*	10%	$0.95	18,000	18,000
11/30/06	50,000	*	10%	$0.85	50,000	50,000
10/1/05	15,000	*	10%	$0.50	15,000	15,000
Total Current					$266,900	$266,900

•	As of June 30, 2024, these notes are in default.

F-42

NOTE 10. SBA LOAN

On June 25, 2020 and January 6, 2022, the Company’s wholly-owned subsidiary, Sarah Day Care Centers, Inc. received proceeds of $150,000 and $200,000, respectively, in the form of an SBA loan. Installment payments, including principal and interest of $1,746 are due monthly beginning on December 22, 2021. The balance of principal and interest is payable thirty years from the promissory note date. The interest accrues at a rate of 3.75% per annum. During the years ended June 30, 2024 and 2023, the Company recorded $12,873 and $14,902 in accrued interest related to the SBA loan.

Amount Owed

Year Ended June 30, 2025	$6,829
Year Ended June 30, 2026	$7,089
Year Ended June 30, 2027	$7,360
Year Ended June 30, 2028	$7,641
Year Ended June 30, 2029	$7,932
Payments 2030 & Beyond	$283,063
Total Payments	$319,914

NOTE 11. DERIVATIVE FINANCIAL INSTRUMENTS

The following tables summarize the components of the Company’s derivative liabilities and linked common shares As of June 30, 2024 and 2023 the amounts that were reflected in income related to derivatives for the year ended June 30, 2024 and 2023:

	June 30, 2024
	Indexed	Fair
The financings giving rise to derivative financial instruments	Shares	Values
Compound embedded derivative	818,753	$193,557

	June 30, 2023
	Indexed	Fair
The financings giving rise to derivative financial instruments	Shares	Values
Compound embedded derivative	780,619	$201,607

The following tables summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the years ended June 30, 2024 and 2023:

The financings giving rise to derivative financial instruments and the income effects:

	Years ended
	June 30, 2024	June 30, 2023
Compound embedded derivative	$8,050	$24,978
Total derivative gain (loss)	$8,050	$24,978

The Company’s convertible notes gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option.

F-43

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. In addition, the standards do not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be bundled together and fair valued as a single, compound embedded derivative. The Company has selected the Monte Carlo Simulations valuation technique to fair value the compound embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Monte Carlo Simulations technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators.

Significant inputs and results arising from the Monte Carlo Simulations process are as follows for the compound embedded derivative that has been bifurcated from the Convertible Notes and classified in liabilities:

		June 30,	June 30,
	Inception	2024	2023
Quoted market price on valuation date	$0.01	$0.40	$0.55
Contractual conversion rate	$0.0054 - $0.0081	$0.338 - $0.556	$0.3375 - $0.44
Range of effective contractual conversion rates	-	-	-
Contractual term to maturity	1.00 Year	0.25 Years	0.25 Years
Market volatility:
Volatility	138.28%-238.13%	138.28%-238.13%	138.28%-238.13%
Contractual interest rate	5%-12%	5%-12%	5%-12%

The following table reflects the issuances of compound embedded derivatives and changes in fair value inputs and assumptions related to the compound embedded derivatives during the years ended June 30, 2024 and 2023.

	June 30, 2024	June 30, 2023
Beginning balance	$201,607	$226,585
Issuances:
Convertible Note Financing	-	-
Removals	-	-
Changes in fair value inputs and assumptions reflected	(8,050)	(24,978)
Conversions	-	-
Ending balance	$193,557	$201,607

The fair value of the compound embedded derivative is significantly influenced by the Company’s trading market price, the price volatility in trading and the interest components of the Monte Carlo Simulation technique.

NOTE 12. STOCKHOLDERS’ DEFICIT

On or about April 26, 2022, the Company entered into an Agreement for Share Exchange (the “Share Exchange Agreement”) to obtain 10,500,000 shares of common stock of Vitality RX, Inc., a Delaware corporation (“Vitality”), representing 100% ownership of Vitality, from Vitality’s five shareholders identified in the Share Exchange Agreement (the “Vitality Shareholders”), in consideration of the issuance by the Company to the Vitality Shareholders of 5,500,000 shares of Innovative common stock, and 50,000 shares of Series A Convertible Preferred Stock (which preferred stock is convertible into 5,000,000 shares of common stock) (such shares of common stock and preferred stock collectively the “Shares”).  On or about April 28, 2022, the transaction closed, Innovative received the stock of Vitality from the Vitality Shareholders, and issued the Shares to the Vitality Shareholders. The Company determined that Vitality did not meet the definition of a business under ASC 805, as such, the issuance of shares was treated as stock-based compensation expense.

Common Stock

On or about April 12, 2024, the Company issued 1,134,242 common shares, par value, $0.000001 per share, to several consultants for consulting services and their expertise in technology, financial services and media.

On or about March 7, 2024, the Company issued 1,590,728 common shares, par value, $0.000001 per share, to several consultants for consulting services and their expertise in technology, financial services and media.

Conversion of Notes Payable to Common Shares

On April 4, 2024,  one Noteholders converted two notes for a total of $11,350 of convertible promissory notes into 50,075  common shares of the Company,

F-44

Series A Convertible Preferred Stock

As of June 30, 2024, the Company had 500,000,000 authorized shares of Series A Convertible Preferred Stock, par value, $0.000001 per share. Each share of Series A Convertible Preferred Stock is convertible into 100 shares of the Company’s common stock.

Series A Preferred Stock – Certificate of Designations

The Preferred Shares each have Certificate of Designations, which designate as follows:

Number

500,000,000 shares of the Parent Company’s Preferred Stock are designated as shares of Series A Convertible Preferred Stock, par value $0.000001 per share.

Dividends

Any dividends (other than dividends on common stock payable solely in common stock or dividends on the Series A Convertible Preferred Stock payable solely in Series A Convertible Preferred Stock or dividends on the Series B Preferred Convertible Stock payable solely in Series B Convertible Preferred Stock) declared or paid in any fiscal year will be declared or paid among the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and common stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of Series A Preferred Stock and Series B Convertible Preferred Stock were converted into shares of common stock pursuant to the terms of the Certificate of Designations. The Parent Company’s Board of Directors is under no obligation to declare dividends on the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock.

Conversion

Each share of Preferred Stock is convertible into 100 shares of the Parent Company’s common stock (the “Conversion Rate”).

Liquidation

In the event of any liquidation, dissolution or winding up of the Parent Company, the assets of the Parent Company legally available for distribution by the Parent Company would be distributed with equal priority and pro rata among the holders of the Preferred Stock and common stock in proportion to the number of shares of common stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of common stock at the then applicable Conversion Rate.

Voting

On any matter presented to the stockholders of the Parent Company for their action or consideration at any meeting of stockholders of the Parent Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock would be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Parent Company’s Certificate of Incorporation, holders of Preferred Stock vote together with the holders of common stock as a single class.

NOTE 13. PROVISION FOR CORPORATE INCOME TAXES

The Company provides for income taxes by the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. This also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The valuation allowance at June 30, 2024 was $11,164,600 and as of June 30, 2023 was $7,350,393. The net change in allowance during the years ended June 30, 2024 and 2023 was $3,814,207 and $766,069, respectively.

As of June 30, 2024, the Company has federal net operating loss carry forwards of approximately $42,763,000 available to offset future taxable income through 2040. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the years ended June 30, 2024 and 2023 due to losses and full valuation allowances against net deferred tax assets.

As of June 30, 2024 and June 30, 2023, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	(21)%
State taxes – net of federal benefits	(5)%
Valuation allowance	26%
Income tax rate – net	0%

F-45

FASB Interpretation No. 48 (Fin 48) - Accounting for Uncertain Tax Positions

The Company files income tax returns in the U.S. federal jurisdiction and various state, and local jurisdictions. The Company is no longer subject to U.S. federal income tax examination by tax authorities, with limited exception, for the years prior to June 30, 2014. With respect to state and local jurisdictions, with limited exception, the Company is no longer subject to income tax audits prior to June 30, 2014. In the normal course of business, the Company is subject to examination by various taxing authorities. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for any adjustments that may result from these open tax years.

Based on management’s review of the Company’s tax position, the Company had no significant unrecognized corporate tax liabilities as of June 30, 2024 and 2023 payable to the Internal Revenue Service due to the net operating loss carry-forward, however, the Company had yet to file its 2005 through 2009 and 2012 through 2021 Federal, New Jersey nor New York Corporate Income Tax Returns.

NOTE 14. UNPAID PAYROLL TAXES

As of June 30, 2024 and 2023, the Company owed the Internal Revenue Service and New York State payroll related taxes in the amounts of $60,402 and $17,401, respectively, subject to further interest and penalties. The total amount due to both taxing authorities including penalties and interest as of June 30, 2024 and 2023 was approximately $77,803 subject to further penalties and interest. This is included in accounts payable and accrued expenses on the Company’s consolidated balance sheets.

IRS Tax Lien

The Internal Revenue Service has placed a federal tax lien on all of the assets of the Company.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Rent

As of June 30, 2024, the Company maintains its corporate address in at 2310 York Street, Suite 200, Blue Island, IL, 60406. This space is provided by the Company’s Chairman, Charles Everhardt, a related party, on a rent free basis at the present time. The Company does not currently have a lease for this space but expects to enter into a month-to-month office lease for this space.

SarahCare leased three properties for its corporate office and its one corporate owned centers. SarahCare’s corporate office is approximately 3,470 square feet and is located at 4580 Stephen Circle NW, Canton, Ohio, 44718. The lease began in 2017 and ends in 2023.

SarahCare’s lease for its first corporate-owned SarahCare location is for approximately 5,300 square feet located at 6199 Frank Ave. NW, North Canton, Ohio, 44720. The lease began in 2018 and ends in 2026.

SarahCare’s lease for its second corporate-owned SarahCare location is for approximately 6,000 square feet located at SarahCare of Stow, 4472 Darrow Road, Stow, Ohio, 44224. The lease began in 2018 and ends in 2026. SarahCare closed this location in April 2024.  The Company is currently negotiating with the landlord to find a new tenant and to repay the remaining amounts due on this lease.

SarahCare

The Company is currently in default under its payment obligations in connection with the acquisition of SarahCare. The Company has $1.5 Million Dollars on its balance sheet for the payment obligation due SarahCare, for the years ending June 30, 2024 and June 30, 2023.  The Company is involved in a lawsuit with the original shareholders of SarahCare, who are seeking $1,841,537 in damages, plus interests, costs and attorney fees; this amount includes te original $1.5 Million. The Company intends to vigorously defend itself in this matter, and belives that the likelihood of a negative outcome is considered to be remote.

NOTE 16. LEASES

Operating Leases

Stow Professional Lease

In connection with the acquisition of Sarah Adult Day Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 6,000 square feet at 4472 Darrow Road, Stow, Ohio 44224. The lease expires on December 31, 2025 and the lease payments are as follows:

	Monthly Rent Payments
	Base Rent	Covid-19 Recoup*	Total Rent
April 1, 2021	$6,369	$983	$7,352
May 1, 2021 to December 31, 2021	$6,369	$621	$6,990
January 1, 2022 to December 31, 2022	$6,433	$621	$7,054
January 1, 2023 to December 31, 2023	$6,497	$621	$7,118
January 1, 2024 to December 31, 2024	$6,562	$621	$7,183
January 1, 2025 to December 31, 2025	$6,628	$621	$7,249

________

*The Company has to repay the lessor monthly payments as a result of COVID relief.

F-46

Harbor Lease

In connection with the acquisition of Sarah Adult Day Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 3,469 square feet at 4580 Stephen Circle NW. Canton, OH 44718. The monthly lease payments are $4,500 and the lease expired on December 31, 2023.

In connection with the acquisition of Sarah Day Care Centers, Inc. on March 25, 2021, the Company acquired a facilities lease with 5,300 square feet in Jackson, Ohio. The monthly lease payments are $7,910, which includes monthly payments of $603 as repayments for COVID relief. The lease expires on July 1, 2026.

S. Frank Professional Lease

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is the incremental borrowing rate, estimated to be 10%, as the interest rate implicit in most of the Company’s leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in general and administrative expenses on the consolidated statements of operations.

Right-of-use asset is summarized below:

	June 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Total
Office lease	$282,371	$412,770	$695,141
Less: accumulated amortization	(220,493)	(233,438)	(453,931)
Right-of-use asset, net	$61,878	$179,332	$241,210

	June 30, 2023
	Stow Professional Center Lease	Harbor Lease	S. Frank Professional Lease	Total
Office lease	$282,371	$130,441	$412,770	$825,582
Less: accumulated amortization	(144,929)	(117,053)	(159,711)	(421,693)
Right-of-use asset, net	$137,442	$13,388	$253,059	$403,889

Operating lease liability is summarized below:

	June 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Total
Office lease	$62,733	$179,333	$242,066
Less: current portion	(62,733)	(81,447)	(144,180)
Long term portion	$-	$97,886	$97,886

	June 30, 2023
	Stow Professional Center Lease	Harbor Lease	S. Frank Professional Lease	Total
Office lease	$138,784	$13,388	$253,059	$405,231
Less: current portion	(76,051)	(13,388)	(73,727)	(163,166)
Long term portion	$62,733	$-	$179,332	$242,065

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Maturity of the lease liability is as follows:

	June 30, 2024
	Stow Professional Center Lease	S. Frank Professional Lease	Total
Year ending June 30, 2025	64,840	94,923	159,763
Year ending June 30, 2026	-	94,923	94,923
Year ending June 30, 2027	-	7,910	7,910
Present value discount	(2,107)	(18,423)	(20,530)
Lease liability	$62,733	$179,333	$242,066

	June 30, 2023
	Stow Professional Center Lease	Harbor Lease	S. Frank Professional Lease	Total
Year ending June 30, 2024	85,802	13,500	94,923	194,225
Year ending June 30, 2025	64,840	-	94,923	159,763
Year ending June 30, 2026	-	-	94,923	94,923
Year ending June 30, 2027	-	-	7,910	7,910
Present value discount	(11,858)	(112)	(39,620)	(51,590)
Lease liability	$138,784	$13,388	$253,059	$405,231

Finance leases

Commencing during the year ended June 30, 2024, the Company leases office equipment under two finance leases with combined monthly payments of $5,897. The leases mature on March 1, 2024 and December 1, 2026.

Finance right of use assets are summarized below:

	As of	As of
	June 30,	June 30,
	2024	2023
Equipment lease	$24,097	$24,097
Less accumulated amortization	(12,622)	(8,032)
Finance right of use asset	$11,475	$16,065

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On October 1, 2021, the Company discontinued use of one of its copiers. As a result, the Company recorded an impairment of assets in the amount of $84,364. Amortization expense was $12,622 and $8,032 for the years ended June 30, 2024 and 2023, respectively.

Finance lease liabilities are summarized below:

	As of	As of
	June 30,	June 30,
	2024	2023
Equipment lease	$73,623	$127,329
Less: current portion	(27,809)	(53,707)
Long term portion	$45,814	$73,623

Equipment Lease
Year Ended June 30, 2025	32,388
Year Ended June 30, 2026	32,388
Year Ended June 30, 2027	16,194
Total future minimum lease payments	80,970
Less imputed interest	(7,347)
PV of payments	$73,623

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NOTE 17. RELATED PARTY TRANSACTIONS

During the years ended June 30, 2024 and 2023, related party transactions were as follows:

As of June 30, 2024, the Company maintains its corporate address in at 2310 York Street, Suite 200, Blue Island, IL, 60406. This space is provided by the Company’s Chairman, Charles Everhardt, a related party, on a rent free basis at the present time. The Company does not currently have a lease for this space but expects to enter into a month-to-month office lease for this space.

On January 15, 2024, the Company’s CEO, Michael Friedman, was granted options to purchase 3,750,000 shares of the Company’s common stock at an exercise price of $0.50/share, exercisable on a cashless basis and for a seven-year term (the “Options”), in consideration of prior services rendered by Mr. Friedman to the Company. The Options shall be issued to Mr. Friedman’s limited liability company, Red Halo, LLC.

As of June 30, 2024, a company founded and partially owned by the Company’s Chairman, Charles Everhardt, has been assigned the $3,750,000 in payables to a Company owned by Charle’s Everhardt for the Vitality Card, this amount included $750,000 which was included in accounts payable and accrued expenses as of June 30, 2023.

The above amounts and terms are not necessarily what third parties would agree to.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and disclosure through October 15, 2024, the date the financial statements were available to be issued, and determined that there were no such events requiring adjustment to, or disclosure in, the accompanying consolidated financial statements except as described below.

On July 30, 2024, the Company entered into a Promissory Note Agreement with a lender in the amount of $40,250, at an interest rate of 14% and a maturity date of May 30, 2025. If the Company defaults, then the Notes have a conversion price at the lower of of $0.01 or a 29% discount to the lowest trading price for the 10 prior trading days to the conversion date.

On July 30, 2024, the Company entered into a Promissory Note Agreement with a lender in the amount of $51,750, at an interest rate of 12% and a maturity date of May 30, 2025. If the Company defaults, then the Notes have a conversion price at the lower of of $0.01 or a 29% discount to the lowest trading price for the 10 prior trading days to the conversion date.

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PART III EXHIBITS

Index to Exhibits

Exhibit	Description
2.1	Certificate of Incorporation (New Jersey) (Incorporated by reference to the Company’s Form 10SB filed with the SEC on June 29, 2005)
2.2	Bylaws (Incorporated by reference to the Company’s Form 10SB filed with the SEC on June 29, 2005)
2.3	Certificate of Amendment of Certificate of Incorporation (Incorporated by reference to the Company’s Current Report on Form 8 K filed with the SEC on January 27, 2006)
2.4	Certificate of Incorporation (Delaware)
2.5	Certificate of Merger (redomiciling from New Jersey to Delaware)
2.6	Certificate of Amendment to Certificate of Incorporation
2.7	Certificate of Designation of Series A Convertible Preferred Stock
4.1	Form of Subscription Agreement
6.1+	Standard Office Lease by and between DeVille Developments, LLC, and Sarah Adult Day Services, Inc., dated June 2, 2017
6.2+	Lease by and between Stow Professional Center, LLC, and Sarah Day Care Centers, Inc., dated September 4, 2014
6.3+	Lease Agreement by and between S. Frank Prof. Bldg., LLC, and Sarah Day Care Centers, Inc., dated March 20, 2018
6.4+

Stock Purchase Agreement by and among Innovative MedTech, Inc., Sarah Adult Day Services, Inc., Sarah Day Care Centers, Inc., The Sellers Named Herein, Dr. Merle Griff, as the Seller Representative, and Veteran Services LLC, dated as of March 25, 2021

6.5	Share Exchange Agreement, by and between Innovative MedTech, Inc., VC Bin, LLC, Webb Media, LLC, Melides Capital, LLC, Ronald Schreiber, and Dovner Holdings, LLC, dated April 26, 2022
6.6	Executive Employment Agreement between Innovative MedTech, Inc. and Dr. Merle Griff, dated May 2, 2022
6.7	Consulting Agreement between Innovative MedTech, Inc. and Red Halo, LLC, dated May 2, 2022
6.8	Exclusive License Agreement by and between Innovative MedTech, Inc. and Shearson Kershman Labs, dated May 17, 2024
6.9	Code of Ethics (Incorporated by reference to the Company’s Form SB-2 filed with the SEC on May 12, 2006)
11.1	Consent of Astra Audit & Advisory, LLC
11.2	Consent of Accell Audit & Compliance, P.A.
11.3	Consent of Brunson Chandler & Jones, PLLC (included in Exhibit 12.1)
12.1	Opinion of Brunson Chandler & Jones, PLLC

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Island, State of Illinois, on December 20, 2024.

INNOVATIVE MEDTECH, INC.

By:	/s/ Michael Friedman
Michael Friedman
CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael Friedman	December 20, 2024
Michael Friedman
President, Chief Executive Officer [Principal Executive Officer] and Member of the Board of Directors

By:	/s/ Charles Everhardt	December 20, 2024
Charles Everhardt
Chairman of the Board of Directors

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